Exhibit 10.11
EXECUTION VERSION

AMENDED AND RESTATED
AGREEMENT OF LEASE
between
THE CITY OF NEW YORK (AS SUCCESSOR IN INTEREST TO THE SOUTH
STREET SEAPORT CORPORATION), AS LANDLORD
and
SOUTH STREET SEAPORT LIMITED PARTNERSHIP
(AS SUCCESSOR IN INTEREST TO SEAPORT MARKETPLACE, INC.), AS TENANT
Dated as of June 27, 2013

i

v

EXHIBITS AND SCHEDULES

EXHIBIT A	LAND
EXHIBIT A-1	PROJECT PREMISES
EXHIBIT A-2	MUSEUM BLOCK
EXHIBIT A-3	SCHERMERHORN BLOCK
EXHIBIT A-4	OPTION PREMISES
EXHIBIT B	TITLE MATTERS
EXHIBIT C	DEMAPPING RESOLUTION AND OPERATING RULES
EXHIBIT C-1	COMMERCIAL AREAS
EXHIBIT D	ESPLANADE PROJECT
EXHIBIT E	GENERAL MAINTENANCE STANDARDS
EXHIBIT F	JOINT MAINTENANCE AREA
EXHIBIT G	DESCRIPTION OF RENOVATION PROJECT
EXHIBIT G-1	INITIAL RENOVATION DESIGNS
EXHIBIT H	SCHEDULE FOR PERFORMANCE WORK
EXHIBIT I	PIER CONSULTANTS
EXHIBIT J	REQUIRED DISCLOSURE STATEMENT
EXHIBIT K	FIRPTA FORM
EXHIBIT L	VENDEX DISCLOSURE
EXHIBIT M	PIER REPAIR AND MAINTENANCE WORK
EXHIBIT N	RESERVED
EXHIBIT O	COMPLETION GUARANTY

AGREEMENT OF LEASE, made as of the ___ day of ___________, 2013, between THE CITY OF NEW YORK (AS SUCCESSOR IN INTEREST TO THE SOUTH STREET SEAPORT CORPORATION), a municipal corporation of the State of New York, having an address at City Hall, New York, New York 1007, as landlord (the “Landlord”), and SOUTH STREET SEAPORT LIMITED PARTNERSHIP (AS SUCCESSOR IN INTEREST TO SEAPORT MARKETPLACE, INC.)), having an address at c/o The Howard Hughes Corporation, One Galleria Tower, 13355 Noel Road, 22nd Floor, Dallas, Texas 75240, as tenant (the “Tenant”).
W I T N E S S E T H:
WHEREAS, the South Street Seaport Corporation ("SSSC"), Seaport Marketplace, Inc. ("SMI"), South Street Seaport Museum, The City of New York ("City"), and The State of New York ("State"), acting through Seaport Redevelopment Corporation ("SRC"), have heretofore agreed to join together in the development and operation of a project known generally as the South Street Seaport Project (the "Project"), on certain premises and streets (the "Project Premises", hereinafter defined and described) owned by the City, located in the South Street Seaport area of the Borough of Manhattan, City, County and State of New York; and
WHEREAS, in furtherance of the plan of development of the Project, South Street Seaport Museum, City and SRC entered into an Improvement and Operation Agreement dated as of December 15, 1981 (the "Improvement Agreement") setting forth certain rights and obligations of said parties in respect of the initial construction and development of the Project and the use, operation and maintenance of the Project Premises; and
WHEREAS, in furtherance of the plan of development of the Project, (i) the City, as landlord, demised the Project Premises to South Street Seaport Museum, as tenant, on the terms and conditions set forth in a lease dated as of December 15, 1981 (the "City Lease") and (ii) South Street Seaport Museum and SSSC entered into an Assignment and Assumption Agreement pursuant to which South Street Seaport Museum assigned to SSSC its entire interest in and to the City Lease, and SSSC assumed all of the tenant's obligations under the City Lease; and
WHEREAS, in fulfillment of the plan of development of the Project, SSSC, as landlord, and SMI, as tenant, entered into that certain lease, dated as of December 15, 1981, as supplemented by Supplement to Marketplace Lease dated as of July 25, 1983, as amended by a First Amendment to Marketplace Lease dated as of May 16, 1985, and as further supplemented by Second Supplement to Marketplace Lease dated as of June 21, 1996 (said lease, as so amended and supplemented, shall hereinafter be referred to as the "Marketplace Lease") pursuant to which SSSC subleased to SMI certain portions of the Project Premises leased to SSSC by the City under the City Lease; and

WHEREAS, pursuant to a certain sublease dated as of July 25, 1983 by and between SMI and South Street Seaport Limited Partnership ("SSSLP"), SMI subleased the premises demised under the Marketplace Lease to SSSLP (said sublease shall hereinafter be referred to as the "LP Sublease"); and
WHEREAS, pursuant to notice dated August 4, 1995 and effective August 17, 1995, the City terminated the City Lease and pursuant to a certain Joinder Agreement, dated as of December 15, 1981, by and between the City and SMI (the "Joinder Agreement"), upon such termination of the City Lease, the Marketplace Lease continued in force and effect with the City as landlord; and
WHEREAS, pursuant to the LP Sublease and pursuant to Section 10.03(f) of the Marketplace Lease, SSSLP is deemed to be and act as tenant under the Marketplace Lease; and
WHEREAS, pursuant to the Brooklyn Bridge Southeast Urban Renewal Plan, as amended, and Article 15 of the General Municipal Law, the Board of Estimate of The City of New York pursuant to law did, by virtue of, and upon the terms and conditions set forth in the Resolution adopted at a meeting held on October 22, 1981 (Calendar No. 18), approve and consent to the execution by the Mayor or his designee and the Commissioner of Ports and Terminals of the City Lease, the Improvement Agreement, the Joinder Agreement and the Marketplace Lease; and
WHEREAS, Landlord and Tenant desire to amend and restate the Marketplace Lease to, among other things, provide for the renovation and rehabilitation of Pier 17 and the existing Improvements situated thereon, delete any supplemental or participation type of rent payable under the Marketplace Lease, release the City from its existing obligation to maintain Pier 17, provide for the assumption by SSSLP of any and all obligations to maintain the Premises and the Joint Maintenance Area, and to terminate the Improvement Agreement and incorporate any surviving provisions of the Improvement Agreement into this Lease.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, Landlord and Tenant hereby covenant and agree as follows:
It is hereby mutually covenanted and agreed by and between the parties hereto that this Lease is made upon the terms, covenants and conditions hereinafter set forth.

ARTICLE 1
DEFINITIONS
For all purposes of this Lease and all agreements supplemental hereto the terms defined in this Article 1 shall have the following meanings:
"Additional Rent" shall mean any and all sums and payments in addition to Base Rent that this Lease requires Tenant to pay to Landlord or any third party in accordance with Article 4 (Impositions), whether or not expressly designated as Additional Rent.
"Affiliate(s)" means any Person Controlling, Controlled by or under common Control with any other Person.
"AIDC" means Apple Industrial Development Corporation, a not-for-profit corporation with which EDC contracts to perform lease administration services.
"All Risk" has the meaning provided in Section 7.1 hereof.
"Alteration" means any alteration, improvement or replacement made by Tenant to the Premises and the Buildings and improvements located thereon, including, without limitation, any Material Alteration.
"Amendment Commencement Date" has the meaning provided in Section 3.2 hereof.
"Anchor Premises" means any portion of the Premises that is subleased or otherwise Transferred to a third party by Tenant, consisting of thirty thousand (30,000) gross leasable square feet or more of space within the Premises.
"Approved Plans and Specifications" means plans and specifications for the Initial Renovation Work or any Material Alteration, as applicable, approved in accordance with the provisions of Section 13.2 or Section 15.2(b) hereof.
"Architect" means SHoP Architects, as the architect of record, or any other registered architect or architectural firm selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
"Assignee" has the meaning provided in Section 10.2(a) hereof.

"Assignee Reasonably Satisfactory to Landlord" has the meaning provided in Section 42.18(c) hereof.
"Assignment" has the meaning provided in Section 10.2(d) hereof.
"Assignment of Construction Contract" has the meaning provided in Section 15.3 hereof.
"Authorized Occupant" has the meaning provided in Section 7.1(b) hereof.
"Base Building Systems" has the meaning provided in Section 14.2 hereof.
"Base Rent" has the meaning provided in Section 3.2 hereof.
"Building(s)" means one or more of the buildings (including footings and foundations) and all space demised therein, improvements, Equipment, Street Furniture, landscaping, wharves, piers, portals, quays and fender systems, if any, and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed, or placed upon the Project Premises or the streets adjoining the same, and any and all alterations, renewals and replacements thereof, additions thereto and substitutions therefor.
"Building Department" means the New York City Department of Buildings.
"Building Systems Casualty" has the meaning provided in Section 8.2 hereof.
"Building Systems Restoration" has the meaning provided in Section 8.2 hereof.
"Business Day" means any day other than a Saturday, Sunday, legal holiday, a day on which the City is closed for business, or a day on which banking institutions in New York City are authorized by law or executive order to close.
"City" has the meaning provided in the Preamble.
"City Lease" has the meaning provided in the Preamble.
"Commencement Date" has the meaning provided in Section 2.2 hereof.

"Commercial Areas" means those portions of the Former Streets designated for pushcarts or other mobile vending activities and unenclosed sidewalk cafes as shown on the map forming a part of Exhibit C-1 hereto.
"Completion Guaranty" has the meaning provided in Section 13.5 hereof.
"Condemnation Restoration" has the meaning provided in Section 9.2 hereof.
"Construction Commencement Date" means October 1, 2013.
“Construction Contract” has the meaning provided in Section 13.4(c) hereof.
"Construction Documents" has the meaning provided in Section 13.2 hereof.
"Construction Work" means any work or furnishing of materials for construction performed by or on behalf of Tenant during the Term, including construction of the Initial Renovation Work, Alterations and Tenant Restorations, including all connections to public or private utilities.
"Contractor" has the meaning provided in Section 15.34(c) hereof.
"Control" means, with respect to any Person, either (a) the direct or indirect ownership of not less than fifty percent (50%) of the ownership interests in such Person or (b) the power directly or indirectly to direct the management and affairs of such Person, whether through the ability to exercise voting power, by contract or otherwise.
"Control Affiliate" means any Person that is Controlling or Controlled by Tenant.
"Conviction" has the meaning provided in Section 42.18(c) hereof.
"CPI" means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the U.S. Department of Labor, New York, N.Y., Northeastern N.J. Area, All Items (1982-84=100), or any successor index thereto.
"CPI Increase" means a fraction, the numerator which shall be the difference between (x) CPI for the month immediately preceding the commencement of the new Lease Year and (y) CPI for the month immediately preceding the commencement of the ending Lease Year and the denominator which shall be the CPI for the month immediately preceding the commencement of the ending Lease Year. However, at no time shall the CPI increase be less than zero (0). By way of example, if the CPI Increase is being calculated for a new Lease Year beginning July 2010, the calculation would be [(CPI for June 2010) - (CPI for June 2009)] / (CPI for June 2009).
"Date of Taking" means the date on which title to all of the Premises or any portion thereof, as the case may be, shall have vested in any lawful power or authority pursuant to the provisions of applicable federal, state, or local condemnation law or the date on which the right to the temporary use of the same has so vested in any lawful power or authority as aforesaid.
"Default" means any specified condition or event, or failure of any specified condition or event to occur, which constitutes or would, after any required notice, or the lapse of time or both, constitute an Event of Default.
"Demapping Resolution" has the meaning provided in Section 2.1 hereof.
"Depositary" means an Institutional Lender selected by Tenant and, to the extent required pursuant to the terms of the definition of Institutional Lender, approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), except that any Recognized Mortgagee shall be deemed approved by Landlord.
“EB-5 Financing” has the meaning provided in Section 11.2(c).
“EB-5 Lender” has the meaning provided in Section 11.2(c).
"EDC" or "New York City Economic Development Corporation" means that certain local development corporation pursuant to Section 1411 of the New York State Not-for-Profit Corporation Law, having an office at 110 William Street, New York, New York 10038, or its successor or assign.
“Employment and Benefits Report” has the meaning provided in Section 40.9(a).
"Environmental Laws" means all federal, state, and local laws and regulations relating to pollution or protection of human health or the environment.
"Equipment" means all fixtures and personal property incorporated in, or attached to, and used or usable in the operation of the Premises and shall include, but shall not be limited to, all machinery, apparatus, devices, motors, engines, dynamos, compressors, pumps, boilers and burners, heating, lighting, plumbing, ventilating, air cooling and air conditioning equipment; chutes, ducts, pipes, tanks, fittings, conduits and wiring; incinerating equipment; elevators, escalators and hoists; partitions, doors, cabinets, hardware; books and stacks and shelving therefor; floor, wall and ceiling coverings; wash room, toilet and lavatory equipment; lobby decorations; windows, window washing hoists and equipment; communication equipment; and all additions or replacements thereof, excluding, however, any personal property and trade fixtures; provided, however, that with respect to trade fixtures, the removal thereof will not cause structural damage to a Building unless promptly repaired to Landlord's reasonable satisfaction.
"Equity Interest" has the meaning provided in Section 10.2(d) hereof.
"Esplanade Payment" has the meaning provided in Section 3.3 hereof.
"Esplanade Project" means the esplanade and other public amenities along the East River waterfront in lower Manhattan, from the Battery Maritime Building to East River Park, as more particularly identified on Exhibit D hereto.
"Event of Default" has the meaning provided in Section 24.1 hereof.
"Excess Development Rights" means those Floor Area Development Rights that are appurtenant to the Land and are in excess of the Floor Area Development Rights utilized by Buildings that are part of the Premises and are or could become available for transfer pursuant to the Zoning Resolution.
“Exempt Work” has the meaning provided in Section 3.5(a) hereof.
"Extended Term(s)" has the meaning provided in Section 2.2(b) hereof.
"Federal Courts" has the meaning provided in Section 42.19 hereof.
"Final Completion" means, with respect to the Initial Renovation Work and any Material Alteration, that all work, including all punch list items, remaining after Substantial Completion, have been completed in accordance with the Approved Plans and Specifications.
"Final Expiration Date" has the meaning provided in Section 2.2(b) hereof.
"First Expiration Date" has the meaning provided in Section 2.2(a) hereof.
“Fiscal Year” has the meaning provided in Section 40.9(a).

"Floor Area" means floor area as defined in Section 12-10 of the Zoning Resolution.
"Floor Area Development Rights" means the rights, as determined in accordance with the Zoning Resolution, which are appurtenant to a zoning lot, to develop such zoning lot by erecting thereon a structure or structures with a total floor area determined by (i) multiplying the area of such zoning lot by the basic maximum allowable floor area ratio for structures in the zoning district in which such zoning lot is located, and (ii) the inclusion of any available bonus floor area and any use, bulk, density and other development rights permitted under the Zoning Resolution which may be authorized to be developed by the appropriate agency of the City of New York from time to time.
"Former Streets" means collectively, the following portions of former streets (including former sidewalk areas forming parts thereof) which were closed and discontinued pursuant to the Demapping Resolution: Fulton Street between South Street and Water Street; Front Street between Fulton Street and Beekman Street, and between John Street and Fulton Street; Water Street between Beekman Street and Fulton Street; and the approximately 18-foot wide strip located on the northwesterly side of South Street between Beekman Street and John Street.
"General Maintenance Standards" has the meaning provided in Section 14.1(a) hereof.
"Governmental Authority or Authorities" means the United States of America, the State of New York, New York City, and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Premises or any portion thereof or any street, road, avenue or sidewalk comprising a part of, or in front of, the Premises, or any vault in or under the Premises.
"Gross Leasable Area" means the space, at all levels, within buildings, measured from the outside face of exterior or corridor walls and the center of party walls (without deduction for columns or other structural elements within any such space), usable, leasable and/or intended for residential, museum, retail, restaurant or other commercial purposes, exclusive of common areas, service and utility areas, public toilets and loading docks, to the extent such areas are not leased, or not intended to be leased, to Subtenants.
"Guarantor" has the meaning provided in Section 13.5 hereof.
"Hazardous Substances" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or any substances generally defined as such by, or regulated as such under, any Environmental Law.
"Hearing" has the meaning provided in Section 42.18(a) hereof.

"Hearing Officers" has the meaning provided in Section 42.18(a) hereof.
"Imposition(s)" has the meaning provided in Section 4.1(b) hereof.
"Indemnitees" has the meaning provided in Section 20.1 hereof.
"Indicted Party" has the meaning provided in Section 42.18(a) hereof.
"Initial Renovation Designs" means those designs set forth in the plans referred to in Exhibit G-1 annexed hereto.
"Initial Renovation Work" means the construction of the Renovation Project and improvements to other portions of the Premises (including construction of those portions of the Esplanade Project that are to be located within the Premises), exclusive of any fit-out work done by, or on behalf of, a Subtenant.
"Initial Term" has the meaning provided in Section 2.2(a) hereof.
"Institutional Lender" shall mean any of the following entities provided that each such entity shall qualify as an Institutional Lender only if it shall (a) be subject to service of process within the State of New York and (b) have at least $500,000,000.00 in total assets:
(i)    institutions, companies or other entities whose principal activities are subject to the supervision, regulation and control of a department, agency or other governmental authority (however denominated) of the State of New York having jurisdiction over banks, insurance companies, savings and loan associations or similar entities;
(iii)    institutions, companies or other entities whose principal investment activities are subject to the supervision, regulation and control of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation, the Federal Home Loan Bank Board or the Federal Reserve Board (or their successors) or of any other agency, department or instrumentality of the United States of America exercising similar functions as such entities or having supervisory and regulatory authority similar to that of the Banking Department or Insurance Department of the State of New York;
(iv)    pension, retirement or profit sharing plans, trusts or systems whose investments are regulated (1) by the laws of the United States of America or the laws of any State thereof and (2) by any public agency of the United States of America or any State thereof;

(v)    the Federal Home Loan Bank but only if its status as a governmental entity would give it no greater rights as a Recognized Mortgagee than the rights a non-governmental entity would have as a Recognized Mortgagee hereunder;
(vi)    an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Permitted and Qualified Transferee acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Institutional Lenders under the other sub-clauses of this definition;
(vii)    a real estate investment trust which is regularly engaged in the business of making or owning commercial real estate loans or operating commercial properties;
(x)    a trustee or issuer of collateralized mortgage obligations, which (A) is regularly engaged in the business of providing debt financing and (B) acts through an institutional trustee;
(xi)    a religious, educational or eleemosynary institution, a federal, state, or municipal employee's welfare, benefit, pension or retirement fund, any governmental agency or entity insured by a governmental agency, a credit union, trust or endowment fund;
(xii)    any brokerage or investment banking organization regularly engaged in the business of providing debt financing;
(xiii)    any institutional trustee, servicer or fiduciary for the holders of bonds, notes, commercial paper or other evidence of indebtedness as part of a securitization of rated single or multi-class securities secured by, or evidencing ownership interests in, such debt;
(xiv)    the Tenant named herein, or any Affiliate thereof, only in connection with any purchase money financing related to a Transfer of all or any portion of the Premises to a Permitted and Qualified Transferee in accordance with Article 10, but only if Landlord has confirmed, in its reasonable discretion, that the terms under which the purchase money financing is being undertaken are similar to the terms that would have been agreed to with an unrelated party in an arms length transaction;
(xv)    any Person wholly owned by any of the entities described in clauses (i) through (xiii);
(xvi)    any combination of the entities described in clauses (i) through (xiv); or

(xvii)    any other Person approved by Landlord in its sole discretion.
"Insured Improvement" has the meaning provided in Section 7.1 hereof.
"ISO" has the meaning provided in Section 7.1(a)(ii) hereof.
"John Street Lot" has the meaning provided in Section 23.10(a) hereof.
"Joinder Agreement" has the meaning provided in the Preamble.
"Joint Maintenance Area" has the meaning provided in Section 14.5 hereof.
"Land" has the meaning provided in Section 2.1(a) hereof.
"Landlord" means New York City, provided, however, that if New York City or any successor to its interest hereunder transfers or assigns its interest in the Premises or its interest under this Lease, then, from and after the date of such assignment or transfer, the term Landlord shall mean the assignee or transferee and the assignor or transferor shall be, and hereby is, entirely freed and relieved of all agreements, covenants and obligations of Landlord hereunder to be performed on or after the date of such transfer or assignment, provided that the transferee or assignee under such transfer or assignment has assumed, in a written instrument (a copy of which shall be provided to Tenant), and agreed to carry out, any and all agreements, covenants and obligations of Landlord hereunder occurring from and after the date of such assignment or transfer.
"Landlord's Appraisal" has the meaning provided in Section 36.1(a) hereof.
"Landlord's Premises" means those portions of the Project Premises that are not demised or licensed to Tenant or to Museum.
"Late Charge Rate" means the Prime Rate plus one percent (1%) per annum, except where the sum on which the Late Charge Rate is being imposed is ten percent (10%) or more of the amount of the payment which should have been made or where Landlord has incurred costs in curing a Default of Tenant, in which case the Late Charge Rate shall mean the Prime Rate plus three percent (3%) per annum; provided, however, that the Late Charge Rate shall not exceed the maximum annual rate of interest which then lawfully may be charged to Tenant or by Landlord, as the case may be.

"Lease" means this amended and restated agreement of lease, all exhibits hereto and all amendments, modifications and supplements thereof.
"Lease Administrator" means EDC or such other entity designated by Landlord.
"Lease Year" means the twelve (12) month period beginning on the Commencement Date and each succeeding twelve (12) month period during the Term, provided that if the Commencement Date occurs on a date which is other than the first day of a calendar month, the first Lease Year shall be the remainder of the first (partial) calendar month and the succeeding twelve (12) full calendar months, and thereafter each Lease Year shall be each succeeding twelve (12) full calendar months.
"Leaseback" means a transaction in which Tenant's interest in this Lease is assigned and all of the Premises are subleased back to Tenant or an Affiliate of Tenant by a sublease made either concurrently with the assignment, or where such assignment is made after and subject to such sublease under which Tenant or such Affiliate of Tenant shall be required to perform and discharge all of Tenant's obligations under this Lease.
"Leaseback Subtenant" means a sublesee under a Leaseback.
"LP Sublease" has the meaning provided in the Preamble.
"Major Sublease" has the meaning provided in Section 10.2(d) hereof.
"Major Subtenant" has the meaning provided in Section 10.2(d) hereof.
“Marginal street, wharf or place” shall mean that portion of the Project Premises located between South Street and the East River, as shown on Exhibit A-1 hereto.
"Market Block" means that portion of the Project Premises designated as Block 96 on the tax map of the County of New York, further described as Parcel I in Exhibit A hereto.
"Material Alteration" means any alteration, improvement or replacement made by Tenant to the Buildings and space constituting the Premises that involves (i) the addition to or alteration of any structure so as to increase or decrease the total square footage within a structure by more than 10%; (ii) any alteration(s) of any structure(s) that would have the effect of decreasing the Gross Leasable Area contained within the Premises, in the aggregate, by more than 5% (it being understood that any reduction(s) in Gross Leasable Area, irrespective of amount, will not diminish the Base Rent payable hereunder in excess of 5% in the aggregate); (iii) the making of any change or alteration materially or adversely affecting any facade or other exterior portion of any historic building in the Museum Block or Schermerhorn Block; (iv) the making of any change or alteration with respect to or affecting the structural elements or the structural integrity of Pier 17; or (v) an alteration whose estimated cost, as determined by a reputable contractor, or as set forth in a Construction Agreement with a reputable contractor, will be $5,000,000 or more (which amount shall be adjusted on the first day of each calendar year during the Term to take into account CPI for the immediately preceding calendar year); in each case, excluding any alteration, improvement or replacement undertaken by a Subtenant or Severance Subtenant as part of its initial fit-out of the Premises.
"Material Construction Agreement" means (i) with respect to the Initial Renovation Work, any contract or agreement entered into by Tenant pursuant to which a contractor is engaged to perform any labor or supply any service or materials, for an aggregate contract price of more than $5,000,000 and (ii) with respect to any Construction Work (other than the Initial Renovation Work), any contract or agreement entered into by Tenant pursuant to which a contractor is engaged to perform any labor or supply any service or materials, for Construction Work where (a) the estimated cost of which is more than $1,000,000, or (b) pursuant to applicable Requirements, such Construction Work cannot be commenced or completed without the issuance of a permit from the New York City Department of Buildings or the New York City Department of Small Business Services or their successor agencies or any other type of governmental approval.
“Mezzanine Financing” means either:
(a)    debt financing obtained by Tenant or a Control Affiliate which is secured by a pledge of direct or indirect equity interests in the Tenant; or
(b)    a direct or indirect equity investment in Tenant, the terms of which provide for (i) a specified rate of return, (ii) regular and/or guaranteed distributions to the holder thereof on specified dates or upon the occurrence of certain events, (iii) a specified date upon which such investment shall mature, either through redemption by the holder thereof, a put to or call by the Tenant or a Control Affiliate, conversion to ownership of all the equity interests in Tenant or a Control Affiliate, as the case may be, or otherwise, (iv) voting rights over major decisions and (v) remedies available to the holder thereof upon the occurrence of certain events.
"Mortgage" has the meaning provided in Section 11.1(b) hereof.
"Mortgagee" means the holder of a Mortgage.
"Museum" means the tenant under the Museum Lease.
"Museum Block" has the meaning provided in Section 2.1(c) hereof.

"Museum Lease" means that certain sublease under the City Lease, dated as of December 15, 1981, by and between Seaport Corporation, as landlord, and South Street Seaport Museum, as tenant, demising the Museum Premises and all amendments, modifications, extensions and renewals thereof.
"Museum Premises" means the portions of the Project Premises demised by the Museum Lease, collectively.
"New York State Courts" has the meaning provided in Section 42.19 hereof.
"NYCIDA" means New York City Industrial Development Agency.
"Officer's Certificate" means a certificate executed by a Qualified Certifying Party.
"Option Premises" has the meaning provided in Section 23.9(c) hereof.
"Option Premises I" has the meaning provided in Section 23.9(c) hereof.
"Option Premises II" has the meaning provided in Section 23.9(c) hereof.
"Permitted Fund Manager" means any Person that on the date of determination is (a) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, and (b) investing through a fund with committed capital of at least Two Hundred Fifty Million Dollars ($250,000,000).
"Permitted and Qualified Transferee" has the meaning provided in Section 10.2(d) hereof.
"Person" means an individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government, or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
"Pier 17" means the deck, piles, substructure and other elements of the pier on that portion of the Land described as Parcel III in Exhibit A now existing or hereafter modified, erected, constructed or placed thereon and the bulkhead adjacent to said pier structure, including, without limitation, the working portion of such pier which is located on the northernmost portion of such Land, designated as such on Exhibit A-1 hereto, but excluding the platform piers under the New Market Building and Tin Building.

"Pier Consultant" means a reputable engineering inspector chosen from the list of qualified consultants attached hereto as Exhibit I, which list may be updated from time to time by Tenant with Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed.
"Pier Improvements" means all improvements erected on Pier 17, now existing or hereafter modified, erected, constructed or placed thereon.
"Pier Reports" has the meaning provided in Section 14.1(b) hereof.
"PILOST" has the meaning provided in Section 3.5 hereof.
"Plans and Specifications" means the plans and specification for the Initial Renovation Work or any Material Alteration, as applicable.
"Premises" has the meaning provided in Section 2.1 hereof.
"Premises Restoration" has the meaning provided in Section 8.1 hereof.
"Prime Rate" means the rate announced as such from time to time by J.P. Morgan Chase Bank, N.A., or its successors, at its principal office. Any interest payable under this Lease with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated on the basis of a 365-day year.
"Principal(s) of Tenant" means an officer, director, managing partner or a stockholder (if such stockholder owns twenty percent (20%) or more of the voting interest of Tenant), or any other Person possessing, directly or indirectly, the power to direct or cause the direction of the management of Tenant, whether through the ownership of voting securities, partnership interests, or by contract or otherwise; provided, that such officer, director, managing partner, stockholder or other Person is actively involved in the operation of the Premises.
"Prohibited Distinctions" has the meaning provided in Section 40.10(a) hereof.
"Project" has the meaning provided in the Preamble.
"Project Premises" shall mean, collectively, that certain area designated as Project Premises on Exhibit A-1 hereto.

"Project Streets" shall mean, collectively, the Former Streets, and the crossing over South Street between Fulton Street and Marginal street, wharf or place as shown on Exhibit A-1 hereto.
"Qualified Certifying Party" means, with respect to any Person that is a partnership or limited liability company, a member or general partner thereof, or with respect to a Person that is a corporation or limited liability company that has officers, the President, Vice President (whether Senior, Executive or otherwise), Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Treasurer of such Person.
“Qualified Contractor” means an independent and reputable licensed professional contractor that (a) possesses experience in the development and construction of projects of a size, nature and character similar to the size, nature and character of the Initial Renovation Work, in New York, New York and (b) has at least ten (10) years prior experience developing and constructing such projects.
"Qualified Manager" has the meaning provided in Section 10.2(d) hereof.
“Recognized Mezzanine Financing” means any Mezzanine Financing (i) that is provided by an Institutional Lender that is not an Unqualified Person; (ii) which shall comply with the provisions of Article 10 and Article 11; and (iii) a photostatic copy of which has been delivered to Landlord, together with a certification by Tenant and the provider of such financing confirming that the photostatic copy is a true copy of the documents evidencing the Mezzanine Financing and giving the name and post office address of the holder thereof.
“Recognized Mezzanine Lender” means a holder of Recognized Mezzanine Financing.
“Recognized Mezzanine Security Interest” means any security interest granted in connection with a Recognized Mezzanine Financing, including, without limitation, a pledge of the stock or other equity interests of a Person.
"Recognized Mortgage" has the meaning provided in Section 11.2(b) hereof.
"Recognized Mortgagee" means the holder of a Recognized Mortgage.
"Renovation Project" means the improvements, as described in Exhibit G, to be constructed and operated by Tenant at the Premises pursuant to the Initial Renovation Designs.

"Rent Adjustment Date" has the meaning provided in Section 3.2 hereof.
"Rental" means all of the amounts payable by Tenant pursuant to this Lease, including Base Rent, Additional Rent, Impositions and any other sums, costs, expenses or deposits which Tenant is obligated, pursuant to any of the provisions of this Lease, to pay or deposit.
"Replacement Value" has the meaning provided in Section 7.11(a) hereof.
“Reporting Period” has the meaning provided in Section 40.9(a).
"Required Disclosure Statement" means a disclosure statement in the form of Exhibit J — "Form of Required Disclosure Statement".
"Requirements" has the meaning provided in Section 16.1(a)(i) hereof.
"Restore" has the meaning provided in Section 9.2 hereof.
"Restoration Funds" means (a) any moneys that may be received by Depositary pursuant to the provisions of Sections 7.2(a) or Section 9.2 hereof, together with the interest, if any, earned thereon, and (b) the proceeds of any security deposited with Depositary pursuant to Section 8.5 hereof, together with the interest, if any, earned thereon.
"Restrictive Declaration" means that certain Restrictive Declaration dated as of June 27, 2013 and entered into by and between the City of New York and SSSLP.
"Sales Taxes" means the New York City and New York State sales and/or compensating use taxes imposed pursuant to Sections 1105, 1107, 1109 and 1110 of the New York State Tax Law, as each of the same may be amended from time to time (including any successor provisions to such statutory sections).
"Scheduled Completion Date" means, with respect to the Initial Renovation Work, a date that is no later than March 31, 2016, and with respect to other Material Alteration, a date reasonably acceptable to Landlord.
"Schermerhorn Block" means that portion of the Project Premises designated on the tax map of the County of New York as Block 74, and as shown on Exhibit A hereto.

"Severable Premises" means each of the following: (a) each Anchor Premises, (b) the Upland Premises and (c) Pier 17.
"Severance" has the meaning provided in Section 10.8 hereof.
"Severance Lease" has the meaning provided in Section 10.8 hereof.
"Severance Subtenant(s)" means a tenant under a Severance Lease.
"SMI" has the meaning provided in the Preamble.
"SRC" has the meaning provided in the Preamble.
"SSSC" has the meaning provided in the Preamble.
"SSSLP" has the meaning provided in the Preamble.
"State" has the meaning provided in the Preamble.
"Street Furniture" means tables, chairs, umbrellas and such other similar objects now existing or hereafter placed in the exterior portions of the Project Premises to serve visitors to the Project.
"Sublease(s)" has the meaning provided in Section 10.2(d) hereof.
"Substantial Completion" or "Substantially Complete(d)" means, with respect to the Initial Renovation Work and any Material Alteration, that: (a) the Governmental Authority having jurisdiction over the Premises has issued a temporary certificate (or certificates) of occupancy or completion, or chairman's certificate with respect to waterfront zoning as the case may be, for the Premises; (b) all utilities are connected; (c) Tenant may use and occupy the Premises for the use and purpose authorized by this Lease; (d) all work has been completed substantially in accordance with the Approved Plans and Specifications, all systems of the Premises are operating and such work and systems have been accepted by Tenant (as evidenced by controlled inspection reports to be submitted by Tenant to Landlord, if such type of work is customarily subjected to testing under controlled conditions), except for minor repairs, corrections, and adjustments of a "punch list" nature which can be completed promptly and with minimal interference to the occupancy and use of the Premises by Tenant; and (e) any three (3)

of the Architect, Tenant, the Contractor and Landlord, acting reasonably, have approved in writing a final punch list of such minor repairs, corrections and adjustments.
"Substantially All of the Premises" has the meaning provided in Section 9.1(c)(i) hereof.
"Subtenant(s)" has the meaning provided in Section 10.2(d) hereof.
"Taxes" means the real property taxes assessed and levied against the Premises or any part thereof (or, if the Premises or any part thereof or the owner or occupant thereof is exempt from such real property taxes then the real property taxes which would be so assessed and levied if not for such exemption) pursuant to the provisions of Chapter 58 of the Charter of New York City and Title 11, Chapter 7 of the Administrative Code of New York City, as the same may now or hereafter be amended, or any statute or ordinance in lieu thereof in whole or in part.
"Tax Year" means each tax fiscal year of New York City.
"Tenant" means South Street Seaport Limited Partnership, or any assignee or other successor in interest (immediate or remote) of the tenant named herein, which at the time in question is the owner of the leasehold estate and interest granted by this Lease as permitted under Article 10 of this Lease.
"Tenant's Appraisal" has the meaning provided in Section 36.1(b) hereof.
"Tenant Liabilities" has the meaning provided in Section 20.1 hereof.
"Tenant Restoration" has the meaning provided in Section 8.3 hereof.
"Term" means, collectively, the Initial Term and the Extended Terms, if any.
"Termination Date" has the meaning provided in Section 2.2(a) hereof.
"Terrorism Policy" has the meaning provided in Section 7.8 hereof.
"Third Appraisal" has the meaning provided in Section 35.1(c) hereof.
"Tin Building" means the Building now or hereafter erected on the portion of the Project Premises designated as such on Exhibit A-1 hereto.

“Titanic Park” shall mean that portion of the block designated on the tax map of the County of New York as Block 95, lot 101, which is located within the Project Premises, and as shown on Exhibit A-1 hereto.
"Title Matters" means those certain exceptions to title disclosed on Exhibit B hereto.
"Transfer" has the meaning provided in Section 10.2(d) hereof.
"Transferee" has the meaning provided in Section 10.2(d) hereof.
"Trade Fixture(s)" means the personal and other property (including, but not limited to, furniture, inventory, machinery, equipment, vehicles, vessels and operating facilities) of or utilized by Tenant or any Subtenant in its trade or business on or at the Premises except for any such property that constitutes Initial Renovation Work.
"Unavoidable Delays" means actual delays in the performance of obligations of Tenant due to causes beyond Tenant’s reasonable control, including, without limitation, delays resulting from (i) governmental restrictions, limitations, regulations or controls (provided that such are other than ordinary restrictions, limitations, regulations or controls), (ii) orders of any court of competent jurisdiction (including, without limitation, any litigation which results in an injunction or a restraining order prohibiting or otherwise delaying the continuation of construction of the Project), (iii) extraordinary delay in obtaining any license, clearance or other authorization of any kind required to enter, use, perform work on or restore the Premises issued by any Governmental Authority having jurisdiction over the Premises, (iv) strikes, lockouts, work stoppages due to labor disputes, (v) acts of God (including severe weather conditions), enemy action, civil commotion, fire or acts of terrorism, newly enacted or adopted Requirements, accident, contractor bankruptcy (except where the contractor is an Affiliate of Tenant), failure of transportation, shortages or inability to obtain labor, fuel, steam, water, electricity or materials, casualty, which are not attributable to the improper acts or omissions of Tenant. Delay resulting from any of the following shall in no event constitute Unavoidable Delay: (A) failure to obtain or timely obtain financing, (B) removal of Hazardous Substances or (C) the inability to (1) pay a sum of money or (2) obtain or timely obtain any approval or cooperation of a mortgagee. Tenant shall provide Landlord with written notice of any Unavoidable Delays as soon as practicable after the occurrence thereof, but in no event later than twenty (20) days thereafter, provided that if Landlord does not notify Tenant, within twenty (20) days of delivery of such notice from Tenant, that Landlord objects to such occurrence being considered an Unavoidable Delay, then such occurrence shall be deemed an Unavoidable Delay. In no event shall Unavoidable Delays with respect to the Construction Commencement Date and the Scheduled Completion Date together aggregate more than five (5) years.
"Unqualified Person" means any Person (a) (1) that is in default or in breach, beyond any applicable grace period, of its obligations under any material written agreement with the City or

(2) that directly or indirectly controls, is controlled by, or is under common control with a person that is in default or in breach, beyond any applicable grace period, of its obligation under any material written agreement with the City in each case unless such default or breach has been waived in writing by the entity with which such agreement was made; or (b) (1) that has been convicted of a misdemeanor related to truthfulness and/or business conduct, or (2) that directly or indirectly controls, is controlled by, or is under common control with a person that has been convicted of a misdemeanor related to truthfulness; or (c) any Person that is in default in the payment to the City of any real estate taxes, sewer rents or water charges totaling more than Ten Thousand Dollars ($10,000) and has been given written notice of such default (or any person that directly controls, is controlled by, or is under common control with a person in such default, other than any officer, director or senior employee of such Person), unless such default is then being contested in good faith in accordance with the law or an agreed payment plan has been approved by the office of the City's Commissioner of Finance; or (d) has not (including the officers and principals of any entity having an ownership interest in Transferee in excess of 10 percent) successfully completed the City's "VENDEX" background questionnaire.
“Upland Premises” means that portion of the Premises located in the Market Block, the Museum Block and the Schermerhorn Block.
"Value Date" has the meaning provided in Section 7.11 hereof.
"Zoning Resolution" means the zoning resolution of the City, as amended, modified or supplemented from time to time.
ARTICLE 2
DEMISE OF PREMISES AND TERM OF LEASE
Section 2.1    Demise of Premise. Landlord, for and in consideration of the Rental to be paid and all of the terms, covenants and agreements hereinafter set forth, to be kept, observed and performed by Tenant, does hereby demise and lease to Tenant and Tenant does hereby hire and take from Landlord, subject to the terms, covenants, conditions (including title conditions), exceptions and reservations hereof, and the Exhibits annexed hereto and made a part hereof:
(a)    all those certain plots, pieces and parcels of land (collectively, the "Land"), located in the Borough of Manhattan, City, County and State of New York, as more particularly bounded and described as Parcel I and Parcel III in Exhibit A annexed hereto and made a part hereof, and outlined on a plan of the Project Premises annexed hereto as Exhibit A-1 and made a part hereof;
(b)    all Buildings now or hereafter erected on the Land;

(c)    that certain space in the Buildings located in the Museum Block (which Block is bounded and described as Parcel II in Exhibit A hereto and is referred to herein as the "Museum Block"), and all Equipment now or hereafter located therein, as outlined on the floor plans annexed hereto as Exhibit A-2 and made a part hereof;
(d)    that certain space in the Buildings located in the Schermerhorn Block (which Block is bounded and described as Parcel IV in Exhibit A hereto), and all Equipment now or hereafter located therein, as outlined on the floor plans annexed hereto as Exhibit A-3 and made a part hereof;
(all of the foregoing being herein collectively referred to as the "Premises").
TOGETHER WITH the right, privilege and license to use, for commercial purposes, the Commercial Areas, as authorized by Resolution of the Board of Estimate adopted at a meeting held on July 21, 1983 (Calendar No. 14) (the "Demapping Resolution"), a copy of which is annexed hereto as Exhibit C and made a part hereof, subject, however, to the terms, conditions, limitations, reservations, easements and obligations set forth in the Demapping Resolution and in Exhibit C annexed hereto and made a part hereof; and
TOGETHER ALSO WITH all easements, appurtenances and other rights and privileges now or hereafter belonging or appertaining to the above described Land, Buildings and space; and
TOGETHER ALSO WITH the non-exclusive easements, in common with others, for the benefit of Tenant, the Subtenants, the Severance Subtenants and their respective employees, agents, contractors, guests, customers and invitees:
(a)    on, over and across the surface of the portion of Marginal street, wharf or place located within the Project Premises, (i) for pedestrian access to the Pier 17 Improvements, (ii) for (1) loading and unloading and temporary vehicular parking on the northernmost portion of Pier 17 and in the loading area located between the Pier 17 Improvements and the Tin Building, and (2) vehicular ingress and egress over the roads, alleys and/or driveways providing access to the northernmost portion of Pier 17 and said loading area; (iii) for occasional promotional activities similar to the activities permitted in the Former Streets under Section 8.02 of the Improvement Agreement and (iv) to allow the development and maintenance of a landscaped open space area thereon;
(b)    for access, ingress and egress to and from those portions of the Premises that are located in the upper floors of the Buildings or interior courtyards or other common areas and spaces situate on the Museum Block and the Schermerhorn Block, by means of, among other facilities, doorways, entrances, exits, lobbies, stairways, corridors and elevators within or appurtenant to said Buildings; and for pedestrian and vehicular access to and from the loading dock at the rear of No. 4 Fulton Street over the service drive located on the westerly side of the vacant site at the corner of South Street and Burling Slip, or as the same may be relocated, and through any Building hereafter constructed on said site leading to and from said loading dock; and
(c)    on, over and across the surface of the Former Streets for pedestrian access to and from the Project Premises and abutting public streets, subject, nevertheless, to the terms, conditions, limitations, reservations, easements and obligations set forth in the Demapping Resolution and Exhibit C hereto; provided that the Former Streets may be used (i) for the operation, maintenance, repair and replacement and (after consultation with Tenant) the construction and relocation of underground utilities, subways and other such subsurface improvements, and also for access by emergency and service vehicles to the extent necessary, (ii) for access to the elevated portion of the Franklin Delano Roosevelt Drive for necessary repair and maintenance; except that Landlord shall not grant rights in the Former Streets similar to those granted to the Museum under the Museum Lease or to Tenant hereunder, and shall not grant any other rights, permits or licenses (other than underground utility and subway easements and franchises) respecting the use of the surface of the Former Streets, to any other entity or individual unless the Museum and Tenant shall have consented thereto; and
(d)    on, over and across those areas of the Project Premises not forming part of the Premises that are included in the Joint Maintenance Area for the purpose performing Tenant's maintenance obligations as provided herein.
TOGETHER ALSO WITH the right to maintain existing encroachments over portions of the Former Streets, or encroachments over Former Streets created by construction of any Buildings in accordance with plans and specifications approved by Landlord, including canopies extending over Former Streets from any part of the Buildings located on the Market Block; and
SUBJECT ALSO TO a non-exclusive easement, in common with others, hereby reserved for the benefit of Landlord, Landlord's tenants (direct and indirect) and their respective employees, agents, contractors, guests, customers and invitees, for access, ingress and egress to and from those portions of Landlord's Premises that are located in the upper floors of the Buildings or interior courtyards or other common areas and spaces, situate on the Museum Block and the Schermerhorn Block by means of, among other facilities, doorways, entrances, exits, lobbies, stairways, corridors and elevators within or appurtenant to said Buildings; and
SUBJECT ALSO TO the Title Matters; and
SUBJECT ALSO to a non-exclusive easement, in common with others, hereby reserved for the benefit of Landlord, Landlord's tenants (direct and indirect) and their respective employees, agents, contractors, guests, customers and invitees, for access, ingress and egress to and from the Esplanade Project once the same has been constructed; and
EXCEPTING ALSO from the Premises hereby demised and the appurtenances, rights, and privileges now or hereafter belonging or appertaining thereto (i) all oil, gas, gold, silver and all other mineral rights under, through or upon the Premises or its appurtenances, (ii) the right to explore for the same or to grant to others leases, licenses or other rights thereto, and (iii) all issues, profits, royalties, fees or compensation of any kind derived from any of the foregoing.
Section 2.2    Initial Term and Extended Terms.
(a)    Initial Term. The initial term of this Lease shall be for a term of years (the "Initial Term") commencing as of December 15, 1981 (the "Commencement Date"), and expiring at 11:59 p.m. on December 30, 2031 (the "First Expiration Date"), or such earlier date upon which this Lease may be terminated as hereinafter provided (as the same may be extended pursuant to Section 2.2(b), the "Termination Date").
(b)    Extended Terms. At the expiration of the Initial Term, if this Lease shall then be in full force and effect and there shall not then exist any Event of Default hereunder, Tenant shall have the option to extend this Lease for up to two (2) consecutive extended terms ("Extended Term(s)") of twenty one (21) years and twenty (20) years, respectively, to commence upon the expiration of the Initial Term or immediately preceding Extended Term, as the case may be, but in no event shall the Term of this Lease, inclusive of all Extended Terms, extend beyond December 30, 2072 (the "Final Expiration Date"). Any Extended Term shall be on the same terms and conditions of this Lease, except (i) there shall be no right to any Extended Term other than the two (2) consecutive Extended Terms as set forth above in this paragraph, and (ii) the Base Rent shall be adjusted as set forth in Section 3.2(a) hereof. Such option for the first or second Extended Term, as the case may be, may be exercised by Tenant's delivering written notice to Landlord of the exercise thereof ("Extension Notice"), such written notice to be delivered at least twelve (12) months prior to the date on which the Term, but for the exercise of such Extended Term option, would otherwise expire.
Section 2.3    Premises "AS IS".
Tenant (a) has examined the physical condition of the Premises prior to the execution and delivery of this Lease, and agrees to accept the Premises in its "AS IS" condition (including, without limitation, as to the presence of Hazardous Substances), and without any representations or warranties of any kind or nature by Landlord, except as otherwise provided herein, (b) will not make any claim that the Premises is not suitable for the uses set forth in this Lease, and (c) except to the extent of any obligations of Landlord under this Lease, will not at any time make any claim regarding the condition of the Premises. In the event that it is determined at any time during the Term that Hazardous Substances are present in the Premises (or any portion thereof), Tenant shall remediate and clean up such Hazardous Substances in full compliance with all applicable laws at its sole cost and expense.

ARTICLE 3
RENT
Section 3.1    Time and Place of Payment. Except as otherwise specifically provided herein, all Rental shall be paid to Landlord, without notice or demand, by, at the election of Tenant (i) good checks drawn on an account at a bank that is a member of the New York Clearing House Association (or any successor body of similar function) or in currency that at the time of payment is legal tender for public and private debts in the United States of America, at the office of Landlord set forth above or at such other place as Landlord shall direct by notice to Tenant (with a copy concurrently sent to any Recognized Mortgagee), or (ii) by wire transfer(s) of immediately available funds to account(s) at a bank(s) that is a member of the New York Clearing House Association (or any successor body of similar function) designated by Landlord in writing. The foregoing requirement to pay Rental without notice or demand shall not limit Tenant's rights to cure a failure to pay Rental as provided in Section 24.1(a) hereof. In no event shall the payment of Rental be subject to Unavoidable Delay.
Section 3.2    Base Rent.
(a)    Base Rent Payments. Commencing on July 1, 2013 (the "Amendment Commencement Date") and thereafter throughout the Term, Tenant shall pay Landlord annual rent in the amount of One Million Two Hundred Thousand Dollars ($1,200,000), increased on each anniversary of this Lease by three percent (3%), compounded annually (subject to adjustment as provided in subsection (b) below, "Base Rent"), in equal monthly installments, payable in advance on the first day of the month for which such monthly installment of Base Rent is due.
(b)    Reappraisals. The Base Rent shall be adjusted, effective on the thirty-fifth (35th) anniversary of the Amendment Commencement Date (the "Rent Adjustment Date") to reflect an appraisal of the Premises to be conducted no more than six (6) months prior to the Rent Adjustment Date so that the amount of Base Rent payable by Tenant as of the Rent Adjustment Date shall be the higher of (i) the Base Rent amount payable in accordance with subsection (a) above immediately preceding the Rent Adjustment Date and (ii) the fair market rent determined by multiplying the land value set forth in said appraisal by six percent (6%). Land value, for the purposes of this paragraph, shall be determined by an appraisal of the fee interest in the Land, considered as unimproved and as unencumbered by this Lease, but taking into consideration (i) the restrictions on use imposed on Tenant in this Lease, (ii) the Tenant’s obligation to pay the Esplanade Payments, (iii) the Tenant’s maintenance obligations as set forth in Article 14, (iv) any Excess Development Rights which may be utilized by Tenant pursuant to the provisions of this Lease, whether now existing or hereafter created by Tenant and (v) Landlord’s obligations set forth in Section 4.4 regarding Taxes. The scope of said appraisal shall be prepared by Lease Administrator in accordance with its policies and reviewed and approved by Tenant, in its reasonable discretion. Such appraisal shall be conducted in the manner provided in Article 36 hereof. Following a readjustment of the Base Rent as provided in this subsection, the Base Rent shall continue to escalate annually at the rate of 3%, compounded annually on each anniversary of this Lease.
Section 3.3    Additional Rent. In addition to the Base Rent payable hereunder, commencing on the Amendment Commencement Date and thereafter throughout the Term, Tenant shall pay to Landlord as Additional Rent under this Lease, the amount of $210,000 (the "Esplanade Payment"), which amount shall be increased on the first day of each subsequent Lease Year to an amount equal to the product obtained by multiplying the Esplanade Payment in the immediately preceding Lease Year by the sum of one and the CPI Increase. Tenant shall pay the Esplanade Payment in equal monthly installments, payable in advance on the first day of the month for which such monthly installment of Additional Rent is due.
Section 3.4    Rent Credit. In consideration of Tenant undertaking the commencement of the Initial Renovation Work in accordance with Article 13 hereof, the amount of Base Rent that Tenant is otherwise required to pay shall be reduced by an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000); provided that the total amount of Base Rent payable by Tenant for each Lease Year shall in no event equal less than Six Hundred Thousand Dollars ($600,000). The reduction in Base Rent contemplated by this Section 3.4 shall be accomplished, subject to the preceding sentence, by reducing the amount of the monthly installments of Base Rent payable by Tenant (but in no event shall any monthly installment of Base Rent be less than Fifty Thousand Dollars ($50,000)), commencing with the first monthly installment due after the Construction Commencement Date and continuing until the date (the “Credit End Date”) that is the earlier of: (i) the date that the aggregate amount of reductions equal One Million Five Hundred Thousand Dollars ($1,500,000), or (ii) the date that is thirty (30) months after Construction Commencement. Anything in this Section 3.4 notwithstanding, Tenant shall not be entitled to a reduction in the installment of Base Rent payable in any month that an Event of Default exists, but if said Event of Default is cured before the Credit End Date, then Tenant shall be entitled to continue reducing the installments of Base Rent in accordance with this Section 3.4, commencing with the installment of Base Rent first due after the date of such cure and continuing until the Credit End Date.
Section 3.5    PILOST.
(a)    Other than in connection with the Initial Renovation Work and any initial fit-out work performed either by Tenant, on behalf of any Subtenants, or by any Subtenants (collectively, the “Exempt Work”), to the extent that, as a result of Landlord’s fee ownership of the Premises, pursuant to applicable Requirements, there are no Sales Taxes payable with respect to materials purchased that are to be incorporated into the Premises in connection with Construction Work or otherwise, Tenant shall pay to Landlord payments in lieu of Sales Taxes ("PILOST") in an amount equal to the amount of any Sales Taxes which would have been due and payable by Tenant or any other Person claiming through or under Tenant, but for Landlord's fee ownership of the Premises and/or materials purchased to be incorporated therein. Sales Taxes assessed after the Amendment Commencement Date in connection with any Construction Work, other than the Exempt Work, whether paid or incurred by Tenant or any other Person claiming through or under Tenant, and the amount of the exemption from Sales Taxes realized, shall be set forth and certified as being true and accurate to the best knowledge of an authorized signatory in an Officer's Certificate delivered by Tenant to Landlord together with detailed supporting evidence and documentation reasonably satisfactory to Landlord. Such Officer's Certificate shall be delivered quarterly throughout the Term in addition to any other certificate or report that may be required pursuant to this Lease. Any payment of PILOST that may be due shall be delivered by Tenant in accordance with Section 3.1 at the same time that the applicable Officer's Certificate is delivered.
(b)    In connection with claiming an exemption from Sales Taxes, Tenant, any construction manager and any Contractors shall be required to comply with all Requirements applicable to them, including the filing and use of any applicable forms issued by applicable Governmental Authorities. Should a letter from Landlord be required in order to realize said claimed exemption, then Landlord shall furnish such a letter in a form customary to Lease Administrator at Tenant’s request, subject to Requirements. If Tenant or any of Tenant's Construction Manager or Contractors shall be required to pay Sales Taxes on some or all of the tangible personal property purchased in connection with Construction Work because the New York State Department of Taxation and Finance or the New York City Department of Finance makes a determination that an exemption is not available with respect to a particular transaction, (i) neither Landlord nor Lease Administrator shall have any liability therefor and (ii) Tenant, construction manager or Contractors shall pay all such amounts to the extent due together with all interest and penalty charges imposed thereon.
(c)    Anything to the contrary in this Section 3.5 notwithstanding, until the termination of that certain agreement, dated December 15, 1981 (the “Trust Agreement”) among New York City Public Development Corporation, the City, The South Street Seaport Corporation and Seaport Marketplace, Inc. regarding the creation of a trust fund with regard to PILOST, Tenant shall continue to pay PILOST in accordance with said agreement. Landlord and Tenant acknowledge and agree that notwithstanding anything contained in the Trust Agreement to the contrary, none of the Exempt Work constitutes a “Marketplace Construction Obligation”, “Capital Improvement”, “Restoration” or “repair” as defined and referred to in Section 2.01(b) of the Trust Agreement and the provisions of Section 2.01(k) thereof shall not apply to any Exempt Work performed by a Subtenant.
Section 3.6    Abatement, Deduction, Counterclaim and Offsets. It is the intention of Landlord and Tenant that, except as provided in Section 3.3 and Section 4.4 of this Lease (a) Rental be absolutely net to Landlord without any abatement, diminution, reduction, deduction, counterclaim, setoff or offset whatsoever, so that each Lease Year of the Term shall yield, net to Landlord, all Rental, and (b) Tenant pay all costs, expenses and charges of every kind relating to the Premises that may arise or become due or payable during or after (but attributable to a period falling within) the Term.
Section 3.7    Acceptance of Partial Payments; No Waiver. The acceptance by Landlord or its agent or any other Person entitled thereto of any partial payment of Base Rent or Rental or any other amount payable by Tenant hereunder, of the failure by Landlord or its agent to enforce any provision of this Lease shall not be considered a waiver of any of Landlord's rights either under this Lease, at law or in equity.

ARTICLE 4
IMPOSITIONS
Section 4.1    Payment of Impositions.
(a)    Obligation to Pay Impositions. Tenant shall pay, in the manner provided in Section 4.1(c) hereof, all Impositions that at any time thereafter during the Term are, or, if the Premises or any part thereof were not owned by the City, would be assessed, levied, confirmed, imposed upon, or would grow out of, become due and payable out of, or with respect to, or would be charged with respect to the ownership, leasing, operation, use, occupancy and possession of (i) the Premises or any part thereof, or (ii) the sidewalks or streets in front of or adjoining the Premises or any part thereof, or (iii) any vault, passageway or space in, over or under such sidewalk or street, or (iv) any other appurtenances of the Premises or any part thereof, or (v) any personal property or other facility used in the operation of the Premises, or (vi) the Rental (or any portion thereof) of any other amount payable by Tenant hereunder, or (vii) any documents to which Tenant is a party creating or transferring an interest or estate in the Premises or any portion thereof, except any discriminatory imposition which shall be levied against Tenant or the Premises.
(b)    "Imposition(s)" means:
(i)    Taxes;
(ii)    real property general and special assessments (including, without limitation, any special assessments for or imposed by any business improvement district or by any special assessment district) other than Taxes;
(iii)    personal property taxes;
(iv)    occupancy and rent taxes assessed against Tenant;
(v)    water, water meter and sewer rents, rates and charges;
(vi)    license and permit fees;
(vii)    service charges with respect to police protection, fire protection, street and highway construction, maintenance and lighting, sanitation and water supply which affect the Premises;

(viii)    except for Taxes, any other governmental levies, fees, rents, assessments or taxes and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind whatsoever; and
(ix)    any fines, penalties and other similar governmental charges applicable to the foregoing, together with any interest or costs with respect to the foregoing, incurred by reason of Tenant's failure to make any payments as herein provided.
(c)    Payments of Impositions. Subject to the provisions of Section 35.2 hereof, during the Term, Tenant shall pay, or cause to be paid, each Imposition or installment thereof not later than the due date thereof. However, if by law, at the taxpayer's option, any Imposition may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the Imposition in such installments and shall be responsible for the payment of such installments with interest, if any, imposed thereon. If Tenant fails twice to make any payment of an Imposition (or installment thereof) on or before the due date thereof, subject to Tenant’s right to contest any such payment pursuant to Article 35 hereof, Tenant shall, at Landlord's request, be required, for a period of two (2) years following the second such failure, to pay all Impositions or installments thereof thereafter payable by Tenant not later than ten (10) days before the due date thereof.
(d)    Income or Franchise Tax of Landlord. Tenant shall not be required to pay any municipal, state or federal corporate income or franchise tax imposed upon Landlord, whether based upon the income or capital of Landlord; nor shall Tenant be required to pay any municipal, state or federal inheritance, estate, succession, transfer or gift taxes of Landlord.
Section 4.2    Evidence of Payment. Upon written request of Landlord, Tenant shall furnish to Landlord, within ten (10) Business Days following the date such Imposition is due and payable, official receipts of the appropriate taxing authority or other proof reasonably satisfactory to Landlord, evidencing the payment of any Impositions.
Section 4.3    Apportionment of Imposition. Any Imposition relating to a fiscal period of the taxing authority, a part of which is included within the Term and a part of which is included in a period of time before the Commencement Date or after the Termination Date, shall be apportioned between Landlord and Tenant as of the Commencement Date or the Termination Date (unless the Termination Date has occurred as a result of an Event of Default, in which case Tenant shall not be entitled to an apportionment) so that Tenant shall pay that portion of such Imposition which that part of such fiscal period included in the Term bears to the fiscal period of the taxing authority.
Section 4.4    Landlord’s Obligations. Notwithstanding the provisions of Section 4.1(c) hereof, provided the City shall be Landlord, Landlord shall pay on or before the due date thereof (which may be by bookkeeping entry, interdepartmental direction or other manner or procedure selected by Landlord), cancel or otherwise satisfy and discharge of record any and all Taxes that may become due and payable during the Term. If the City shall cease to be Landlord, (i)

Landlord shall pay the Taxes that may become due and payable during the Term on or before the date on which any fine, penalty, interest or cost may be added thereto or imposed by law for the non-payment thereof and (ii) if Landlord shall have failed to pay the Taxes as required hereunder, then if Tenant shall give notice to Landlord of such failure and such failure shall continue for thirty (30) days after the giving of such notice, Tenant may (but shall be under no obligation to) pay such Taxes and any fine, penalty, interest or cost with respect thereto, and thereupon, if Landlord shall fail to reimburse Tenant for such payment within fifteen (15) days following Tenant's demand therefor, which demand shall be accompanied by official receipts of the appropriate taxing authorities evidencing such payment, Tenant-may offset from its next succeeding payment(s) of Rental together with interest thereon at the Late Charge Rate.
ARTICLE 5
DEPOSITS FOR IMPOSITIONS AND INSURANCE PREMIUMS
Section 5.1    Deposits.
(a)    Tenant's Obligations to Make Deposits. Unless Tenant is already making such deposits with a Depositary in conformance with the requirements of a Recognized Mortgage, in which event the provisions of this Article shall not apply, upon Landlord's demand made at any time after the occurrence of two Events of Default with respect to a monetary obligation under this Lease in excess of $500,000 within any consecutive twelve (12) month period, Tenant shall deposit with Depositary on the first day of each month during the remainder of the Term an amount equal to (i) in the case of Impositions, one-twelfth (1/12) of the amount of the annual Impositions and (ii) in the case of insurance premiums, one-twelfth (1/12) of the annual premiums for the insurance coverage required to be carried or caused to be carried by Tenant pursuant to the provisions of Article 7. If, at any time, the moneys so deposited by Tenant shall be insufficient to pay in full the next installment of Impositions, Tenant shall, not later than the date which is ten (10) days prior to the due date of the Imposition deposit the amount of the insufficiency with Depositary.
(b)    Depositary's Obligations. Unless Tenant is already making such deposits with a depositary in compliance with a Recognized Mortgage, Depositary shall place all moneys deposited pursuant to the provisions of this Section 5.1 in a special interest-bearing account in the name of Tenant (but pledged to Landlord) in a savings or commercial bank or in city, state or federal government obligations to be used by Depositary to pay the Impositions and insurance premiums for which such amounts were deposited. Depositary shall apply the amounts deposited and the interest earned thereon to any (i) such Impositions not later than the last day on which any such Imposition may be paid without penalty or interest and (ii) such premiums not later than the last day on which such premiums may be paid without penalty, interest or cancellation of the subject policies. Upon the occurrence of an Event of Default, Depositary shall apply such deposits to the payment of the Impositions or premiums next due, unless this Lease has been terminated and a new lease has not been entered into, or this Lease has not been continued, with a Recognized Mortgagee, in which event Depositary shall apply such deposits at the direction of Landlord to any of Tenant's obligations under this Lease. Interest earned on such deposits shall be applied to the next required deposit.
(c)    Increase of Deposits. If the amount of any Imposition or insurance premium is increased, Tenant shall, within ten (10) days of receipt of notice of such increase, increase the amount of such monthly deposits so that sufficient moneys for the payment of such Imposition or insurance premium shall always be available to pay such Imposition or insurance premium at least ten (10) days before the Imposition or insurance premium, as applicable, becomes due and payable, as the case may be.
(d)    Determination of Sufficiency of Deposits. For the purpose of determining whether Depositary has on hand sufficient moneys to pay an Imposition or insurance premium, deposits for each category of Imposition or insurance premium shall be treated separately. Depositary shall not be obligated to use moneys deposited for the payment of an Imposition or an insurance premium not yet due and payable for the payment of an Imposition or insurance premium that is due and payable.
(e)    Return of Deposits. If the Event of Default that gave rise to Landlord's demand for Tenant to make deposits for Impositions or insurance premiums under the provisions of Section 5.1(a) hereof has been cured by Tenant and, for a period of twelve (12) consecutive months following such cure, no Event of Default with respect to any monetary obligation of Tenant under this Lease has occurred that has not been cured within the applicable grace period, then, at any time after the expiration of such twelve (12) month period, upon demand by Tenant and provided no Event of Default with respect to any monetary obligation of Tenant under this Lease then exists, Landlord shall cause Depositary to return to Tenant all unexpended moneys then held by Depositary pursuant to the provisions of Sections 5.1(a) and (c) hereof, with accrued interest thereon which shall not have been applied by Depositary pursuant to the provisions of this Article 5. Thereafter, Tenant shall not be required to make any deposits required by this Article 5 unless and until there shall occur within a twelve (12) month period two (2) subsequent Events of Default with respect to any monetary obligation of Tenant under this Lease and Landlord has demanded of Tenant to make such deposits.
(f)    Deposits with Recognized Mortgagee. In the event that a Recognized Mortgagee shall require Tenant to deposit funds to insure payment of Impositions or insurance premiums, the same shall be credited against any amounts required to be deposited under this Article 5. The disposition of such amounts shall be governed by the Recognized Mortgage pursuant to which the same are deposited with such Recognized Mortgagee, provided that Tenant shall notify Landlord, or cause the Recognized Mortgagee to immediately notify Landlord, of any disbursement of deposited funds, and, to the extent such funds are applied by the Recognized Mortgagee to payments other than Impositions or insurance premiums, within five (5) Business Days after demand by Landlord, Tenant shall restore sufficient funds to the account to satisfy the requirements of Sections 5.1(a) and (c) hereof.

Section 5.2    Effect of Sale or Transfer of Premises By Landlord. In the event of Landlord's sale or transfer of the Premises, Depositary shall continue to hold any moneys deposited with it pursuant to the provisions of Sections 5.1(a) and (c) hereof and shall transfer such deposits to a special account with such Depositary established in the name of the Person who acquires the Premises and becomes Landlord for the purposes provided in the applicable provisions of this Lease. Upon such sale or transfer, the transfer of such deposits and notice thereof to Tenant, Landlord shall be deemed to be released to the extent of the deposits so transferred from all liability with respect thereto and Tenant shall look solely to the Depositary and the new Landlord with respect thereto. Landlord shall promptly deliver to Tenant a copy of the instrument of transfer to the new Landlord. The provisions of this Section shall apply to each successive transfer of such deposits.
Section 5.3    Effect of Termination. Upon the Expiration of the Term, if this Lease shall terminate, or the Term shall terminate or expire and a new lease shall not be entered into, or this Lease shall not be continued, with a Recognized Mortgagee, all deposits then held by Depositary, together with the interest, if any, earned thereon shall be applied by Landlord on account of any and all sums due under this Lease and the balance, if any, remaining thereafter with the interest, if any, earned thereon and remaining after application by Landlord as aforesaid, shall be returned to Tenant or, if there shall be a deficiency, Tenant shall pay such deficiency to Landlord on demand, subject to the provisions of Section 42.18 hereof.
ARTICLE 6
LATE CHARGES
If (i) any payment of Base Rent or PILOST is not paid within fifteen (15) calendar days of notice from Landlord, or (ii) any other Rental payment hereunder is not paid with ten (10) Business Days of notice from Landlord, a late charge on the sum so overdue, calculated at the Late Charge Rate from the date such Rental first becomes due to the date on which actual payment of the sum is received by Landlord, shall become due and payable to Landlord as liquidated damages for the administrative costs and expenses incurred by Landlord by reason of Tenant's failure to make prompt payment. Tenant shall pay Landlord, within ten (10) Business Days after demand, which may be made from time to time, all late charges. No failure by Landlord to insist upon the strict performance by Tenant of its obligations to pay late charges shall constitute a waiver by Landlord of its right to enforce the provisions of this Article 6 in any instance thereafter occurring. The provisions of this Article 6 shall not be construed in any way to extend the grace periods or notice periods provided for in Article 24 hereof.
ARTICLE 7
INSURANCE
Section 7.1    Insurance Requirements.

(a)    At all times during the Term (unless otherwise provided below), Tenant, at its sole cost and expense, shall carry or cause to be carried and maintained insurance coverage of the following types and limits:
(i)    Commercial General Liability Insurance. Commercial general liability insurance written on Insurance Services Office ("ISO") coverage form CG0001 or its equivalent with respect to the Premises and the Improvements and the operations related thereto, whether conducted on or off the Premises, in an amount of not less than ten million dollars ($10,000,000) per occurrence and (subject to Section 7.6 hereof) eleven million dollars ($11,000,000) annual per location aggregate, designating Tenant as named insured and Landlord, AIDC and Lease Administrator as additional insureds. Such insurance shall meet all of the standards, limits, minimums and requirements described in Section 7.7.
(ii)    Property Insurance. Property insurance covering all of the Buildings (the "Insured Improvements") now or hereafter forming a part of the Premises, including Pier 17, except for those Buildings forming a part of Landlord's Premises located on the Museum Block and the Schermerhorn Block, against loss or damage by fire and loss or damage by all other risks now or hereafter embraced by extended coverage and "all risk" endorsement, with replacement cost valuation and a stipulated (agreed) value endorsement (hereinafter referred to as "All Risk") in an amount equal to not less than one hundred percent (100%) of Replacement Value (as defined below), as determined from time to time in accordance with the provisions of Section 7.11 below and meeting all of the standards, limits, minimums and requirements described in Section 7.8. Tenant, Landlord, Lease Administrator and AIDC shall be named as their interests may appear on such All Risk policy. For purposes of this Lease, "All Risk" shall mean the causes of loss in ISO form CP 1030, CAUSES OF LOSS—SPECIAL FORM, or its equivalent.
(iii)    Comprehensive Business Automobile Liability Coverage. Tenant shall maintain liability coverage for any automobile, including all owned, hired and non-owned vehicles, used in connection with operations at the Premises with limits as designated by Landlord from time to time but in any event with limits of not less than Three Million Dollars ($3,000,000) combined single limit per occurrence with respect to personal and bodily injury, death and property damage which shall designate the City, Landlord and AIDC as additional insureds. If automobiles are used to transport hazardous materials, the Automobile Liability Coverage shall be endorsed to provide pollution liability broadened coverage for covered automobiles (endorsement CA 99 48), as well as proof of MCS 90.
(iv)    Construction Insurance. Prior to the commencement of any Construction Work, Tenant shall carry or cause its contractor to carry, until final completion of such work, in addition to and not in lieu of the insurance required by the foregoing subsections (i), (ii) and (iii), the insurance described in Section 7.9.

(v)    Workers' Compensation. Statutory Workers' Compensation and Disability Benefits Insurance and any other insurance required by law covering all persons employed by Tenant, contractors, subcontractors, or any entity performing work on or for the Premises or the Improvements (unless and to the extent provided by such other parties), including Employers Liability coverage, all shall be provided in amounts not less than the statutory minimum, except that Employers Liability coverage shall be in an amount not less than five hundred thousand dollars ($500,000);
(vi)    Boiler and Machinery Insurance. Boiler and Machinery Insurance shall be provided covering the entire heating, ventilating and air-conditioning systems, in all its applicable forms, including Broad Form, boiler explosion, extra expense and loss of use in an amount not less than the Replacement Value, which shall name Landlord and Tenant, as insureds and the Depositary as loss payee for the benefit of Landlord and Tenant, as their interests may appear. If the insurer for a boiler and machinery policy is not the same insurer for the property insurance required under this Lease, both policies shall have a joint loss agreement endorsement.
(vii)    Jones Act Insurance and U.S. Harbor Workers' and Long Shoremens' Compensation Act Insurance. Such insurance shall be provided in statutory amounts, if Tenant or any of its subcontractors utilizes floating equipment, barges or floats, or performs marine-related construction in connection with this Lease.
(viii)    Marine Protection and Indemnity Insurance. Marine Protection and Indemnity Insurance incorporating U.K. Rules or the equivalent shall be provided with a limit of liability of not less than twenty million dollars ($20,000,000) per occurrence, at all times when the Tenant or any of its contractors or subcontractors utilizes floating equipment, barges or floats, or performs marine-related construction, covering any and all claims for personal injury, death and property damage arising out of or in connection with Pier 17.
(ix)    Pollution/Environmental Liability Insurance. To the extent environmental exposure is an issue for the business operations in connection with the premises of Tenant or any subtenant, licensee or concessionaire, Pollution Liability Insurance policy, on an occurrence basis, providing coverage for bodily injury liability, property damage or environmental damage caused by emission, discharge, dispersal, seepage, release or escape of pollutants, including any necessary cost or expense incurred as a result of any cleanup of pollutants or in the investigation, settlement or defense of a claim, suit or proceeding against the Landlord, AIDC and Lease Administrator, with a limit of liability of not less than five million dollars ($5,000,000) per occurrence and in the aggregate. The policy shall include coverage for environmental clean-up on land, in air and on water. The policy shall include coverage for gradual and sudden and accidental pollution coverage, with a time element of no less than seven (7) days' notice and thirty (30) days' reporting. The policy shall not contain a sunset provision, or any other provision, which would prohibit the reporting of a claim and the subsequent defense and indemnity that would normally be provided by the policy. The policy shall provide transportation coverage for the hauling of hazardous materials from the Premises to the final disposition location.
(x)    Business Interruption Insurance. Business Interruption Insurance insuring Rental payable by Tenant under this Lease in an amount at least equal to the aggregate amount of Rental payable for a period of not less than one (1) Lease Year, designating Landlord as loss payee.
(xi)    Such other insurance, in such amounts as from time to time reasonably may be required by the Landlord.
(b)    Subtenants, Licensees and Concessionaires. Additionally, Tenant shall cause any individual, company, corporation or entity, including, but not limited to subtenants, licensees and concessionaires, subletting or otherwise occupying space on the Premises (an "Authorized Occupant") to procure and maintain the following insurance policies:
(i)    Commercial General Liability Insurance. Commercial general liability insurance in an amount to be approved by Landlord prior to the commencement of the relevant sublease, license, permit or concession taking into account the nature and scope of the business of such Authorized Occupant at the Premises, and the amount of space to be occupied by the same, with limits appropriate to premises similarly situated to the Authorized Occupant's demised premises, or to business operations of a size, nature and character similar to the business conducted by the Authorized Occupant at its demised premises, but in no event less than One Million Dollars ($1,000,000). Tenant shall deliver to Landlord within ten (10) days of demand, evidence of insurance supplied by the respective Authorized Occupants, to the extent in Tenant's possession. Such insurance shall meet all of the standards, limits, minimums and requirements described in Section 7.7.
(ii)    Statutory Worker's Compensation and Employer's Liability Insurance.
(iii)    Marine Protection and Indemnity Insurance. If applicable in light of the nature of the business activities of the Authorized Occupant, and excluding Authorized Occupants in the Uplands, Marine protection and indemnity insurance in an amount not less than twenty million dollars ($20,000,000), per occurrence..
(iv)    Liquor Law Liability and Host Liquor Law Liability. If applicable in light of the nature of the business activities of the Authorized Occupant, liquor law liability and host liquor law liability coverage in an amount not less than the Authorized Occupant's commercial general liability limit, per occurrence.
(v)    Miscellaneous Insurance. Such other insurance, in such amounts as from time to time reasonably may be required by the Landlord.
Section 7.2    Treatment of Proceeds.
(a)    Proceeds of Insurance in General. Insurance proceeds shall be payable to Depositary for disbursement to Tenant in accordance with Section 8.5 hereof, except that (i) if the aggregate amount of the proceeds with respect to any single insurance claim is less than $250,000 (which amount shall be adjusted on the first day of each calendar year during the Term to take into account CPI for the immediately preceding calendar year), then (A) such insurance proceeds shall be paid directly to Tenant and (B) in the event such insurance proceeds are not paid directly to Tenant, Depositary or Landlord, as applicable, shall promptly transfer such funds to Tenant, and (ii) the proceeds of rent insurance required to be maintained pursuant to subsection (a)(x) of Section 7.1 are hereby irrevocably assigned to and shall be paid to Landlord (and all such policies of rent insurance shall contain a provision to such effect) and shall be applied by Landlord to the Rental payable by Tenant to Landlord under this Lease. Insurance proceeds payable to the Depositary or the Landlord with respect to a property loss shall be held in trust for the purpose of paying the cost of the Restoration, and such proceeds shall be applied to the payment in full of the cost of such Restoration in accordance with Article 8 hereof.
(b)    Cooperation in Collection of Proceeds. Tenant and Landlord shall cooperate in connection with the collection of any insurance moneys that may be due in the event of loss, and Tenant and Landlord shall as soon as practicable execute and deliver such proofs of loss and other instruments as may be required of Tenant or Landlord, respectively, for the purpose of obtaining the recovery of any such insurance moneys.
(c)    Adjustments for Claims. All property insurance policies required by this Article shall provide that all adjustments for claims with the insurers involving a loss in excess of $5,000,000 be made with Landlord and Tenant.
Section 7.3    General Requirements Applicable to Policies.
(a)    Insurance Companies. All of the insurance policies required by this Article shall be procured from companies licensed or authorized to do business in the State of New York that have a rating in the latest edition of "Bests Key Rating Guide" of "A-:VII" or better or another comparable rating reasonably acceptable to Landlord and Tenant considering market conditions.

(b)    Required Forms. All references to forms and coverages in this Article shall be those used by the Insurance Services Office of New York (the "Insurance Services Office") or equivalent forms satisfactory to Landlord and Tenant in all material respects.
(c)    Required Certificates. Certificates of insurance evidencing the issuance of all insurance required by this Article 7, describing the coverage and evidencing thirty (30) days' prior notice to Landlord by the insurance company of cancellation as per the terms of the policy, shall have been delivered to Landlord by the Commencement Date, and in the case of any policies replacing or renewing any policies expiring during the Term, not later than thirty (30) days before the expiration dates of any expiring policies. The certificates of insurance shall be issued by the Tenant's insurance representative and shall bear the signature of an officer or duly authorized agent having the authority to issue the certificate. The insurance representative shall also deliver to Landlord, together with the certificates, proof reasonably satisfactory to Landlord that the premiums for at least the first year of the term of each policy (or installment payments to the insurance carrier then required to have been paid on account of such premiums) have been paid. Upon request, Tenant shall deliver a copy of each entire original policy, or other evidence satisfactory to Landlord of the validity and accuracy of said certificate, immediately after the date each such policy is available, but no later than four (4) months after the date each such policy takes effect.
(d)    Compliance With Policy Requirements. Tenant shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this Article, and Tenant shall perform, satisfy and comply with or cause to be performed, satisfied and complied with all conditions, provisions and requirements of all such insurance policies.
(e)    Required Insurance Policy Clauses. Each policy of insurance required to be carried pursuant to the provisions of this Article shall contain (i) a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained by Landlord, AIDC or the Lease Administrator, other than those acts which are committed by Landlord, AIDC or the Lease Administrator, respectively, (ii) a written waiver of the right to subrogation with respect to all of the named insureds and additional insureds, including Landlord, AIDC and the Lease Administrator, (iii) a clause designating Landlord, AIDC and the Lease Administrator as loss payee or additional insured, as their interests may appear, and (iv) an agreement by the insurer that such policy, as per the terms of the policy, shall not be canceled without at least thirty (30) days' prior written notice to Landlord, AIDC and the Lease Administrator, specifically covering, without limitation, cancellation or non-renewal for non-payment of premium.
Section 7.4    Additional Coverage.
(a)    Other Insurance. Subject to the provisions of Section 7.12, Tenant shall maintain such other insurance in such amounts as from time to time reasonably may be required by Landlord against such other insurable hazards as at the time are commonly insured against in the case of premises similarly situated to the Premises or business operations of a size, nature and character similar to the size, nature and character of the business operations being conducted at the Premises.
(b)    Adjustment of Limits. All of the limits of insurance required pursuant to this Article 7 shall be subject to review by Landlord and, in connection therewith, Tenant shall carry or cause to be carried such additional amounts as Landlord may reasonably require from time to time, if and to the extent available at a reasonable cost. Any request by Landlord that Tenant carry or cause to be carried additional amounts of insurance shall not be deemed reasonable unless such additional amounts are commonly carried in the case of premises similarly situated to the Premises, or business operations of a size, nature or character similar to the size, nature and character of the business operations being conducted at the Premises; provided, however, that in no event shall the provisions of this subsection (b) relieve Tenant of its obligation to carry or to cause to be carried All Risk property damage insurance in an amount not less than 100% of the Replacement Value as provided in Section 7.1(a)(ii) hereof; and provided further, however, that in no event shall Tenant be required to carry or to cause to be carried All Risk property insurance in an amount which is greater than 100% of the Replacement Value.
(c)    Equivalent Protection. The parties acknowledge that over the Term of this Lease, further changes in the forms of insurance policies and in insurance practices are likely to occur. In such event, Landlord shall have the right to require Tenant to furnish, at Tenant's sole expense, such additional coverages, policy terms and conditions, or limits of liability, as may be reasonably necessary or prudent to assure to Landlord a degree of insurance protection practically equivalent to that provided by Tenant prior to the advent of the change, provided such coverage is commercially available. As used in this Article 7, “commercially available” coverage means coverage offered by not less than three (3) nationally recognized insurance providers at commercially reasonable rates, which coverage is customarily carried with respect to (i) premises similar to the Premises and (ii) business operations of a size, nature and character similar to the size, nature and character of the business operations being conducted by Tenant at the Premises.
Section 7.5    No Representation as to Adequacy of Coverage.
The requirements set forth herein with respect to the nature and amount of insurance coverage to be maintained or caused to be maintained by Tenant hereunder shall not constitute a representation or warranty by Landlord or Tenant that such insurance is in any respect adequate.
Section 7.6    Blanket or Umbrella Policies.
Amounts in excess of $1,000,000 of the insurance required to be carried or caused to be carried by Tenant pursuant to the provisions of this Lease may be effected by blanket and/or umbrella policies covering the Premises and other properties owned or leased by Tenant or the Person required by Tenant to carry the applicable insurance, provided, such policies otherwise comply with the provisions of this Lease and evidence the specified coverage, including, without limitation, the specified coverage for all insureds required to be named as insured hereunder, without possibility of reduction of co-insurance by reason of, or damage to, any other premises named therein, and if the insurance required by this Lease shall be effected by any such blanket or umbrella policies, Tenant shall, upon request, furnish to Landlord certified copies of such policies as provided in Section 7.3(c) hereof, together with schedules annexed thereto, setting forth the amount of insurance applicable to the Premises and proof reasonably satisfactory to Landlord that the premiums for at least the first (1st) year of the term of each of such policies (or installment payments then required to have been paid on account of such premiums) shall have been paid. If applicable, Umbrella/Excess Liability insurance must specifically list Commercial General Liability, Employer’s Liability and Comprehensive Automobile Liability as primary coverages and the certificate of insurance must indicate that the insurance afforded is on a "Per Occurrence" basis.
Section 7.7    Liability Insurance Requirements.
(a)    The insurance required by Section 7.1(a)(i) and Section 7.1(b)(i) shall consist of commercial general liability insurance, written on an occurrence basis with respect to the Premises and all operations related thereto, with deductibles of not more than $50,000 per loss, protecting against liability for bodily injury, death, property damage, and personal injury.
(b)    Such insurance shall include, without limitation, the following types of coverage: Premises Operation, Products and Completed Operations, Contractual Liability (including the tort liability of another assumed in a contract and covering, to the maximum extent permitted by law, Tenant's obligation to indemnify Landlord, AIDC and Lease Administrator as required under this Lease and also insuring Landlord, AIDC and Lease Administrator against any liability, suit, obligation, fine, damage, penalty, claim, cost, charge or expense that becomes effective or due after the Termination Date if such arises out of, or in connection with, any action or failure to take action or any other matter occurring prior to the Termination Date), Broad Form Property Damage, Medical Payments, Independent Contractors, Personal Injury (Contractual Exclusion deleted), Cross Liability, Explosion, Collapse and Underground Property, and Incidental Malpractice.
(c)    Tenant shall cause any catering establishment permitted to cater an event to be held at the Premises to carry appropriate liability insurance, including, without limitation, liquor liability coverage naming Landlord, Tenant, AIDC and Lease Administrator as additional insureds.
Section 7.8    Property Insurance Requirements.
(a)    The insurance required by Section 7.1(a)(ii) shall consist at least of property damage insurance under an "All Risk" policy or its equivalent with replacement cost valuation and an agreed value endorsement in an amount not less than 100% of the Replacement

Value (determined in accordance with Section 7.11) and including the following coverages or clauses, with a deductible of not more than $5,000,000 per loss:
(i)    a replacement cost valuation without depreciation or obsolescence clause;
(ii)    debris removal coverage;
(iii)    flood and earthquake coverage (with no exclusion for wind); it being understood, however, that such coverages (1) may have sublimits in amounts less than 100% of the Replacement Value, with said sublimits to be reasonably approved by Landlord (concurrently with the determination of Replacement Value pursuant to Section 7.11(a) hereof) based on generally prevailing underwriting practices of domestic carriers customarily insuring premises similar to the Premises and business operations of a size, nature and character similar to the size, nature and character of the business operations being conducted by Tenant at the Premises, and (2) in the case of flood coverage, shall exclude the cost of foundation and excavation;
(iv)    contingent liability from operation of building laws;
(v)    demolition cost for undamaged portion coverage;
(vi)    increased cost of construction coverage;
(vii)    an agreed or stipulated amount endorsement negating any coinsurance clauses;
(viii)    equipment breakdown coverage (which coverage may be provided under a separate policy reasonably approved by Landlord); and
(ix)    contain no exclusion or deductible unless approved in writing by Landlord, which approval will not be unreasonably withheld or delayed.
(b)    If not included within the All Risk coverage above, Tenant shall also carry or cause to be carried commercial property and rent insurance for loss resulting from acts of terrorism (a "Terrorism Policy"), which shall be written with limits of coverage which are then commercially available, provided, however, that in no event shall Tenant be required to expend more than one hundred fifty percent (150%) of the cost of the premium for the All Risk policy for the purchase of the Terrorism Policy.

(c)    Tenant and Landlord shall be named as their interests may appear, and the Depositary shall be designated loss payee on such "All Risk" property damage insurance policy for the benefit of Landlord and Tenant.
Section 7.9    Construction Insurance Requirements. The insurance required by Section 7.1(a)(iv) shall consist at least of the following:
(a)    Property. Builder's Risk Insurance (standard "All Risk" or equivalent coverage), in the amount of not less than one hundred percent (100%) of Replacement Value, written on a completed value (non-reporting) basis, naming Tenant as named insured and Landlord and AIDC as additional insureds, as their respective interests may appear and Landlord as loss payee. In addition, such insurance policy (A) shall contain a written acknowledgement (annexed to the policy) by the insurance company that its right of subrogation has been waived with respect to all of the insureds and an endorsement stating that "permission is granted to complete and occupy," and (B) if any off-site storage location is used, shall cover, for full insurable value, all materials and equipment on or about any such off-site storage location intended for use with respect to the Premises.
(b)    Liability and Statutory.
(i)    Commercial General Liability Insurance, including all applicable coverages enumerated in Section 7.7 hereof, written for a limit of not less than Fifty Million Dollars ($50,000,000) per occurrence and in the aggregate, and endorsed to name Tenant as named insured and Landlord and AIDC as additional insureds;
(ii)    Commercial General Liability insurance insuring all contractors, subcontractors and construction managers in amounts comparable with amounts carried by persons undertaking similar work in the New York area, naming Tenant, Landlord and AIDC as additional insureds. Coverage for Landlord and AIDC as additional insureds shall specifically include their respective officials and employees, and shall be at least as broad as Insurance Services Office ("ISO") Form CG 2010 (11/85 ed.). Any contractor or subcontractor undertaking foundation, excavation or demolition work shall secure an endorsement on its policy to the effect that such operations are covered and that the "XCU Exclusions" have been deleted; and
(iii)    Statutory Workers' Compensation Insurance and New York State Disability Benefits Insurance in statutory amounts covering all contractors and subcontractors with respect to all of their employees.
Tenant shall be permitted to procure and maintain (or cause to be procured and maintained), to the extent permitted under applicable law, a wrap-up insurance policy which will satisfy the requirements of the foregoing Section 7.8.

(c)    Pollution Liability Insurance, to the extent applicable to the Construction Work being performed, on an occurrence basis, providing coverage for bodily injury liability, property damage or environmental damage caused by pollution conditions with a limit of liability of not less than five million dollars ($5,000,000) per occurrence and in the aggregate. The policy shall include coverage for environmental clean-up on land, in air and on water. The policy shall include coverage for completed operations for two (2) years after the completion of the performance of the Work, gradual and sudden and accidental pollution coverage, with a time element of no less than seven (7) days' notice and thirty (30) days' reporting. The policy shall not contain a sunset provision, or any other provision, which would prohibit the reporting of a claim and the subsequent defense and indemnity that would normally be provided by the policy. The policy shall provide transportation coverage for the hauling of hazardous materials from Pier 17 to the final disposition location.
(d)    Professional Liability Insurance, to the extent applicable to the Construction Work being performed at the Premises, in the amount of five million dollars ($5,000,000). Tenant agrees to require any contractor performing work of a nature customarily covered by professional liability insurance to maintain such coverage for at least three years after the completion of the Project or other relevant construction.
Section 7.10    Annual Aggregates.
If there is imposed under any commercial general liability insurance policy required hereunder an annual aggregate which is applicable to claims other than products liability and completed operations, such an annual aggregate shall not be less than two (2) times the per occurrence limit required for such insurance.
Section 7.11    Determination of Replacement Value.
(a)    As used herein, "Replacement Value" shall mean the full costs of replacing the Insured Improvements, including the costs of post-casualty debris removal and soft costs, including architect's and development fees, as determined and redetermined and adjusted from time to time as described in this Section 7.11.
(b)    After Substantial Completion of the Tenant Work, but no later than sixty (60) days after the Substantial Completion of the Tenant Work (the “Value Date”), and each subsequent tenth (10th) anniversary of the Value Date thereafter for the Term of this Lease, Tenant shall cause an appraisal, to be conducted at Tenant’s expense by an appraiser, selected by Landlord from a list of three appraisers agreed upon by Landlord and Tenant, of the Insured Improvements. Such appraisal shall determine the then-current cost (including all hard and soft costs) of rebuilding the Insured Improvements (including the costs of post-casualty debris removal), without regard to depreciation, and the total amount of such costs as appraised shall be deemed the Replacement Value.

(c)    The amount of Replacement Value shall be adjusted on each anniversary of the initial determination of Replacement Value and of each subsequent decennial redetermination of Replacement Value throughout the Term by a percentage equal to the percentage change in the Building Index in effect on such anniversary date as compared to the Building Index in effect on the date of Substantial Completion of the Required Improvements or prior redetermination, whichever is latest.
(d)    As used herein, the "Building Index" shall mean the Dodge Building Cost Index or such other published index of construction costs which shall be selected from time to time by Landlord and reasonably agreed to by Tenant, provided that such index shall be a widely recognized measure of construction costs in the insurance industry and appropriate to the type and location of the Improvements.
Section 7.12    Unavailability.
If any of the insurance required to be carried under this Lease shall not, after diligent efforts by Tenant, and through no act or omission on the part of Tenant, be obtainable from domestic carriers customarily insuring premises similar to the Premises and business operations of a size, nature and character similar to the size, nature and character of the business operations being conducted by Tenant at the Premises, then Tenant shall promptly notify Landlord of Tenant's inability to obtain such insurance and Landlord shall have the right, but not the obligation, to arrange for Tenant to obtain such insurance at a reasonable cost. If Landlord shall be able to arrange for Tenant to obtain such insurance, Tenant shall obtain the same up to the maximum limits provided for herein. If Landlord shall be unable to arrange for Tenant to obtain the insurance required hereunder, Tenant shall promptly obtain the maximum insurance obtainable at a reasonable cost, and in such case, the failure of Tenant to carry the insurance which is unobtainable shall not be a Default hereunder for as long as such insurance shall remain unobtainable. Types or amounts of insurance shall be deemed unobtainable if such types or amounts of insurance are (a) actually unobtainable, or (b) virtually unobtainable as a result of commercially unreasonable premiums for such insurance with respect to premises similar to the Premises, located in New York City and used for purposes similar to those for which the Premises are used or (c) not customarily required, sold or purchased with respect to (i) premises similar to the Premises and (ii) business operations of a size, nature and character similar to the size, nature and character of the business operations being conducted by Tenant at the Premises.
Section 7.13    Interpretation.
All insurance terms used in this Article 7 shall have the meanings ascribed by the Insurance Services Offices.

ARTICLE 8
DAMAGE, DESTRUCTION AND RESTORATION
Section 8.1    Premises Restoration. Subject to Section 8.3, if all or any of the Buildings, and/or leased space (including the improvements therein, other than the Base Building Systems) in the Museum Block and/or Schermerhorn Block, now or hereafter forming a part of the Premises, and/or Pier 17, including any portions thereof at any time not forming a part of the Premises, shall be damaged or destroyed in whole or in part by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall give Landlord immediate notice thereof, and Tenant, at its sole cost and expense, whether or not such casualty shall have been insured or be insurable against and, except as otherwise hereinafter expressly set forth, whether or not the insurance proceeds, if any, shall be sufficient to pay for the necessary repairs, restorations, replacements and rebuilding, shall promptly repair, restore, replace and rebuild (collectively a "Premises Restoration") such damaged or destroyed Buildings or space therein (excluding space not specifically demised to Tenant in the Museum Block or Schermerhorn Block) and/or Pier 17 at least to the extent of the quality and condition and as nearly as possible to the character thereof existing immediately prior to such occurrence, or with such changes or alterations thereto as may be made at Tenant's election and with Landlord's approval, or as may be required by the New York City Landmarks Preservation Commission or other applicable landmarks authorities and/or other Governmental Requirements, and Landlord agrees to cooperate with Tenant in obtaining all necessary permits and approvals for such Premises Restoration provided that such cooperation shall be at no cost to Landlord. Notwithstanding the foregoing, restoration of any Base Building Systems in the Museum Block or Schermerhorn Block shall be addressed in Section 8.2 hereof. Notwithstanding the foregoing, if Pier 17 shall be damaged or destroyed in whole or in part, Tenant shall not be obligated to expend for the Premises Restoration of Pier 17 an amount in excess of the greater of (i) the insurance proceeds paid for the damage or destruction thereof, and (ii) the insurance proceeds which would have been payable for such damage or destruction had Tenant fulfilled its insurance requirements in respect of Pier 17. In any such case where the insurance proceeds payable (or which would have been payable under clause (ii) above) for damage or destruction of Pier 17 (exclusive of the Pier Improvements) shall be inadequate to permit a complete Premises Restoration of Pier 17 (as determined by detailed cost estimates or proposed Construction Agreements procured by Tenant from reputable contractors in the manner prescribed in Section 8.4 hereof for a Premises Restoration), Tenant, subject to the following conditions, shall nevertheless undertake a Premises Restoration of Pier 17 to a size smaller than that which existed prior to such casualty, provided plans and specifications therefor and for the Premises Restoration of the Pier Improvements thereon shall have been approved by Landlord, which approval shall not unreasonably be withheld or delayed if such plans and specifications shall provide for adequate public access, circulation and seating areas and (a) Building(s) thereon containing approximately the same gross square feet as the Building(s) initially constructed by Tenant (after Substantial Completion of the Initial Renovation Work, approximately the same gross square feet as the Building(s) constructed by Tenant pursuant to Article 13), or (b) if required by Landlord as part of said approval, a smaller Building(s) which, in the reasonable judgment of Landlord and Tenant, is nevertheless deemed to be of similar quality, permitting a comparable tenant mix and economically feasible to operate (and in the event of a Premises Restoration of the type contemplated by this clause (b), the

Rental hereunder shall be equitably apportioned to account for such smaller Building(s), provided the construction of such smaller Building was required by Landlord). If there shall be insurance proceeds in excess of the cost of Premises Restoration of Pier 17, then, subject to the rights of a Recognized Mortgagee, the insurance proceeds or excess insurance proceeds, as the case may be, in respect of Pier 17 shall be disbursed to Tenant. Any dispute among Landlord and Tenant in respect of a claimed inadequacy of insurance proceeds or the Premises Restoration of Pier 17 shall be resolved by arbitration pursuant to Article 34 hereof. If, under the circumstances aforesaid, Tenant shall not be required to undertake a Premises Restoration of Pier 17 or any part thereof, this Lease shall terminate in respect of Pier 17, the land thereunder and the Pier Improvements, or the portions thereof not required to be restored, Tenant shall quit and surrender such part of the Premises to Landlord and the Base Rent payable hereunder shall be recalculated on the basis of the reduced gross square feet of the Premises, but this Lease shall otherwise remain in full force and effect. In confirmation of the foregoing, Landlord and Tenant shall execute and deliver an amendment to this Lease, in recordable form and otherwise in form reasonably satisfactory to Landlord, Tenant and each Mortgagee by the terms of which Pier 17, or such portions thereof as shall not be required to be restored, shall revert to Landlord free and clear of the demise to Tenant and any encumbrances created by Tenant under this Lease, including, but not limited to, any Mortgage, and such severed portion of the Premises shall be described according to an accurate survey which shall be subject to the reasonable approval of all of the aforementioned parties.
Section 8.2    Base Building Systems. If all or any part of the Base Building Systems of the Museum Block and/or Schermerhorn Block shall be damaged or destroyed in whole or in part by fire or other casualty of any kind or nature, ordinary or extraordinary, foreseen or unforeseen (a “Building Systems Casualty”), then Landlord shall have the option, exercisable in its sole discretion, to either (i) promptly repair, restore, replace and rebuild the said Base Building Systems at least to the extent of the quality and condition and as nearly as possible to the character thereof existing immediately prior to the Building Systems Casualty, or as may be required by applicable landmarks authorities, and subject to such changes as shall be necessitated by Requirements (a “Building Systems Restoration”) or (ii) permit Tenant to undertake a Building Systems Restoration on Landlord’s behalf. Landlord shall notify Tenant, not later than sixty (60) days from the date of the Building Systems Casualty, whether it elects to undertake a Building Systems Restoration or to permit Tenant to undertake a Building Systems Restoration on its behalf. Any Building Systems Restoration shall be undertaken with diligence and as expeditiously as reasonably possible.
Section 8.3    Tenant's Option to Terminate; Tenant's Option to Restore Pier.
(a)    Notwithstanding anything to the contrary herein, if the damage or destruction described in this Article 8 occurs during the last four (4) years of the Term and the cost of rebuilding, restoration, repair or replacement shall exceed twenty five percent (25%) of the then full insurable value of the Premises and all structures, improvements, fixtures and equipment, furnishings and physical property located on the Premises immediately prior to such damage or destruction, Tenant shall have the option of either:

(i)    performing all rebuilding, restoration, repairs, replacements or alterations required, in accordance with the provisions of this Agreement, or
(ii)    terminating this Lease in its entirety by written notice to Landlord within thirty (30) days after the occurrence of such damage or destruction; provided, however, there shall be in force and effect the required insurance valid and subsisting and adequate to cover such damage or destruction without any defenses to the payment by the insurance carriers based upon acts or omissions of the Tenant or of any other insureds; provided further, however, that both at the-time of the giving of notice and on the effective date thereof: (A) no Event of Default is continuing, and (B) this Lease or any construction, buildings, structures, improvements, fixtures and equipment, furnishings and physical property located on the Premises are unencumbered by any mortgage, security interest, judgments, or other liens (to be evidenced by a search made by a nationally recognized title company and to be furnished by the Tenant at its sole cost and expense).
(b)    In the event of termination pursuant to the provisions of Section 8.3(a), Tenant shall not be entitled to any portion of the proceeds of fire insurance, boiler and pressure vessel insurance, war, risk insurance and rent or rental value insurance if any, all of which shall become the sole property of Landlord.
(c)    Upon the effective date of a termination of this Lease pursuant to the provisions of Section 8.3(a), Tenant shall surrender and deliver up the Premises and all structures, improvements, fixtures and equipment, furnishings and other property located on the premises into the possession and use of Landlord in the manner specified in Article 31, subject, however, to the then physical condition and state of repair thereof. Subject to the foregoing, Tenant upon such termination, surrender and removal, shall be released and discharged from any and all obligations under this Lease other than those which shall have accrued prior to the date of such termination or shall mature on such date.
(d)    In addition to the terms above, in the event that a Building System Casualty occurs, then Tenant shall have the right and option, not later than sixty (60) days from the date of service of notice from Landlord that Landlord will not undertake a Building Systems Restoration, to terminate this Lease only with regard to those portions of the Premises located within the area of the Building Systems Casualty, subject to the continuing obligation of Tenant to reasonably assist (to the extent necessary) in the prosecution of all insurance and other claims relating to the Building Systems Casualty. Any such termination shall be effectuated by written notice by Tenant to Landlord within one hundred twenty (120) days following Tenant's receipt of Landlord's notice as aforesaid.
(e)    If Tenant elects to terminate pursuant to Section 8.3(d), this Lease shall terminate in respect of those portions of the Premises located within the area of the Building Systems Casualty, Tenant shall quit and surrender such part of the Premises to Landlord and the

Base Rent payable hereunder shall be recalculated on the basis of the reduced gross square feet of the Premises, but this Lease shall otherwise remain in full force and effect. In confirmation of the foregoing, Landlord and Tenant shall execute and deliver an amendment to this Lease, in recordable form and otherwise in form reasonably satisfactory to Landlord, Tenant and each Mortgagee by the terms of which such portions of the Premises shall revert to Landlord free and clear of the demise to Tenant and any encumbrances created by Tenant under this Lease, including, but not limited to, any Mortgage, and such severed portion of the Premises shall be described according to an accurate survey which shall be subject to the reasonable approval of all of the aforementioned parties. Any amounts due and owing to Landlord up to and including the date of termination shall survive termination and shall be payable in accordance with this Lease.
(i)    If Tenant elects to terminate this Lease pursuant to this Section 8.3(e), Tenant shall be deemed to have assigned to Landlord all of Tenant's right, title and interest in and to all available insurance and other proceeds payable due to the Building Systems Casualty.
(ii)    If Landlord elects to undertake a Building Systems Restoration, all Restoration Funds allocable to the Base Building Systems affected by the Building Systems Casualty shall be available to Landlord, and Tenant shall not be obligated to commence any Premises Restoration which may be required pursuant to this Article 8 until such time as Landlord has completed the Building Systems Restoration.
(iii)    If Landlord elects not to undertake a Building Systems Restoration, but Tenant elects to undertake a Building Systems Restoration, all Restoration Funds allocable to the Base Building Systems affected by the Building Systems Casualty shall be available to Tenant as provided in Section 8.5 and Tenant shall proceed in accordance with the provisions of this Article 8 with regard to Tenant's performance of a Premises Restoration and a Building Systems Restoration (either, when performed by Tenant shall be referred to as a "Tenant Restoration") and disbursement of Restoration Funds.
Section 8.4    Tenant Restoration.
(a)    Estimate of Construction Work Cost. Before commencing any Construction Work in connection with a Tenant Restoration (other than a Tenant Restoration which is reasonably estimated to cost less than Five Million Dollars ($5,000,000) (which amount shall be adjusted on the first day of each calendar year during the Term to take into account CPI for the immediately preceding calendar year)), and as soon as reasonably practicable (and in any event, within two hundred and ten (210) days after the damage or destruction, Tenant shall furnish Landlord with an estimate, prepared by a Qualified Contractor (after consultation by the Qualified Contractor with the Landlord, to the extent practicable), of the cost of such Construction Work. Such estimate shall include, without limitation, Architect's and engineer's fees (and other construction-related soft costs), construction labor costs and the cost of materials, fixtures and equipment, and the schedule for incurring these costs. Landlord, at its election and at Landlord's sole cost, may engage a licensed professional engineer or registered architect to prepare its own estimate of the cost of such Construction Work. If Landlord shall fail to disapprove Tenant's estimate of such cost within thirty (30) days of receipt of such estimate, Tenant's estimate shall be deemed approved. If Landlord shall dispute the estimated cost of such Construction Work, the dispute shall be resolved by a licensed professional structural engineer or licensed professional contractor, chosen by agreement of Landlord and Tenant, which structural engineer or contractor shall resolve the dispute by choosing either Landlord's or Tenant's estimate, which choice shall be binding on the parties. During the course of any Tenant Restoration, Tenant shall provide monthly summaries to Landlord of the progress of the Construction Work. Such summary shall include a breakdown of the applicable costs spent for the Construction Work for such month. Tenant further agrees that Landlord shall have the right, at all reasonable times, to inspect the Premises and the progress of the Construction Work. Tenant agrees that if it fails to properly and fully complete such Construction Work, and such failure shall continue for a period of one hundred and eighty (180) days (subject to Unavoidable Delay) after notice thereof from Landlord to Tenant specifying such failure, Landlord shall have the right to complete such Construction Work at the cost and expense of Tenant, or to avail itself of any other remedy provided in Section 24.2 available under law.
(b)    Commencement of Construction Work. Subject to Unavoidable Delays, Tenant shall commence performance of labor in connection with the Construction Work for a Tenant Restoration at any time it elects but in any event promptly after settlement of the insurance claim, if any, relating to the damages or destruction (which settlement will be diligently prosecuted), but in any event within five hundred forty-five (545) days of the damage or destruction (or such longer period as is required for Tenant to (i) settle the receipt of insurance proceeds with the insurer of the Premises and (ii) obtain all governmental and regulatory approvals required to commence the Construction Work; provided that Tenant shall diligently pursue to completion the settlement of such insurance proceeds and the procurement of all necessary governmental and regulatory approvals). Prior to commencing the Construction Work in connection with a Tenant Restoration, Tenant will proceed diligently and in good faith to take all actions required to be taken prior to the commencement of the Construction Work, including the preparation of any necessary plans and specifications and the obtaining of any necessary permits and approvals.
Section 8.5    Restoration Funds.
(a)    Reimbursement of Depositary's and Landlord's Expenses. Before paying the Restoration Funds to Tenant, Depositary shall reimburse itself, Landlord and Tenant therefrom to the extent of the necessary and proper expenses (including, without limitation, reasonable attorneys' fees and disbursements) paid or incurred by Depositary, Landlord or Tenant in the collection of such Restoration Funds.
(b)    Disbursement of Restoration Funds.
(i)    Application for Disbursement. In connection with any Construction Work in connection with a Tenant Restoration, Landlord shall direct

Depositary to pay to Tenant the Restoration Funds from time to time in installments as the Restoration progresses, in the manner and at the times as required by the Recognized Mortgagee most senior in lien including, without limitation, for the payment of interest to the Recognized Mortgagee and any Recognized Mezzanine Lender. If there is no Recognized Mortgagee or the Recognized Mortgage has no provision relating to the disbursement of the Restoration Funds, then, subject to the provisions of Sections 8.1, Section 8.2, Section 8.3(a), Section 8.3(e)(ii), Section 8.4 and Section 8.5 hereof, the Restoration Funds shall be paid to Tenant in installments as the Restoration progresses, upon application to be submitted by Tenant to Depositary and Landlord showing the cost of labor and the cost of materials, fixtures and equipment that either have (A) been incorporated in the Buildings since the last previous application and either have been paid for by Tenant or are then due and owing by Tenant, or (B) not been incorporated in the Building but have been purchased since the last previous application and either have been paid for by Tenant or are then due and owing by Tenant and are insured by Tenant for one hundred percent (100%) of the cost thereof and stored at a secure and safe location either on, or outside of, the Premises. Depositary shall not make any installment payment to Tenant for materials, fixtures and equipment, purchased but not yet incorporated in the Building, until Tenant shall have delivered to Landlord certificates of insurance evidencing that such materials, fixtures and equipment are insured for one hundred percent (100%) of the cost thereof.
(ii)    Holdback of Restoration Funds. Until such time as fifty percent (50%) of the Restoration is complete, the amount of any installment of the Restoration Funds to be paid to Tenant for labor, the cost of materials, fixtures and equipment (but exclusive of (A) architects' fees, insurance and other professional fees and "soft" construction costs, called herein "soft costs" and (B) real estate and sales taxes, PILOST and debt service payments, for which no holdback shall be required) shall be equal to ninety-five percent (95%) of the amount by which (x) the product derived by multiplying the Restoration Funds by a fraction, the numerator of which shall be the total cost (including any amounts that may have been retained by Tenant from any contractors) of all labor, and the cost of materials, fixtures and equipment incorporated in the Building or purchased, insured and stored as provided in Section 8.3(e)(i) hereof, excluding soft costs, real estate and sales taxes, PILOST and debt service payments, and the denominator of which shall be the total estimated cost of the Construction Work in connection with such Restoration, exceeds (y) all prior installments of Restoration Funds paid to Tenant excluding soft costs, real estate and sales taxes, PILOST and debt service payments. After such time as fifty percent (50%) of the Restoration is complete, the remaining portions of the Restoration Funds shall be paid to Tenant on account of work performed in connection with the Restoration, and once complete, the balance of the Restoration Funds, if any, shall be paid to Tenant.
Section 8.6    Conditions Precedent to Disbursement of Restoration Funds. The following are conditions precedent to each payment of Restoration Funds to be made to Tenant pursuant to Section 8.3(e) hereof.

(a)    Certificate of Tenant. A certificate of Tenant (verified by the Architect as to items (iv) and (vi) below) shall be submitted to Depositary and Landlord stating that:
(i)    The sum then requested to be withdrawn either has been paid by Tenant or is justly due to contractors, subcontractors, materialmen, engineers, architects or other Persons (whose names and addresses shall be stated), who have rendered or furnished services or materials for the work and, giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of such Persons with respect thereto, and stating, in reasonable detail, the progress of the Construction Work in connection with the Tenant Restoration up to the date of the certificate;
(ii)    No part of such expenditures has been or is being made the basis, in any previous or then pending request, for the withdrawal of Restoration Funds or has been paid out of any of the Restoration Funds received by Tenant;
(iii)    The sum then requested does not exceed the cost of the services and materials described in the certificate;
(iv)    The materials, fixtures and equipment, for which payment is being requested pursuant to clause (B) of Section 8.3(e)(i) hereof, to the extent applicable, are in substantial accordance with the Approved Plans and Specifications (or such other plans and specifications approved by Landlord for purposes of the Tenant Restoration);
(v)    Except in the case of the final request for payment by Tenant, the balance of the Restoration Funds held by Depositary (including any bond, cash or other security provided by Tenant in accordance with Section 8.5 hereof) shall be sufficient, upon completion of the Construction Work in connection with the Restoration, to pay for the Construction Work in full, and estimating, in reasonable detail, the total and remaining costs to complete such Construction Work, and
(vi)    In the case of the final request for payment by Tenant, the Construction Work in connection with a Restoration shall have been completed, except for punch list items, in accordance with the provisions of Sections 13.2 and 13.5 hereof.
(b)    Certificate of Title Insurance. There shall be furnished to Landlord a report or a certificate of a nationally-recognized title insurance company, or other evidence reasonably satisfactory to Landlord, showing that there are no (i) vendor's, mechanic's, laborer's or materialman's statutory or other similar liens filed against the Premises or any part thereof (except liens as to which Tenant shall have complied with the applicable provisions of Section 17.2), or (ii) public improvement liens created or caused to be created by Tenant affecting

Landlord or the assets of, or any funds appropriated to Landlord, except in the case of either clause (i) or (ii), (A) liens which will be discharged upon payment of the amount then requested to be withdrawn, (B) liens or encumbrances which the Restoration is intended to remove or (C) other liens expressly permitted pursuant to the terms of this Lease.
Section 8.7    Restoration Fund Deficiency. If the estimated cost (determined as provided in Section 8.4(a) hereof) of any Construction Work in connection with any Tenant Restoration exceeds the net Restoration Funds received by Depositary pursuant to Section 7.2 hereof, then, before the commencement of such Construction Work, or, at any time after commencement of such Construction Work if it is reasonably determined by Landlord that the cost to complete such Construction Work exceeds the unapplied portion of the Restoration Funds and as a condition to the disbursement of further Restoration Funds, Tenant shall, within ten (10) days of Landlord's request, furnish to Landlord evidence reasonably satisfactory to Landlord of the financial ability of Tenant to pay the amount of such excess, which evidence may, at Landlord's election, consist of a letter of credit, loan commitment, surety bond, completion guaranty (from an entity acceptable to Landlord in its reasonable discretion) or any combination of the foregoing or such other security as may be reasonably satisfactory to Landlord, in the amount of such excess.
Section 8.8    Effect of Casualty on This Lease. Except as provided herein, this Lease shall neither terminate, be forfeited nor be affected in any manner, nor shall there be a reduction or abatement of Rental by reason of damage to, or total, substantial or partial destruction of, the improvements on the Premises, or by reason of the untenantability of any part thereof, nor for any reason or cause whatsoever. Tenant's obligations hereunder, including the payment of Rental, shall continue as though the Improvements had not been damaged or destroyed and shall continue without abatement, suspension, diminution or reduction whatsoever. Notwithstanding anything to the contrary herein, if following any damage to, or destruction of, the Premises or the improvements thereon, the Gross Leasable Area of the Premises shall be reduced as a result of (i) the insurance proceeds payable for such damage or destruction being inadequate to complete a full Restoration of the Premises or (ii) a Qualified Contractor determining that (A) it is not practical to complete a full Restoration of the Premises or (B) that any part of the Restored Premises would be rendered unsuitable for the uses permitted under this Lease at the date of such damage or destruction, Rental shall be proportionally abated to account for the loss in Gross Leasable Area.
Section 8.9    Waiver of Rights under Statute. The existence of any present or future law or statute notwithstanding, Tenant waives all rights to quit or surrender the Premises or any part thereof by reason of any casualty to any Building. It is the intention of Landlord and Tenant that the foregoing is an "express agreement to the contrary" as provided in Section 227 of the Real Property Law of the State of New York.

ARTICLE 9
CONDEMNATION
Section 9.1    Substantial Taking.
(a)    Termination of Lease for Substantial Taking. If all or Substantially All of the Premises is taken (excluding a taking of the fee interest in the Land if, after such taking, Tenant's rights under this Lease and the leasehold interest created thereby are not affected) for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement among Landlord, Tenant and those authorized to exercise such right, this Lease shall terminate on the Date of Taking and the Rental payable by Tenant hereunder shall be apportioned and paid to the Date of Taking.
(b)    Disbursement of Award. If all or Substantially All of the Premises is taken or condemned as provided in Section 9.1(a) hereof, the entire award paid in connection with such taking or condemnation (net of reimbursement to Depositary, Landlord and Tenant of any reasonable costs of collection) shall be apportioned as follows: (i) there shall first be paid to Landlord so much of the award which is for or attributable to the value of the land, considered as encumbered by this Lease and the Museum Lease; (ii) there shall next be paid out of the remainder of the award, if any, to the Recognized Mortgagees in the order of the priority of their liens so much of the award as shall equal the unpaid principal indebtedness secured by the Recognized Mortgagees; (iii) there shall next be paid to Landlord so much of the award that is for or attributable to the value of Landlord’s reversionary interest in the improvements made on the land during the Term and (iv) there shall next be paid to Tenant the balance of such award. Tenant shall have the right to claim separately its personal property, trade fixtures, and moving and relocation costs for itself and any Subtenants.
(c)    Definitions. For purposes of this Article 9, the following terms shall have the following meanings:
(i)    "Substantially All of the Premises" shall be deemed to mean such portion of the Premises as, when so taken, would leave remaining a portion of the Premises which, due either to the area so taken or the location of the part so taken in relation to the part remaining, would not, under economic conditions or under zoning or other applicable laws or building regulations then existing or prevailing, accommodate new Buildings of a character and/or for the uses similar to the Buildings existing and/or the uses herein permitted at the date of such taking and after performance of all covenants, agreements, terms and provisions herein to be performed by any party thereto and would render the remaining portions of the Premises economically unsuitable for the use and operation of the Premises as contemplated in this Lease. If Landlord and Tenant shall disagree as to whether or not "Substantially All of the Premises" has been taken, such dispute shall be resolved by arbitration in accordance with the provisions of Article 34 hereof.

(ii)    "Date of Taking" shall be deemed to be the date on which the whole or substantially all of the Premises, or a part thereof, as the case may be, shall have vested in any lawful condemning authority, or the date on which actual possession thereof is acquired, whichever shall be earlier.
Section 9.2    Less Than A Substantial Taking. If less than Substantially All of the Premises shall be taken for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement among Landlord, (i) the condemnation proceeds shall be payable to Depositary for disbursement to Tenant in connection with the Condemnation Restoration, except that (A) if the aggregate amount of the proceeds with respect to any single taking claim is less than $250,000 (which amount shall be adjusted on the first day of each calendar year during the Term to take into account CPI for the immediately preceding calendar year), then (x) such proceeds shall be paid directly to Tenant and (y) in the event such proceeds are not paid directly to Tenant, Depositary or Landlord, as applicable, shall promptly transfer such funds to Tenant, and (ii) Tenant and those authorized to exercise such right, this Lease and the Term shall continue (except that this Lease shall terminate in respect of the portion of the Premises taken) without abatement or diminution of the Rental or of any of Tenant's other obligations hereunder. Tenant, at its sole cost and expense, whether or not the award, if any, shall be sufficient for the purpose, shall proceed diligently to repair, restore, replace and rebuild ("Restore" or a "Condemnation Restoration") any remaining part of the Buildings and/or space therein forming a part of the Premises and/or Pier 17 not so taken, so that the same shall be complete, rentable, self-contained architectural-units in good condition and repair. Notwithstanding the foregoing, if any Base Building Systems in the Museum Block or Schermerhorn Block shall be so taken so that any part of the Premises located in the Museum Block or Schermerhorn Block would be rendered unsuitable for the uses permitted under this Lease at the date of such taking, then (i) Landlord shall promptly consult with Tenant on how it intends to Restore the Base Building Systems and (ii) Tenant's obligations to Restore as set forth in this paragraph shall not arise unless Landlord shall Restore said Base Building Systems in a manner that is reasonably acceptable to Tenant.
ARTICLE 10
TRANSFERS AND SEVERANCE
Section 10.1    Landlord. Landlord may transfer or assign its interests in the Premises, or any part thereof, or its interest under this Lease, to any Person, in whole or in part, at any time, in its sole and absolute discretion.
Section 10.2    Tenant's Right to Assign, Transfer or Enter into a Sublease.
(a)    Except as provided in this Article 10, neither Tenant nor a Control Affiliate shall undertake a Transfer or Severance without the prior consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion.

(b)    Notwithstanding the provisions of Section 10.2(a), Tenant and each Control Affiliate (as applicable) may, without Landlord's consent but subject to the other provisions of this Article 10 including the provision of notice to Landlord:
(i)    Mortgage its interest in this Lease and the leasehold estate in the Premises created hereby to one or more Recognized Mortgagee in accordance with Article 11;
(ii)    Assign or Transfer the Lease pursuant to a bona fide foreclosure proceeding or a bona fide assignment in lieu of foreclosure, to a Recognized Mortgagee or its Affiliate or designee, provided, however, that such Assignee, Transferee or Major Subtenant shall be a Permitted and Qualified Transferee;
(iii)    consummate a Recognized Mezzanine Financing;
(iv)    Assign or Transfer an interest in Tenant or a Control Affiliate pursuant to a bona fide foreclosure proceeding or a bona fide assignment in lieu of foreclosure, in connection with a Recognized Mezzanine Financing, provided, however, that such Assignee, Transferee or Major Subtenant shall be a Permitted and Qualified Transferee;
(v)    Assign or sublease its interest in the Lease to any public instrumentality for purposes of obtaining tax-exempt financing;
(vi)    Enter into Subleases for the Premises in accordance with this Section 10.2;
(vii)    Enter into Severance Leases in accordance with Section 10.8 hereof;
(viii)    Sell, transfer or issue stock or other equity interests, or permit members to sell, transfer or issue stock or other equity interests, in Tenant or a Control Affiliate which is effected through the “over-the-counter market” or through any nationally recognized stock exchange;
(ix)    Transfer, directly or indirectly, by merger, consolidation or otherwise, Equity Interests in the Howard Hughes Corporation or any Control Affiliate thereof, or enter into a transaction involving the sale of all or substantially all of the assets of the Howard Hughes Corporation or any Controlled Affiliate provided that such

Transfer is not undertaken for the purpose of avoiding the limitations on Transfer otherwise set forth in this Lease;
(x)    Assign or Transfer an interest in Tenant or a Control Affiliate to any wholly-owned Affiliate thereof.
(c)    Notwithstanding the provisions of Section 10.2(a), after Substantial Completion of the Initial Renovation Work, Tenant or any Control Affiliate may, without Landlord's consent but subject to the other provisions of this Article 10, including the provision of notice to Landlord , undertake a Transfer to a Permitted and Qualified Transferee, provided that upon such Transfer the Premises continues to be managed by a Qualified Manager. In no event shall Transfers to an Unqualified Person be permitted.
(d)    Definitions.
(i)    "Assignment" means the sale, exchange, assignment or other disposition of all or any portion of the interest of Tenant in this Lease or the leasehold estate created hereby whether by operation of law or otherwise, including a foreclosure sale or an assignment in lieu of foreclosure.
(ii)    "Assignee" means an assignee under an Assignment.
(iii)    "Equity Interest" means, with respect to any entity, (A) the ownership of (i) outstanding stock of such entity if such entity is a corporation, a real estate investment trust or a similar entity, (ii) a capital, membership, or partnership interest in such entity if such entity is a limited liability company, partnership or joint venture, (iii) interest in a trust if such entity is a trust, or (B) any other interest that is the functional equivalent of any of the foregoing.
(iv)    "Major Sublease" means a Sublease of all or substantially all of the Premises.
(v)    "Major Subtenant" means a Subtenant under a Major Sublease.
(vi)    "Permitted and Qualified Transferee" shall mean a Person who, at the time of a Transfer, (A) (1) together with any Affiliates has an aggregate net worth of at least $250,000,000 (increased annually after the date hereof at the rate of 3%) or (2) a long-term unsecured debt rating of "BB+" (or its equivalent) or better from a nationally recognized credit rating agency, (B) either (1) directly or through its Control Affiliates, owns and/or manages, and has not less than seven (7) years' experience in the ownership and/or management of at least 1,500,000 square feet of retail space, or (2) retains a Qualified Manager, (C) is of sufficient financial condition to perform the obligations to be assumed by such proposed Assignee, Landlord having been furnished with evidence reasonably satisfactory to Landlord of such financial condition; provided, however, that if the proposed Transferee complies with clause (A)(1) or (A)(2) above, it shall be deemed to satisfy this requirement; and (D) is not an Unqualified Person.
(vii)    "Qualified Manager" shall mean each of (A) Tenant and any Affiliate thereof and (B) an entity that satisfies the requirements set forth in clause (B)(1) of Section 10.2(d)(vi) above at the time of its appointment.
(viii)    "Sublease(s)" means all subleases (including a Major Sublease, sub-subleases and any further level of subletting), occupancy, license or concession agreements.
(ix)    "Subtenant(s)" means all subtenants (including Major Subtenants), operators, licensees, franchisees, concessionaires and other occupants of the Premises or any portion thereof.
(x)    "Transfer" means (1) any direct or indirect sale, transfer, Assignment or Sublease of all or substantially all of either Tenant's or a Control Affiliate's interest (including without limitation, the sale, transfer issuance or other admission of additional equity holders in any entity holding any of the foregoing) in any one or more of (A) Tenant, (B) the individual parcels included in the Premises, Restoration Project elements or Severance Leases (C) this Lease, (D) any operating agreement to be entered into by Tenant with regard to any of the Project elements or (E) any other document entered into by Landlord and Tenant with respect to the Premises, (2) the issuance of additional stock or Equity Interests in any entity that is Tenant or that is a general partner or managing member of any entity that is Tenant, if the issuance of such additional Equity Interests would result in a change of more than ten (10%) percent in vote of the Equity Interests of such Person from the time when such entity became Tenant or a general partner or managing member of any entity that is Tenant , but shall exclude, in each case, (x) the sale, transfer or issuance of stock or other equity interests that is effected through the “over-the-counter market” or through any nationally recognized stock exchange and (y) any merger or consolidation of a Control Affiliate with any other Person (other than an Unqualified Person) or a sale of all or substantially all of the assets of a Control Affiliate to any Person (other than an Unqualified Person).
(xi)    "Transferee" means a Person to which a Transfer is made.
(e)    Required Disclosure Statements. An Assignee, Transferee or Major Subtenant shall deliver to Landlord the Required Disclosure Statement in form and substance reasonably satisfactory to Landlord, provided that if any modification to the form of such Required Disclosure Statement is not acceptable to Landlord, acting in its reasonable discretion, then the applicable Transfer shall be void ab initio;
(f)    Limitations on Right to Assign, Transfer or Enter into a Major Sublease. Notwithstanding anything set forth in this Article 10 to the contrary, Tenant shall have no right to enter into an Assignment, Transfer or a Major Sublease:
(i)    If on the effective date of such Assignment, Transfer or Major Sublease, there is an Event of Default that has occurred and is continuing, unless (A) Tenant cures such Event of Default, or (B) Landlord waives such Event of Default concurrently with such Assignment, Transfer or Major Sublease, (C) in connection with any foreclosure of a Mortgage or a transfer in lieu of a foreclosure of a Mortgage, a Recognized Mortgagee or any Affiliate or nominee of a Recognized Mortgagee shall become Tenant in compliance with the terms of this Lease, (D) in connection with any foreclosure pursuant to a Recognized Mezzanine Financing or a transfer in lieu of any such foreclosure, a Recognized Mezzanine Lender or any Affiliate or nominee of a Recognized Mezzanine Lender shall own Tenant, directly or indirectly, in compliance with the terms of this Lease or (E) it involves the sale or transfer of stock that is publicly traded on a stock exchange; or
(ii)    If the proposed Assignee, Transferee or Major Subtenant fails to deliver a Required Disclosure Statement as provided in Section 10.2(e) in form and substance acceptable to Landlord acting in its sole discretion, unless it involves the sale or transfer of stock that is publicly traded on a stock exchange.
(g)    Assignment, Transfer or Major Sublease Instruments. Tenant shall deliver to Landlord, or shall cause to be delivered to Landlord, within thirty (30) days after the execution thereof, (i) in the case of an Assignment, an executed counterpart of the instrument of Assignment and an executed counterpart of the instrument of assumption by the Assignee of Tenant's obligations under this Lease, to be in form and substance reasonably satisfactory to Landlord, provided that in the case of an Assignment pursuant to a foreclosure proceeding, or an assignment in lieu of foreclosure, the Assignee's obligations shall be limited to payment of Rental and the satisfaction of the other obligations of Tenant which are capable of being performed by such Assignee, whether accruing prior to, on, or after the effective date of such Assignment, (ii) in the case of a Transfer, an executed counterpart of the instrument of Transfer, and if the Transfer is effected through admission of a new or substitute partner of Tenant all relevant amendments to the partnership agreement and, if applicable, the certificate of limited partnership, and (iii) in the case of a Major Sublease, an executed counterpart of the Major Sublease.
(h)    Condominium Conversion. Tenant shall not, without the prior consent of Landlord, which consent may be withheld in Landlord's sole discretion, submit Tenant's leasehold estate in the Premises, or any part thereof, to the provisions of Article 9-B of the Real Property Law of the State of New York, as it may be amended.
(i)    Subleases. Nothing herein set forth shall require Tenant to obtain Landlord's consent to a Sublease which is not a Major Sublease so long as (i) the Sublessee is not an Unqualified Person and (ii) the Sublease conforms to the requirements of Section 10.5(a) hereof and is consistent with Article 23 hereof.
Section 10.3    Subtenant Violation. A violation or breach of any of the terms, provisions or conditions of this Lease that results from, or is caused by, an act or omission by a Subtenant shall not relieve Tenant of Tenant's obligation to cure such violation or breach.
Section 10.4    Collection of Subrent by Landlord. After an Event of Default and provided that Landlord has elected to terminate this Lease pursuant to the provisions of Section 24.2 hereof, Landlord may, subject to the rights of any Recognized Mortgagee, collect rent and all other sums due under any Subleases and apply the net amount collected to the Rental payable by Tenant hereunder. No such collection shall be, or shall be deemed to be, a waiver of any agreement, term, covenant or condition of this Lease nor the recognition by Landlord of any Subtenant as a direct tenant of Landlord nor a release of Tenant from performance by Tenant of its obligations under this Lease. Following the cure of any such Event of Default, such right of collection shall terminate and Landlord shall not again exercise such right unless and until the occurrence of a subsequent Event of Default.
Section 10.5    Sublease Assignment
(a)    Assignment of Subleases to Landlord. As security for Tenant's obligations hereunder, Tenant hereby assigns, transfers and sets over unto Landlord, subject to any assignment of Subleases and/or rents made in connection with any Recognized Mortgage, all of Tenant's right, title and interest in and to all Subleases and hereby confers upon Landlord, its agents and representatives a right of entry in, and sufficient possession of, the Premises, effective upon the occurrence of an Event of Default and provided that Landlord has elected to terminate this Lease pursuant to the provisions of Section 24.2 hereof, to permit and ensure the collection by Landlord of all sums payable under the Subleases. The exercise of such right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof. If such right of entry and possession is denied to Landlord, its agents or representatives, Landlord, in the exercise of this right, may use all legal means to recover possession of the Premises. This assignment, although presently effective, shall be operative only upon the occurrence and during the continuance of an Event of Default and not before and in all instances the rights of the Landlord under this Section 10.5 shall be subject and subordinate to the rights of any Recognized Mortgagee.
(b)    Schedule of Subleases. At any time upon Landlord's demand, Tenant shall deliver to Landlord, within fifteen (15) days of such demand, (i) a schedule of all Subleases, giving the names of all Subtenants, a description of the space that has been sublet, expiration dates, rentals and such other information as Landlord reasonably may request, and (ii) a photostatic copy of each of the Subleases to the extent not previously delivered. Upon reasonable request of Landlord, Tenant shall permit Landlord and its agents and representatives to inspect original counterparts of all Subleases.
Section 10.6    Required Sublease Clauses. Each Sublease shall provide that:
(a)    It is subordinate and subject to this Lease;
(b)    Except for security deposits and any other amounts deposited with Tenant or with any Recognized Mortgagee in connection with the payment of insurance premiums, real property taxes and assessments and other similar charges or expenses, Subtenant shall not pay rent or other sums payable under the Sublease to Tenant for more than one (1) month in advance; and
(c)    At Landlord's option, on the termination of this Lease pursuant to Article 24 hereof, the Subtenant shall attorn to, or shall enter into a direct lease on terms identical to its Sublease with, Landlord for the balance of the unexpired term of the Sublease.
Section 10.7    Subtenant Non-Disturbance.
(a)    Landlord, for the benefit of any Subtenant whose Sublease was made in accordance with the applicable provisions of this Article, shall recognize such Subtenant as the direct tenant of Landlord upon the termination of this Lease pursuant to the provisions of Article 24 hereof, provided (i) Subtenant delivers to Landlord a Required Disclosure Statement without any modifications thereto that are not acceptable to Landlord acting in its reasonable discretion, (ii) Tenant has certified to Landlord, at the time the Sublease was executed, that the terms and conditions of such Sublease were negotiated at "arm's-length" transaction and that, to the best of Tenant's belief, the rent and other moneys payable by the Subtenant in accordance with the terms of its Sublease, after taking into account any escalations, renewal rent, credits, offsets or deductions to which such Subtenant may be entitled thereunder and other relevant terms and provisions of the Sublease, represent the then fair rental value of the space demised thereunder, and (iii) at the time of the termination of this Lease (A) no default exists under such Sublease beyond the expiration of any applicable cure period, which at such time would permit the landlord thereunder to terminate the Sublease or to exercise any remedy for dispossession provided for therein, and (B) such Subtenant delivers to Landlord an instrument confirming the agreement of the Subtenant to attorn to Landlord and to recognize Landlord as the Subtenant's landlord under its Sublease, which instrument shall provide that neither Landlord, nor anyone claiming by, through or under Landlord, shall be:
(A)    liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord) other than those of a continuing or on-going nature;

(B)    subject to any counterclaims, offsets or defenses that such Subtenant may have against any prior landlord (including, without limitation, the then defaulting landlord) other than those of a continuing or on-going nature;
(C)    bound by any payment of rent that such Subtenant might have paid for more than the current month to any prior landlord (including, without limitation, the then defaulting landlord), except for security deposits and any other amounts deposited with any prior landlord (including, without limitation, the then defaulting landlord) in connection with the payment of insurance premiums, real property taxes and assessments or other similar charges or expenses;
(D)    bound by any covenant to undertake or complete any construction of the Premises or any portion thereof demised by the Sublease (other than normal maintenance and repair or in connection with a casualty or condemnation, subject to clauses (I) and (J) below);
(E)    bound by any obligation to make any payment to the Subtenant except with respect to (i) any amount payable from a fund, reserve, deposit, credit, receipt or other amount if actually held or received by Landlord for such purpose, or (ii) any obligation which arises after attornment; or
(F)    bound by any amendment thereto or modification thereof made following the occurrence of an Event of Default or otherwise on terms which deviate in material respects from “market” terms unless Landlord shall have approved in writing such amendment or modification; or
(G)    liable for any asbestos or other hazardous or toxic substance present either at the Premises or at any other structure constructed by or on behalf of any prior Landlord; or
(H)    if the Landlord is the City, obligated to procure any insurance covering any risk for which the City generally self-insures; or
(I)    subject to any right of cancellation or termination which requires payment by the landlord thereunder of a charge, fee or penalty for such cancellation or termination, except if landlord thereunder voluntarily exercises such right or cancellation or termination other than as a result of a casualty or condemnation; or

(J)    be obligated to give Subtenant all or any portion of any insurance proceeds or condemnation awards payable to Landlord as a result of a casualty or condemnation other than for trade fixtures and personalty (such as inventory) of Subtenant.
Such instrument may contain such substitutions for and modifications of the foregoing and such additional provisions as Landlord and a Subtenant may request of the other and as the other may agree to, each acting in their reasonable discretion.
(b)    If Landlord recognizes a Subtenant as a direct tenant as provided in the preceding subsection (a), and if said Subtenant's Sublease provided for payments by such Subtenant of a portion of any payments in lieu of taxes payable by Tenant under this Lease, then said Sublease, having become a direct lease from Landlord to Subtenant, shall be construed to continue to provide for said payment of such portion and the amount of payments in lieu of taxes on which such proportional payment is based shall continue to be calculated as provided herein notwithstanding that this Lease shall have terminated.
Section 10.8    Severance Leases. This Lease shall be modified at Tenant's request at any time after Substantial Completion of the Initial Renovation Work by subtracting from the Premises a Severable Premises, in each case without Landlord’s prior consent, subject to the provisions of this Section 10.8 (a "Severance"), provided that a Severance that subtracts only the entire Upland Premises from the Premises may be undertaken prior to Substantial Completion of the Initial Renovation Work. Landlord shall not unreasonably withhold its consent to a Severance prior to Substantial Completion of the Initial Renovation Work in connection with a lease to an Anchor Tenant where the proposed Anchor Tenant desires to commence the build-out of its premises prior to, and on a parallel schedule with, Tenant’s efforts to achieve Substantial Completion of the Initial Renovation Work.
(a)    A Severance shall not become effective until a lease for a Severable Premises (the "Severance Lease") has been executed. Should Severance occur prior to Substantial Completion of the Tenant Work, Tenant shall remain as tenant under both the Severance Lease and this Lease until such time as Substantial Completion of the Tenant Work occurs, whereupon Tenant may Transfer the Severance Lease in accordance with this Article 10.
(b)    The Severance Lease shall apportion Rental (including the Esplanade Payment) and maintenance obligations between the Severance Lease and this Lease on the basis of the fair market rental value of the premises under the Severance Lease in relation to the fair market rental value of the Premises, as such values are set forth in an appraisal to be conducted no more than six (6) months prior to Severance. The scope of said appraisal shall be prepared by Lease Administrator in accordance with its policies and reviewed and approved by Tenant, in its reasonable discretion. Such appraisal shall be conducted in the manner provided in Article 356 hereof.

(c)    If this Lease shall expire or otherwise terminate, the same shall not result in the expiration or termination of, or otherwise affect the Severance Lease. The expiration or other termination of the Severance Lease shall not result in the expiration or termination of, or otherwise affect, this Lease.
(d)    In the event that Tenant elects to create a Severance Lease, Landlord will reasonably cooperate with Tenant to implement such Severance Lease including, without limitation, by executing any necessary reciprocal easement and operating agreements and a recognition and subordination agreement in favor of the Person subleasing the space pursuant to such Severance Lease.
ARTICLE 11
PERMITTED FINANCINGS
Section 11.1    Effect of Mortgages.
(a)    No Effect on Landlord's Interest in Premises. No Mortgage shall extend to, affect or be a lien or encumbrance upon, the estate and interest of Landlord in the Premises or any part thereof.
(b)    "Mortgage" means any mortgage or deed of trust that constitutes a lien on all or any portion of Tenant's interest in this Lease and the leasehold estate created hereby.
Section 11.2    Mortgagee's Rights.
(a)    Mortgagee's Rights Not Greater than Tenant's. With the exception of the rights granted to Recognized Mortgagees pursuant to the provisions of Sections 11.3, 11.4, 11.7 and 11.9 hereof, the execution and delivery of a Mortgage or a Recognized Mortgage shall not give nor shall be deemed to give a Mortgagee or a Recognized Mortgagee any greater rights against Landlord than those granted to Tenant hereunder.
(b)    "Recognized Mortgage" means a Mortgage (i) that is held by an Institutional Lender (or a corporation or other entity wholly owned by an Institutional Lender) that is not an Unqualified Person; (ii) which shall comply with the provisions of this Article 11; (iii) a photostatic copy of which has been delivered to Landlord, together with a certification by Tenant and the Mortgagee confirming that the photostatic copy is a true copy of the Mortgage and giving the name and post office address of the holder thereof; and (iv) which is recorded in the Office of the City Register, New York County.
(c)    Certain Financings. Notwithstanding the provisions of Article 10 or Article 11 hereof, in the event that Tenant shall desire to enter into a financing transaction where it is proposed that a regional center under the Immigrant Investor Program of the United States Department of Homeland Security, Office of Citizenship and Immigration Services or its successor programs would be the sponsor of an investment vehicle that would be the holder of a Recognized Mortgage or Recognized Mezzanine Financing (any of the foregoing being hereinafter referred to as an “EB-5 Financing” and the entity providing such financing being hereinafter referred to as an “EB-5 Lender”), then Tenant shall deliver Landlord written notice describing such financing transaction in reasonably satisfactory detail and Tenant and Landlord shall cooperate and negotiate in good faith in order to permit Tenant to enter into such financing transaction on such terms, and with such limitations, as may be required by Landlord in its sole discretion, including, without limitation, provisions requiring a developer, owner, asset manager and/or property manager with certain qualifications and experience to be involved in the ownership, management and operation of the Project including after the exercise of remedies by such lending institution. In no event shall Tenant have the right to enter into any EB-5 Financing without the prior consent of Landlord, such consent to be granted, withheld or conditioned in Landlord’s sole discretion; provided, however, that Landlord shall not have the right to consent to, or impose any conditions upon, any EB-5 Financing if (i) at the time of the origination of the EB-5 Financing, (i) such EB-5 Financing is subordinate to another Mortgage or Mortgages held by a Recognized Mortgagee that does not constitute an EB-5 Financing, provided such senior Mortgage or Mortgages secure loans in an aggregate maximum original principal amount (whether or not then drawn) of not less than $25,000,000 (it being understood that an EB-5 Financing shall constitute a Recognized Mortgage or Recognized Mezzanine Loan, as the case may be, after Mortgages senior to the EB-5 Financing have been satisfied), (ii) such EB-5 Financing shall not evidence indebtedness in excess of $50,000,000, and (iii) the documents evidencing and securing the EB-5 Financing provide that if the EB-5 Lender acquires Tenant’s interest in the Lease or in Tenant, as applicable, then (x) if such acquisition occurs prior to Substantial Completion, such EB-5 Lender shall, prior to or simultaneously with such acquisition, retain a developer reasonably experienced in development projects of a scale and complexity similar to that of the Renovation Project to complete the Project, or (y) if such acquisition occurs after Substantial Completion, such EB-5 Lender shall, prior to such acquisition, either (A) hire and maintain a Qualified Manager; or (B) continue to employ as of the effective date of the acquisition the Qualified Manager employed at the Premises immediately prior to the acquisition or such other personnel in such capacities as are reasonably acceptable to Landlord.
Section 11.3    Notice and Right to Cure Tenant's Defaults.
(a)    Notice to Recognized Mortgagee. Landlord shall give to each Recognized Mortgagee, at the address of the Recognized Mortgagee stated in the certification referred to in Section 11.2(b) hereof, or in any subsequent notice given by the Recognized Mortgagee to Landlord, and otherwise in the manner pursuant to the provisions of Article 25 hereof, a copy of each notice of Default at the same time as it gives notice of Default to Tenant, and no such notice of Default shall be deemed effective unless and until a copy thereof shall have been so given to each Recognized Mortgagee.
(b)    Right and Time to Cure. Subject to the provisions of Section 11.6 hereof, each Recognized Mortgagee shall have a period of (i) fifteen (15) days more, in the case of a

Default in the payment of Rental, and (ii) sixty (60) days more, in the case of any other Default, than is given Tenant under the provisions of this Lease to remedy the Default, cause it to be remedied, or cause action to remedy a Default mentioned in Section 24.1(e) hereof to be commenced provided such Recognized Mortgagee delivers to Landlord, within ten (10) days after the expiration of the time given to Tenant pursuant to the provisions of this Lease to remedy the event or condition which would otherwise constitute a Default hereunder, its written agreement to take the action described in clauses (i) and (ii) herein. At any time after the delivery of the aforementioned agreement, the holder of such Recognized Mortgage may notify Landlord, in writing, that it has relinquished possession of the Premises or that it will not institute foreclosure proceedings or, if such proceedings shall have been commenced, that it has discontinued such proceedings, and, in either event the liability of the holder of such Recognized Mortgage for the period prior to delivery of such notice, shall be limited as set forth in Section 42.10 hereof as if "Recognized Mortgagee" were "Tenant" and the Recognized Mortgagee shall have no further liability under such agreement from and after the date on which it delivers notice to the Landlord. Thereupon, Landlord shall have the unrestricted right to terminate this Lease and to take any other action it deems appropriate by reason of any Event of Default which occurred prior to Landlord's delivery to Tenant of notice of the termination of this Lease, and, upon any such termination, the provisions of Section 11.4 hereof shall apply.
(c)    Acceptance of Recognized Mortgagee's Performance. Subject to the provisions of Section 11.6 hereof, Landlord shall accept performance by a Recognized Mortgagee of any covenant, condition or agreement on Tenant's part to be performed hereunder with the same force and effect as though performed by Tenant.
(d)    Commencement of Performance by Recognized Mortgagee for Non-Rental Defaults. No Event of Default (other than an Event of Default arising from the nonpayment of Rental) shall be deemed to have occurred if, within the period set forth in Section 11.3(b) hereof, a Recognized Mortgagee shall have:
(i)    In the case of a Default that is curable without possession of the Premises by the Recognized Mortgagee, commenced in good faith to cure the Default within the periods provided in subsection (b) above and is prosecuting such cure to completion with reasonable diligence (subject to Unavoidable Delay); or
(ii)    In the case of a Default where possession of the Premises is required in order to cure the Default, or is a Default that is otherwise not susceptible of being cured by a Recognized Mortgagee, if a Recognized Mortgagee shall proceed promptly to institute foreclosure proceedings, and shall prosecute the foreclosure proceedings with reasonable diligence (subject to Unavoidable Delay) to obtain possession of the Premises and, upon obtaining possession of the Premises, shall promptly commence to cure the Default (other than a Default which is not susceptible of being cured by a Recognized Mortgagee) and prosecute such cure to completion with reasonable diligence (subject to Unavoidable Delay).

(e)    No Merger. So long as any Recognized Mortgage is in existence, unless all holders of Recognized Mortgages shall otherwise express their consent in writing, the fee title to the Premises and the leasehold estate of Tenant created by this Lease shall not merge, but shall remain separate and distinct, notwithstanding the acquisition of both fee title to the Premises and the leasehold estate by Landlord, or by Tenant, or by any Recognized Mortgagee or by any other party.
Section 11.4    Execution of New Lease.
(a)    Notice of Termination. If this Lease is terminated by reason of an Event of Default or otherwise, Landlord shall give prompt notice thereof to each Recognized Mortgagee. Such notice shall set forth in reasonable detail a description of all defaults, to the actual knowledge of Landlord, in existence at the time the Premises were acquired by Landlord.
(b)    Request for and Execution of New Lease. If, within thirty (30) days of the receipt (as shown on proof of service or return receipt) of the notice referred to in Section 11.4(a) hereof, a Recognized Mortgagee shall request a new lease, then subject to the provisions of Sections 11.4(c) and Section 11.6 hereof, within thirty (30) days after Landlord shall have received such request, Landlord shall execute and deliver a new lease of the Premises for the remainder of the Term to the Recognized Mortgagee, or any designee or nominee of the Recognized Mortgagee that delivers to Landlord a Required Disclosure Statement without any modifications thereto that are not acceptable to Landlord acting in its sole discretion. If Landlord is not then allowed to enter into such new lease by order of a court of competent jurisdiction, the Recognized Mortgagee shall be deemed to have properly requested a new lease pursuant to this Section 11.4(b) and Landlord, subject to the provisions of Section 11.4(c), shall deliver such new lease promptly after the restriction on such new lease by order of a court of competent jurisdiction is lifted. The new lease shall contain all of the covenants, conditions, limitations and agreements contained in this Lease, provided however, that Landlord shall not be deemed to have represented or covenanted that such new lease shall be superior to claims of Tenant, its other creditors or a judicially appointed receiver or trustee for Tenant. Notwithstanding the foregoing, if the Recognized Mortgagee shall request a new lease pursuant to this Section 11.4(b), Landlord shall not voluntarily encumber the Premises during the period following termination of this Lease and delivery of a new lease pursuant to this Section 11.4(b).
(c)    Conditions Precedent to Landlord's Execution of New Lease. The provisions of Section 11.4(b) hereof notwithstanding, Landlord shall not be obligated to enter into a new lease with a Recognized Mortgagee unless the Recognized Mortgagee (i) shall pay to Landlord, concurrently with the execution and delivery of the new lease, all Rental due under this Lease up to and including the date of the commencement of the term of the new lease (excluding penalties and interest thereon) and all expenses, including, without limitation, reasonable attorneys' fees and disbursements and court costs, incurred in connection with the Default or Event of Default, the termination of this Lease and the preparation of such new lease, if and to the extent such expenses would be collectible under this Lease from Tenant, (ii) except in the case of an Event of Default described in Sections 24.1(b), and (k) through (n) hereof, shall promptly after receipt from Landlord of a statement of the Default required to be cured, cure all Defaults then existing under this Lease (as though the Term had not been terminated), and (iii) shall deliver to Landlord a statement, in writing, acknowledging that Landlord, by entering into such new lease with such Recognized Mortgagee or such designee or nominee, shall not have or be deemed to have waived any Defaults or Events of Default then existing under this Lease (other than the Defaults or Events of Default mentioned in Section 24.1(b) and (k) through (n) hereof which Landlord shall be deemed to have waived) notwithstanding that any such Defaults or Event of Default existed prior to the execution of such new lease and that the breached obligations which gave rise to the Defaults or Event of Default are also obligations under such new lease.
(d)    No Waiver of Default. The execution of a new lease shall not constitute a waiver of any Default existing immediately before termination of this Lease and, except for a Default which is not susceptible of being cured by the Recognized Mortgagee, the tenant under the new lease shall cure, within the applicable periods set forth in Section 24.1 hereof as extended by Section 11.3(b) hereof, all Defaults (except those described in Section 24.1(b), and (k) through (n) hereof) specified in Landlord's statement of Defaults referred to in Section 11.4(c) hereof existing under this Lease immediately before its termination. Notwithstanding anything to the contrary, if after the Recognized Mortgagee requests a new lease the Recognized Mortgagee is given notice of a material Default existing before the request for the new lease was made and which was not previously disclosed to the Recognized Mortgagee by a notice from Landlord, then at any time within ten (10) days after such notice is given, the assignee may relinquish possession of the Premises and cancel this Lease by notice to Landlord. Thereupon, Landlord shall have the right to terminate this Lease, subject to Section 11.6, without offering the Recognized Mortgagee the right to continue this Lease pursuant to Section 11.5, and the Recognized Mortgagee shall have no further rights to a new lease thereunder.
(e)    Assignment of Depositary Proceeds. Concurrently with the execution and delivery of a new lease pursuant to the provisions of Section 11.4(b) hereof, Landlord shall assign to the tenant named therein all of its right, title in and interest to moneys (including insurance proceeds and condemnation awards), if any, then held by, or payable to, Landlord or Depositary that Tenant would have been entitled to receive but for the termination of this Lease. Any sums then held by, or payable to, Depositary, shall be deemed to be held by, or payable to, Depositary as depositary under the new lease.
(f)    Assignment of Subleases. Upon the execution and delivery of a new lease pursuant to the provisions of Section 11.4(b) hereof, all Subleases that have been assigned to Landlord shall be assigned and transferred, together with any security or other deposits received by Landlord and not applied under such Subleases, without recourse, by Landlord to the tenant named in the new lease. Between the date of termination of this Lease and the date of the execution and delivery of the new lease, if a Recognized Mortgagee has requested a new lease as provided in Section 11.4(b) hereof, Landlord shall not materially modify or amend, or cancel any Sublease or accept any cancellation, termination or surrender thereof (unless such termination is effected as a matter of law upon the termination of this Lease or terminated by the terms of the

Sublease) or enter into any new Sublease without the consent of the Recognized Mortgagee or such designee or nominee.
Section 11.5    Continuation of Lease.
(a)    Notice of Termination. In accordance with Section 11.4(a), Landlord shall promptly deliver to each Recognized Mortgagee a copy of any termination notice delivered by Landlord to Tenant pursuant to Section 24.2(b). A Recognized Mortgagee shall have the right, within thirty (30) days after the delivery of the termination notice to such Recognized Mortgagee, to elect to continue this Lease in lieu of requesting a new lease by notice to Landlord, subject to the further conditions of this Section 11.5. Such right may be exercised, in accordance with the terms and conditions set forth in clauses (a) and (b) of this Section 11.5, by a Recognized Mortgagee, or any designee or nominee of a Recognized Mortgagee.
(b)    Assignment or Continuation of Lease. If a Recognized Mortgagee elects to continue this Lease by notice given to Landlord within such thirty (30) day period (the "Continuation Notice"), then effective upon the delivery of such notice, Tenant shall be deemed to have assigned to such Recognized Mortgagee, or any such designee or nominee, as the case may be, all of Tenant's right, title and interest in and to this Lease and the leasehold estate in the Premises and Buildings created hereunder, including the subleases and security deposits thereunder referred to in Section 11.5(g), and Tenant shall, at Landlord's request, execute and deliver to Landlord and such Recognized Mortgagee such instruments of assignment and related transfer tax documents as Landlord and such Recognized Mortgagee may request (in form reasonably satisfactory to Landlord and such Recognized Mortgagee) to evidence such assignment. If Tenant fails to execute and deliver any such instrument of assignment or related transfer tax documents, such Recognized Mortgagee shall be entitled to do so on Tenant's behalf, and Tenant hereby appoints such Recognized Mortgagee as its attorney-in-fact, which appointment shall be deemed to be coupled with an interest and is irrevocable, for the sole purpose of executing and delivering such assignment and any transfer tax documents. The execution and delivery of such instruments, however, shall not be required to effect the assignment of this Lease to such Recognized Mortgagee or such nominee or designee. In no event shall Landlord be obligated to pay any transfer taxes in connection with such assignment.
(c)    Conditions Precedent to Assignment or Continuation of Lease. The provisions of Section 11.5(a) and (b) hereof notwithstanding, a Recognized Mortgagee shall have no right to continue this Lease (i) unless the Recognized Mortgagee (A) pays to Landlord, concurrently with the delivery of the Continuation Notice, all Rental due under this Lease up to and including the date of the Continuation Notice and all expenses, including reasonable attorneys' fees and disbursements and court costs, incurred by Landlord in connection with (1) the enforcement of Landlord's rights and remedies with respect to all Defaults or Events of Default in existence at the time of the termination notice (to the extent set forth in the notice to be delivered pursuant to Section 11.5(a) hereof), and (2) the review of any assignments and other instruments or documents prepared in connection with the Recognized Mortgagee's election, (B) except in the case of an Event of Default described in Sections 24.1(b) and (k) through (n) hereof, promptly after receipt from Landlord of a statement of the Default required to be cured, cures all Defaults then existing under this Lease (as though the Term had not been terminated), and (C) delivers to Landlord a statement, in writing, acknowledging (I) that Landlord, by continuing the Lease with such Recognized Mortgagee, shall not have or be deemed to have waived any Defaults or Events of Default then existing under this Lease (other than the Defaults or Events of Default mentioned in Section 24.1(b) and (k) through (n) hereof which Landlord shall be deemed to have waived) notwithstanding that any such Defaults or Event of Default existed prior to the continuation of the Lease and (II) that the breached obligations which gave rise to the Defaults or Event of Default remain obligations under such continued Lease, or (ii) if by order of a court of competent jurisdiction the parties are not entitled to continue this Lease and effect the assignment thereof to the Recognized Mortgagee. Nothing herein shall be construed to qualify the Recognized Mortgagee’s obligation to commence and complete construction of the Buildings following assignment of the Lease, subject to Section 11.3.
(d)    No Waiver of Default. The assignment of this Lease pursuant to this Section 11.5 shall not constitute a waiver of any Default existing immediately before the termination of this Lease, and the Tenant under the assigned Lease shall (other than with respect to Events of Default described in Sections 24.1(b) and (j) through (n)) cure all other Defaults existing under this Lease immediately before its assignment of which the Recognized Mortgagee has been given notice pursuant to Section 11.5(a) or, to the extent any such Defaults were not then known by Landlord, is thereafter given notice. Such cure shall be accomplished within the longer of (i) the period of cure remaining to the Recognized Mortgagee pursuant to Section 24.1 hereof or (ii) the applicable periods set forth in Section 11.3(b) of this Lease (which applicable periods shall commence with the execution and delivery of the assignment of this Lease (or upon the deemed assignment of this Lease, as applicable) for each such default of which the Recognized Mortgagee received notice prior to the delivery of the Continuation Notice or, if notice of any such Default had not then been given until after delivery of the Continuation Notice, upon the delivery of such notice). Notwithstanding anything to the contrary, if after the Recognized Mortgagee delivers a Continuation Notice pursuant to Section 11.5(a) the Recognized Mortgagee is given notice of a material Default existing before the Continuation Notice and which was not previously disclosed to the Recognized Mortgagee by a notice from Landlord, then at any time within ten (10) days after such notice is given the assignee may relinquish possession of the Premises and cancel this Lease by notice to Landlord. Thereupon, Landlord shall have the right to terminate this Lease, subject to Section 11.6, without offering the Recognized Mortgagee a new lease pursuant to Section 11.4, and the Recognized Mortgagee shall have no further rights to a new or continued lease thereunder.
(e)    Assignment of Depositary Proceeds. Concurrently with the assignment of this Lease pursuant to the provisions of Section 11.5(b) hereof, Landlord shall assign to the tenant named therein all of its right, title in and interest to moneys (including insurance proceeds and condemnation awards), if any, then held by, or payable to, Landlord or Depositary that Tenant would have been entitled to receive but for the assignment of this Lease. Any sums then held by, or payable to, Depositary, shall be deemed to be held by, or payable to, Depositary as depositary under the Lease as assigned.

(f)    Assignment of Subleases. Upon the assignment of this Lease pursuant to the provisions of Section 11.5(b) hereof, all Subleases that have been assigned to Landlord shall be assigned and transferred, together with any security or other deposits received by Landlord and not applied under such Subleases, without recourse, by Landlord to the tenant named in the Lease, as assigned. Between the date of the notice of termination of this Lease and the date of the assignment of this Lease, if a Recognized Mortgagee has elected to continue this Lease as provided in Section 11.5(b) hereof, Landlord shall not materially modify or amend, or cancel any Sublease or accept any cancellation, termination or surrender thereof (unless such termination is effected as a matter of law upon the termination of this Lease or terminated by the terms of the Sublease) or enter into any new Sublease without the consent of the Recognized Mortgagee or such designee or nominee.
(g)    Credits. Any rent credits to which Tenant is entitled under this Lease and which have not been exhausted at the time this Lease is assigned shall inure to the benefit of the tenant under this Lease, as assigned pursuant to Section 11.5(b) hereof.
(h)    New Lease. Notwithstanding anything to the contrary contained in this Section 11.5, if a Recognized Mortgagee fails to elect to continue this Lease within the thirty (30) day period referred to in Section 11.5(a), then, subject to Section 11.54, this Lease shall terminate effective upon the expiration of such 30-day period. Notwithstanding anything to the contrary contained in Section 11.4(b), such Recognized Mortgagee shall have thirty (30) days after the delivery of the termination notice referred to in Section 11.4(a) to request a new lease, and if such Recognized Mortgagee fails to request a new lease within such thirty (30) day period, then such Recognized Mortgagee's rights to enter into a new lease shall likewise terminate.
Section 11.6    Recognition by Landlord of Recognized Mortgagee Most Senior in Lien. If more than one Recognized Mortgagee has exercised any of the rights afforded by Sections 11.3, Section 11.4 or Section 11.5 hereof, only that Recognized Mortgagee, to the exclusion of all other Recognized Mortgagees, whose Recognized Mortgage is most senior in lien shall be recognized by Landlord as having exercised such right, for so long as such Recognized Mortgagee shall be diligently exercising its rights under this Lease with respect thereto, and thereafter only the Recognized Mortgagee whose Recognized Mortgage is next most senior in lien shall be recognized by Landlord, unless such Recognized Mortgagee has designated a Recognized Mortgagee whose Mortgage is junior in lien to exercise such right. If the parties shall not agree on which Recognized Mortgage is prior in lien, such dispute shall be determined by a title insurance company chosen by Landlord, and such determination shall bind the parties.
Section 11.7    Application of Proceeds from Insurance or Condemnation Awards. No Mortgage shall contain any provisions with respect to the application of (a) insurance proceeds payable in connection with any damage or destruction to the Building or (b) the proceeds of any award payable in connection with a taking referred to in Article 9 hereof which are inconsistent with the requirements of this Lease.

Section 11.8    Appearance at Condemnation Proceedings. A Recognized Mortgagee shall have the right to appear in any condemnation proceedings and to participate in any and all hearings, trials and appeals in connection therewith.
Section 11.9    Rights of Recognized Mortgagees. The rights granted to a Recognized Mortgagee under the provisions of Sections 11.3, 11.4, 11.5 and 11.8 hereof shall not apply in the case of any Mortgagee that is not a Recognized Mortgagee.
Section 11.10    Landlord's Right to Mortgage its Interest. Landlord shall have the right to mortgage its interest in the Premises, as long as such mortgage is subject to this Lease and any new lease executed pursuant to the provisions of Section 11.4 hereof. Anything in this Lease to the contrary notwithstanding, Landlord covenants and agrees that neither Tenant's interest in this Lease, Tenant's interest in any Sublease nor any Mortgagee's interest in this Lease or a new lease obtained pursuant to Section 11.4 hereof, shall be subordinate to any mortgage on Landlord's interest in the Premises. Landlord agrees to include in such mortgage a subordination clause reasonably satisfactory to Tenant and to the Recognized Mortgagee most senior in lien in order to accomplish such subordination. Such mortgage shall also include a waiver and release by the mortgagee of any claims to any insurance proceeds or condemnation awards properly applicable to a Condemnation Restoration, a Tenant Restoration or a Building Systems Restoration. If the mortgagee refuses to include such provisions, Landlord shall not enter into the mortgage and to do so shall constitute a material default by Landlord under the terms of this Lease. For the purposes of this provision, it is understood and agreed that the lien of any such mortgage shall be subordinate to the lien of this Lease, and to Tenant's interest in this Lease and Tenant's leasehold estate or any new lease granted pursuant to Section 11.4, notwithstanding that as a technical legal matter the leasehold estate created pursuant to this Lease may have terminated prior to the execution, delivery and recordation of a memorandum of such new lease. Any such mortgage shall, upon foreclosure under such mortgage, be entitled to succeed only to the interest of Landlord.
ARTICLE 12
CONSTRUCTION WORK
Section 12.1    No Representations or Warranties. Tenant understands and agrees that Landlord shall not incur any liability to any Person for any act or omission in connection with its reviews and approvals of the Approved Plans and Specifications, construction schedules or any other document, or failure to review or approve the foregoing in accordance with the provisions of this Lease, and Landlord's approval of the Approved Plans and Specifications, construction schedules or any other document shall not be, nor shall be construed or interpreted, nor otherwise relied upon, by any Person as: (a) a representation, warranty or determination by Landlord that said documents comply with applicable Requirements, or are structurally or architecturally sound or safe, or technically correct, (b) an opinion by Landlord that the Construction Work constructed pursuant to said documents are adequate or sufficient for any purpose or use, or (3) a release of Tenant from any of its obligations under this Lease.
Section 12.2    Performance of Initial Renovation Work and Material Alterations.

(a)    All Construction Work shall be performed diligently and, subject to Unavoidable Delays, shall be completed on or before the Scheduled Completion Date in good and worker-like manner and in accordance with the Approved Plans and Specifications (in the case of the Initial Renovation Work and any Material Alteration), construction schedules, all applicable Requirements and this Lease.
(b)    All materials and equipment utilized or furnished in connection with any and all Construction Work shall be new (unless otherwise specified in the Approved Plans and Specifications) and in good condition, fully operational, without patent defects, suitable for its intended purpose and shall comply in all material respects with the requirements of the Approved Plans and Specifications (if applicable); provided, however, that Tenant may, without Landlord's consent but upon notice to Landlord, (a) make substitutions of materials or equipment of a different make or manufacturer but with a comparable quality to those specified in the Approved Plans and Specifications and (b) make deviations from the Approved Plans and Specifications as necessary to address field conditions. At all times during the performance of any Construction Work, Tenant shall maintain the Premises in a neat and orderly condition and shall protect the Premises against deterioration, loss, damage and theft.
Section 12.3    Rights of Inspection. Landlord, Lease Administrator and their representatives shall have the right, upon reasonable notice to Tenant during regular business hours, and in accordance with Tenant's reasonable instructions, to visit the Premises to observe the performance by Tenant of the Construction Work (including the means, methods, procedures and techniques utilized by Tenant) solely for the purpose of ensuring that such Construction Work is undertaken substantially in accordance with the Approved Plans and Specifications, construction schedules, all Requirements and this Lease. Following a written request to Tenant, Landlord and Lease Administrator shall have the right to attend a Tenant's job and/or safety meeting. Nothing herein shall impose any responsibility upon Landlord or Lease Administrator for any failure by Tenant to comply with any Requirements or observe any safety practices in connection with such construction, or constitute an acceptance of any work that does not comply in all material respects with the Approved Plans and Specifications, construction schedules, applicable Requirements or the provisions of this Lease. The use of field personnel by Landlord and Lease Administrator shall be at their sole cost and expense, unless the necessity therefor results from Tenant's negligence or willful misconduct.
Section 12.4    Compliance with Requirements. Tenant assumes sole responsibility for compliance with all applicable Requirements in the performance of Construction Work. Accordingly, Tenant shall ensure that the Approved Plans and Specifications and any Construction Work undertaken at the Premises during the Term complies with all applicable Requirements.
Section 12.5    Risks of Loss. Tenant hereby assumes all risks of demolition, removal, and construction of the Construction Work.
Section 12.6    Costs and Expenses. Tenant understands and agrees that all improvements constructed or required to be constructed by Tenant, will be designed, constructed, maintained, secured and insured entirely at Tenant's sole cost and expense without reimbursement or contribution by Landlord or Lease Administrator, or any credit or offset of any kind for any costs or expenses incurred by Tenant (except as otherwise expressly provided in this Lease). Tenant further covenants and agrees to pay and discharge all Impositions, and all municipal fees, charges, assessments and impositions assessed, charged or imposed in connection with the construction of all such improvements.
Section 12.7    Title to the Improvements and Materials. Tenant understands and agrees that Landlord has all right, title and interest to the Premises and that title to all improvements constructed by Tenant shall be vested in Landlord, immediately, upon commencement of construction thereof and at all times thereafter. Tenant further understands and agrees that all materials to be incorporated into the Premises shall, immediately upon their purchase and at all times thereafter, constitute the property of Landlord, and upon construction of the Initial Renovation Work (or part thereof) or any other improvement, or the incorporation of such materials therein, title thereto shall be and continue in Landlord. Notwithstanding the foregoing, Tenant further understands and agrees that (a) Landlord shall not be liable in any manner for payment to, or for damage or risk of loss or otherwise by any contractor, subcontractor, laborer or supplier of materials in connection with the purchase or installation of any such materials, and (b) Landlord shall have no obligation to pay any compensation to Tenant by reason of its acquisition of title to the materials. The term "materials" as used in this Section 12.7 shall include Equipment, but shall not include Trade Fixtures.
Section 12.8    Depreciation Deduction. Notwithstanding the other provisions of this Lease, it is hereby acknowledged that Tenant shall be entitled to any and all depreciation deductions, investment credits, deductions for taxes, and deductions for ordinary and necessary business expenses with respect to any part of the improvements constructed or required to be constructed by Tenant.
Section 12.9    Names of Contractors, Materialmen, Etc.; Approval of Consultants, Etc. Upon Landlord’s prior written request from time to time, Tenant shall furnish Landlord with a list of all Persons entering into any Material Construction Agreement in connection with Construction Work at the Premises, other than subcontractors. The list shall state the name and address of each such Person and the capacity in which such Person is under contract performing work at the Premises. All persons employed by Tenant with respect to any Construction Work shall be paid, without subsequent deduction or rebate unless expressly authorized by applicable Requirements, not less than the prevailing minimum hourly rate required by applicable Requirements.
Section 12.10    Construction Agreements. All Material Construction Agreements shall include the following provisions:
(a)    "[Contractor"]/["Subcontractor"]/"Materialman"] hereby agrees that immediately upon the purchase from ["contractor"]/["subcontractor"]/["materialman"] of any building materials to be incorporated in the Project [or other Improvements] (as such terms are defined in the lease pursuant to which the contract purchase hereunder acquired a leasehold interest in the property (the "Lease")), such materials shall become the sole property of the City (as defined in the Lease), notwithstanding that such materials have not been incorporated in, or made a part of, such Project [or other Improvements] at the time of such purchase; provided, however, that neither the City nor Landlord (as defined in the Lease) shall be liable in any manner for payment or otherwise to]/["subcontractor"]/["materialman"] in connection with the purchase of any such materials and neither the City nor Landlord nor Lease Administrator (as defined in the Lease) shall have any obligation to pay any compensation to ["contractor"]/["subcontractor"]/["materialman"] by reason of such materials becoming the sole property of the City."
(b)    "[Contractor"]/["Subcontractor"]/["Materialman"] hereby agrees that notwithstanding that ["contractor"]/["sub-contractor"]/["materialman"] performed work at or furnished any materials for the Premises (as such term is defined in the Lease) or any part thereof, neither the City nor Landlord nor Lease Administrator shall be liable in any manner for payment or otherwise to ["contractor"]/ ["subcontractor"]/["materialman"] in connection with the work performed at or materials furnished for the Premises.
(c)    "[Contractor"]/["Subcontractor"]/["Materialman"] hereby agrees to make available for inspection by ["contractor's"]/ [the City, Landlord and Lease Administrator, during reasonable business hours, ["subcontractor's"]/["materialman's"] books and records relating to Construction Work (as defined in the Lease) being performed or the acquisition of any material or Equipment (as such term is defined in the Lease) furnished for the Premises.
(d)    "All covenants, representations, guarantees and warranties of ["contractor"]/["subcontractor"]/["materialman"] hereunder shall if this contract is taken over by the [Landlord or Lease Administrator] be deemed to be made for the benefit of said Landlord under the Lease and shall be enforceable against ["contractor"]/["subcontractor"]/["material- man"] by said Landlord or Lease Administrator."
(e)    "The City, Landlord and Lease Administrators are not parties to any Construction Agreement and will not in any way be responsible to any party for any claims of any nature whatsoever arising or which may arise from such ["agreement"] unless Landlord shall take over such ["agreement"] and then only as to claims arising after this ["agreement"] is so taken over."
ARTICLE 13
INITIAL RENOVATION WORK
Section 13.1    Initial Renovation Work. Tenant shall undertake the work required for the construction of the Initial Renovation Work in accordance with the requirements of Article 12 and this Article 13.
Section 13.2    Plans and Specifications; Construction Documents.

(a)    Landlord acknowledges and agrees that Initial Renovation Designs are hereby approved by Landlord.
(b)    If Tenant desires to materially modify the Approved Plans and Specifications for the Initial Renovation Work, Tenant shall submit the proposed modifications to Landlord for its prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall review the proposed changes as follows:
(i)    notwithstanding anything to the contrary herein, the Final Plans and Specifications for the modifications (the “Final Plans and Specifications”) shall be deemed to be Approved Plans and Specifications unless Landlord notifies Tenant in writing (the “Objection Notice”), within fifteen (15) Business Days of delivery of the Final Plans and Specifications to Landlord (the “Review Period”), that the Final Plans and Specifications deviate materially in scope and design from the Initial Renovation Designs. Landlord shall specify in reasonable detail in the Objection Notice the reason for making any such determination.
(ii)    If Landlord provides a valid Objection Notice, the Final Plans and Specifications for the modification shall be subject to Landlord’s further review and approval (not to be unreasonably withheld, conditioned or delayed). If directed by Landlord, Tenant shall revise or cause the Architect to revise the Final Plans and Specifications in accordance with the directions of Landlord, and until Landlord issues its approval thereof (which shall not be unreasonably withheld, conditioned or delayed), Tenant shall re-submit revised Plans and Specifications to Landlord for its review, in each case, within fifteen (15) Business Days after receipt by Tenant of directions to that effect from Landlord. In the case of each submission of revised Final Plans and Specifications to Landlord for its review and approval, if Landlord fails to direct Tenant to revise the Final Plans and Specifications within fifteen (15) Business Days after each resubmission by Tenant, Landlord shall be deemed to have given its approval thereto, and the Final Plans and Specifications shall constitute Approved Plans and Specifications. The time periods for submission and review set forth in this Section are subject to Unavoidable Delays.
(c)    Annexed hereto as Exhibit H is a schedule for the performance of the Initial Renovation Work (said Approved Plans and Specifications and construction schedule shall be referred to herein as the "Construction Documents").
(d)    If Tenant, at any time, desires to materially modify the Construction Documents, Tenant shall submit the proposed modifications to Landlord for its prior review and approval, which approval shall not be unreasonably withheld. Landlord shall review the proposed changes as if such were a submission of Final Plans and Specifications proposed under Section 13.2(b)(i) hereof, and the provisions thereof governing such a resubmission shall apply.

Section 13.3    Construction of the Initial Renovation Work.
(a)    Tenant will utilize low impact development techniques and green building technologies in connection with the Initial Renovation Work and shall include a LEED- accredited professional on its Project development team. The core and shell of the Renovation Project shall be constructed in such a manner as to be eligible to achieve a LEED (Leadership in Energy and Environmental Design) for New Construction and Major Renovation Silver Certification from the United States Green Building Council. Tenant shall submit to Lease Administrator a plan for achieving said LEED Silver Certification at Tenant’s sole cost and expense. Tenant shall not be entitled to any deductions or setoffs from Rental for incorporating green building techniques as part of the Renovation Project.
(b)    On or before the Construction Commencement Date (subject to Unavoidable Delays), Tenant shall (A) complete, or cause to be completed, all required site testing work shall have been substantially completed, (B) enter into a stipulated sum general contractor agreement, cost-plus general contractor agreement or construction management contract, in each case with a guaranteed maximum price, for the Initial Renovation Work, and binding contracts (or subcontracts, as applicable) for not less than eighty percent (80%) of the work to be performed as part of the Initial Renovation Work, including contracts for materials, and (C) actually commence and prosecute such Initial Renovation Work with diligence and continuity; provided, however, that notwithstanding anything herein to the contrary, in no event shall Tenant’s failure to comply with the provisions of this Section 13.3(b) constitute a Default or an Event of Default. In no event shall Tenant require that any Subtenant vacate its premises prior to September 9, 2013 (other than as a result of Tenant exercising rights and remedies under the terms of any Sublease). Tenant shall achieve Substantial Completion of the Initial Renovation Work on or before the Scheduled Completion Date (subject to Unavoidable Delays), substantially in accordance with the Construction Documents and the other requirements of this Lease. Tenant shall provide Landlord with a copy of each general contractor or construction management and all contracts and subcontracts relating thereto.
(c)    Tenant shall keep Landlord fully informed of Tenant's progress in undertaking the Initial Renovation Work. In furtherance of the foregoing, promptly upon Landlord's request, Tenant shall provide Landlord with copies of all materials that are customarily provided to a construction lender (and other materials reasonably requested by Landlord) including, but not limited to, scheduling of payments, projections and certifications of construction costs and sources of funds, and all construction documents and all plans and specifications. In addition, upon written request from Landlord, Tenant shall provide Landlord with a monthly progress report with regard to the Initial Renovation Work in form and substance reasonably satisfactory to Landlord.
Section 13.4    Conditions Precedent to Initial Renovation Work. Prior to the commencement of the Initial Renovation Work, Tenant shall comply with the following terms, covenants and conditions:

(a)    Permits and Approvals. Tenant shall deliver to Landlord copies of all permits, consents, certificates and approvals of all Governmental Authorities required for the performance of the Initial Renovation Work, certified by Tenant or the Architect. At the request of Tenant, Landlord, in its proprietary and not its governmental capacity, shall cooperate with Tenant in obtaining the permits, consents, certificates and approvals required by this Section 13.4, and shall not unreasonably withhold its consent to any application required to obtain such permits, consents, certificates and approvals made by Tenant. Tenant shall reimburse Landlord within ten (10) days after demand therefor, the amount of any third party out-of-pocket costs or expenses incurred by Landlord in cooperating with Tenant to obtain the permits, consents, certificates and approvals required by this Section 15.34 and such amounts shall constitute Rental hereunder.
(b)    Insurance. Tenant shall deliver to Landlord copies of the policies of insurance required in connection with the performance of Construction Work pursuant to the provisions of Section 7.1(a)(iv) hereof.
(c)    Construction Contract. Tenant shall deliver to Landlord a stipulated sum or cost-plus contract, with a guaranteed maximum price, or construction management contract, or other form of contract approved by Landlord, in form assignable to Landlord (a “Construction Contract”), made with a reputable and responsible contractor or construction manager who is not, to the best knowledge of Tenant, after due inquiry, an Unqualified Person ("Contractor") providing for the completion of the Construction Work in accordance with the Approved Plans and Specifications, applicable Requirements and this Lease. No approval by Landlord shall be required of any subcontractors of the Contractor.
(d)    Assignment of Construction Contract. Tenant shall deliver to Landlord an assignment of the Construction Contract ("Assignment of Construction Contract") to Landlord (or in Landlord's discretion to Lease Administrator) duly executed and acknowledged by Tenant (and consented to by the Contractor) effective by its terms upon an Event of Default before the complete performance of the Construction Contract required in connection with the Construction Work in question. The Assignment of Construction Contract shall also include the benefit of all payments made on account of the Construction Contract, including payments made before the effective date of the Assignment of Construction Contract. The Assignment of Construction Contract may include a provision that in order for it to become effective the assignee must assume Tenant's remaining obligations (other than accrued obligations) under the assigned Construction Contract. The Assignment of Construction Contract will be junior in priority to any similar assignment of the Construction Contract which may be delivered to any Recognized Mortgagee.
(e)    Sufficient Funds. Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that Tenant has sufficient funds available to it to complete fifty percent (50%) of the Construction Work in accordance with the Approved Plans and Specifications, applicable Requirements and this Lease, which evidence may be in the form of (i) a certificate from Tenant certifying available cash on hand, (ii) a funding commitment from a Control Affiliate and/or (c) one or more financing commitments from Institutional Lender(s).
Section 13.5    Completion Guaranty. Simultaneously with the execution of this Lease, the Howard Hughes Corporation (the "Guarantor") has executed and delivered to Landlord a completion guaranty, a copy of which is annexed hereto as Exhibit O (the "Completion Guaranty").
(a)    If prior to the Substantial Completion Date, the Completion Guaranty is canceled or otherwise ceases to be in full force and effect (other than pursuant to its terms), then, within thirty (30) days after notice from Landlord to Tenant of the foregoing, Tenant shall provide a replacement guaranty or other comparable security acceptable to Landlord (solely with respect to financial responsibility of the replacement guarantor). A replacement guarantor (or other party furnishing comparable security) shall be deemed financially responsible if such replacement guarantor or other party has a net worth of at least $250,000,000 or a credit rating from Standard & Poor's Credit Markets Services or Moody's Investors Services (or another rating agency acceptable to Landlord) of at least BBB. Notwithstanding anything to the contrary herein, in no event shall Tenant be entitled to cancel or terminate the Completion Guaranty at any time prior to Substantial Completion of the Initial Renovation Work.
(b)    If Tenant shall fail to commence the Initial Renovation Work by the Construction Commencement Date or Substantially Complete the Initial Renovation Work on or before the Scheduled Completion Date (subject to Unavoidable Delays), then Landlord may make a demand on the Guarantor, pursuant to the Completion Guaranty, for performance of Tenant's obligations with regard to Initial Renovation Work.
Section 13.6    Completion of Initial Renovation Work.
(a)    Substantial Completion.
(i)    Upon Substantial Completion of the Initial Renovation Work, Tenant shall provide written notice thereof to Landlord, together with supporting documentation therefor. Landlord shall endeavor within fifteen (15) Business Days from Landlord's receipt of Tenant's notice to advise Tenant whether or not, in Landlord's reasonable discretion, the conditions for Substantial Completion have been satisfied, or whether Tenant has failed to submit adequate and sufficient evidence to permit Landlord to issue its determination. If in reasonable discretion of Landlord the conditions for Substantial Completion have not been satisfied, Landlord shall also endeavor to advise Tenant of the reasons for Landlord's determination within such fifteen (15) Business Day period. Any dispute as to whether Substantial Completion of the Initial Renovation Work has occurred shall be resolved pursuant to Article 34. The failure by Landlord to advise Tenant in writing as to whether the conditions for Substantial Completion have been satisfied and, if not, to identify the conditions that have not been satisfied, within such fifteen (15) Business Day period shall be deemed to constitute an acknowledgement by Landlord that the Initial Renovation Work has been Substantially Completed.
(ii)    Upon Substantial Completion of the Initial Renovation Work, Tenant shall deliver the following to Landlord: (i) a certification of the Architect (certified to Landlord), in a form that is customary and consistent with industry standards taking into account the scope and the nature of the work performed, that the Construction Work in question has been Substantially Completed in accordance with the Approved Plans and Specifications therefor and that the improvements constructed pursuant to such Construction Work comply with the Building Code of New York City and all other Requirements; and (ii) a copy of the temporary Certificate of Completion or Certificate of Occupancy for the entire Premises (or the relevant portion thereof).
(b)    Final Completion.
(i)    Upon Final Completion of the Initial Renovation Work, Tenant shall provide written notice thereof to Landlord, together with supporting documentation therefor. Landlord shall endeavor to advise Tenant whether or not, in Landlord's reasonable discretion, the conditions for Final Completion have been satisfied, or whether Tenant has failed to submit adequate and sufficient evidence to permit Landlord to issue its determination within sixty (60) days from Landlord's receipt of Tenant's notice. If in Landlord’s reasonable discretion the conditions for Final Completion have not been satisfied, Landlord shall also endeavor to advise Tenant of the reasons for Landlord's determination within such sixty (60) day period. Any dispute as to whether Final Completion of the Initial Renovation Work has occurred shall be resolved pursuant to Article 34. The failure by Landlord to advise Tenant in writing as to whether the conditions for Final Completion have been satisfied and, if not, to identify the conditions that have not been satisfied, within such sixty (60) day period shall be deemed to constitute an acknowledgement by Landlord that Final Completion of the Initial Renovation has occurred.
(ii)    Upon Final Completion of the Initial Renovation Work, Tenant shall deliver the following to Landlord: (i) copies of lien waivers executed by contractors, consultants and material suppliers performing any part of any Construction Work; (ii) within thirty (30) days after a permanent Certificate of Occupancy or Certificate of Completion is issued, or as soon as prepared by the Architect, whichever is earlier, a complete set of "as built" plans for the Improvements constructed pursuant to such Construction Work; and (iii) as soon as available, a copy of the permanent Certificate of Occupancy or Certificate of Completion for the entire Premises (or relevant portion thereof).

(iii)    Tenant shall achieve Final Completion of the Initial Renovation Work no later than eighteen (18) months (subject to Unavoidable Delays) after Substantial Completion of the Initial Renovation Work.
Section 13.7    Publicity. Beginning with the Construction Commencement Date and continuing until Substantial Completion of the Initial Renovation Work, Tenant shall furnish and install a project sign, the wording, design and location of which shall be satisfactory to Landlord. Such sign shall include a reference to the participation in the Project of Landlord and Lease Administrator, all of equal prominence with references to the participation of Tenant and Tenant's Affiliates. Tenant shall invite Landlord and Lease Administrator and their designee(s) to participate in groundbreaking and opening ceremonies to be held at such time and in such manner as Landlord shall approve not inconsistent with Tenant's construction schedule. In addition, Tenant shall use its reasonable efforts to consult with Landlord concerning any publicity announcements to any news media prior to or upon Substantial Completion.
ARTICLE 14
MAINTENANCE AND REPAIRS
Section 14.1    Tenant's Maintenance.
(a)    Tenant shall take good care of the Premises, including those portions of the Esplanade Project located within the Premises; the Buildings and the structural elements and leased space forming a part thereof and, to the extent any of the following shall constitute a part of or shall serve exclusively the Premises, the plumbing, heating, ventilating, air conditioning, electrical, lighting, sprinkler and other utility systems and fixtures and other Equipment therein or serving the same and the appurtenances thereto (other than the Base Building Systems in the Museum Block and Schermerhorn Block); the Commercial Areas to the extent used or occupied by Tenant or any Subtenant; Street Furniture and all grounds, landscaping, plantings parking facilities, plazas, vaults, signs, sidewalk hoists, roofs, railings, gutters, sidewalks, curbs and other paved walkways and areas (including repaving); Pier 17 and the fender systems and paving thereon (including any portions thereof now or at any time constituting a part of Landlord's Premises); quays; portals; exterior lighting fixtures (including replacement of defective or spent bulbs); water, sewer, gas and other utility connections; pipes and mains (other than such water, sewer, gas and other utility mains below the surface of the streets which are owned and/or to be maintained by Landlord or any public or private utility company), and Tenant agrees to put, keep and maintain all of the foregoing (other than the aforesaid Base Building Systems) in first class, safe, sound and lawful order and condition and make all repairs thereto and therein, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, as shall be necessary to keep and maintain the same in such first class, safe and sound order and condition and in compliance with all Requirements, and howsoever the necessity or desirability therefor may have occurred, and whether or not necessitated by normal wear, tear, obsolescence or defects, latent or otherwise. Without limiting the generality of the foregoing, in respect of all areas which Tenant is obligated to repair and maintain, as aforesaid, Tenant covenants and agrees to observe, perform and discharge the applicable provisions of the standards annexed hereto as

Exhibit E (the "General Maintenance Standards"). Tenant shall not commit or suffer, and shall use all reasonable precaution to prevent waste, damage or injury to the Premises and the Project Streets adjoining the same.
(b)    In addition to the maintenance obligations set forth in paragraph (a) above, Tenant shall, throughout the Term, be obligated to maintain the structural integrity of Pier 17 in first class, safe, sound and lawful order and condition and make all repairs thereto as shall be necessary to keep and maintain the same in order and condition and in compliance with all Requirements, and howsoever the necessity or desirability therefor may have occurred, and whether or not necessitated by normal wear, tear, obsolescence or defects, latent or otherwise. Without limiting the generality of the foregoing Tenant agrees to the following:
(i)    Tenant shall undertake the repair and maintenance work recommended for Pier 17 during the five (5) year period after the Amendment Commencement Date and more fully described in the May 8, 2012 report with respect to the condition of Pier 17 prepared by Halcrow, Inc., a copy of which has been provided by Tenant to Landlord. (A description of the work based on such report to be performed during said five (5) year period is annexed hereto as Exhibit M). Such repair and maintenance work shall be commenced upon or before commencement of the Initial Renovation Work provided, however, that Landlord acknowledges that certain elements of such repair and maintenance work will occur over a longer period than that which is required to Substantially Complete the Initial Renovation Work and that completion of such initial Pier 17 repair and maintenance work shall not be a condition to achieving Substantial Completion of the Initial Renovation Work.
(ii)    Tenant shall retain the services of a Pier Consultant. Beginning on the fifth (5th) anniversary of the Amendment Commencement Date and continuing throughout the Term no less frequently than every five (5) years (or more frequently at the recommendation of the Pier Consultant), Tenant shall require the Pier Consultant to (1) perform inspections of Pier 17 in accordance with the Lease Administrator's October 1999 Inspection Guideline Manual, as it may be amended, (2) prepare inspection reports and certify to Landlord and Tenant whether Pier 17 is structurally sound (and if not, to specify all respects in which the same is not structurally sound), draft, of which inspection reports shall be submitted by Tenant to Lease Administrator for review and reasonable approval before they are finalized (as finalized, the "Pier Reports") and (3) to recommend, in the Pier Reports, a maintenance program as well as specific repair and maintenance work in furtherance of maintaining the structural integrity of Pier 17.
(iii)    Throughout the Term, Tenant shall carry out the recommendations set forth in the Pier Reports; provided, however, if Tenant disagrees with any such recommendations, Tenant shall promptly provide written notice thereof to Landlord together with an explanation of Tenant's objections and the basis for those objections. If Landlord disagrees with Tenant’s objections, such dispute shall be settled by the arbitration process set forth in Article 34. If the arbitrator finds in favor of Landlord with respect to some or all of the recommendations in dispute, Tenant shall promptly carry out those recommendations the arbitrator and Landlord agree on in the Pier Reports. Tenant shall also perform such additional work as may be required during the Term to maintain the structural integrity of Pier 17 and to cause the structure of Pier 17 to comply with Requirements. Prior to performing any such additional work Tenant shall notify Landlord, and shall furnish Landlord with such information and materials as Landlord may reasonably request concerning such additional work.
(iv)    If the Pier Consultant shall withdraw or otherwise cease to function as such, a new engineering consultant shall be selected in the same manner as set forth in paragraph (ii) above to become the Pier Consultant.
Section 14.2    Landlord's Maintenance.
(a)    Landlord shall take good care of the Base Building Systems and shall put, keep and maintain the foregoing in first class, safe, sound and lawful order and condition, and make all repairs thereto and therein, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, as shall be necessary to keep and maintain the same in such first class, safe and sound order and condition and in compliance with all Requirements, and howsoever the necessity or desirability therefor may have occurred, and whether or not necessitated by normal wear, tear, obsolescence or defects, latent or otherwise. As used in this Lease, the term "Base Building Systems" shall mean (i) the mechanical, electrical, sprinkler, vertical circulation (including, without limitation, elevators, escalators and stairs) and plumbing systems of the Museum Block and Schermerhorn Block, exclusive of any portions of such systems which are located in the Premises, and/or which serve the Premises exclusively, and (ii) all structural and exterior components (including, without limitation, roofs, floor framing and subflooring (but not floor coverings and finishes), exterior doors, window frames and facades) of the Buildings in the Museum Block and Schermerhorn Block.
(b)    Tenant agrees to reimburse Landlord, within thirty (30) days after written request made from time to time (which requests shall be accompanied by such invoices, canceled checks, receipts and other information and documentation supporting Landlord's right to reimbursement as Tenant may reasonably require), for Tenant's proportionate share of the costs and expenses paid by Landlord at any time and from time to time in connection with repairs, maintenance and replacements of all parts of the Base Building Systems, including the structural and exterior components of the Buildings in said Blocks, such proportionate share to be determined by the ratio of the Gross Leasable Area contained within the Premises in said Blocks to the total Gross Leasable Area contained within said Blocks.
(c)    (i) Subject to the provisions of paragraphs (ii), (iii), (iv) and (v) below, in the event Tenant advises Landlord in writing that Tenant claims Landlord has failed to perform any maintenance or make any repair required to be made by Landlord pursuant to Section 14.2(a) with respect to Base Building Systems, except for those portions of Base Building Systems constituting roofs and structural elements (such maintenance and repair to such portions of Base

Building Systems that exclude roofs and structural elements shall be referred to herein as “Landlord Maintenance”) and such failure materially adversely affects a Subtenant’s (or Subtenants’) ability to conduct its normal business operations for a period of five (5) consecutive days (except in case of emergency as hereinafter set forth), Tenant shall have the right to perform such Landlord Maintenance and Landlord hereby grants Tenant a license for access to the applicable portions of the Project Premises that will require access by Tenant to perform such Landlord Maintenance. Work performed by Tenant in performing such Landlord Maintenance shall be considered Construction Work for the purposes of this Lease.
(ii)    Tenant’s right to perform Landlord Maintenance shall not arise until, and be conditioned upon, the occurrence of the following:
a.    This Lease shall then be in full force and effect and Tenant shall not then be in Default hereunder after notice and expiration of any applicable cure period;
b.    Tenant shall have first delivered to Landlord written notice of such failure as set forth in paragraph (iii) below;
c.    The Buildings on which Tenant performs Landlord Maintenance shall have been renovated by or on behalf of Tenant pursuant to a renovation and retenanting plan commenced after the Amendment Commencement Date and previously approved by Landlord in accordance with the provisions of Article 15 in the same way that documents for Material Alterations are approved.
(iii)    If Landlord fails to commence to remedy a failure of Landlord Maintenance within thirty (30) days after delivery of Tenant’s notice, Tenant may deliver a second written notice of such failure to Landlord in bold print stating: “LANDLORD HAS FAILED TO PERFORM LANDLORD PERFORMANCE OBLIGATIONS UNDER ARTICLE 14 OF THE LEASE. IF LANDLORD FAILS TO COMMENCE TO REMEDY LANDLORD’S FAILURE OF SUCH LANDLORD PERFORMANCE OBLIGATIONS WITHIN TEN (10) DAYS, TENANT INTENDS TO EXERCISE ITS RIGHT OF SELF-HELP UNDER ARTICLE 14 OF THE LEASE,” and if Tenant delivers such second notice and Landlord fails to commence such remedy within such ten (10) day period, and thereafter diligently pursue such remedy, then Tenant shall immediately have the right to remedy such failure as provided above. Notwithstanding the time periods described above, (1) Landlord shall use good faith efforts to commence its obligations pursuant to Section 14.2(a) as soon as commercially practicable and (2) in the case of an emergency whereby Tenant believes, in good faith, there is imminent threat of physical injury to persons or imminent threat of damage (other than a de minimis nature) to property that reasonably mandates an immediate response, Tenant’s right to perform Landlord Maintenance shall arise immediately.

(iv)    Nothing herein shall give rise to a right of the Tenant to recoup, offset, abate or deduct from Rental payable under this Lease any cost incurred by Tenant in performing Landlord Maintenance.
(v)    Tenant shall defend, indemnify and save the Indemnitees harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, court costs and reasonable attorneys' fees and disbursements, that may be imposed upon, or incurred by, or asserted against, any of the Indemnitees arising out of, or in any way related to the performance by Tenant of Landlord Maintenance. The indemnity provisions set forth in Article 20 shall also apply to the indemnity obligations of Tenant set forth in this paragraph. The provisions of this paragraph (v) shall survive the expiration or earlier termination of this Lease.
Section 14.3    Repairs, Window Cleaning. When used in this Lease, the term "repairs" shall include all necessary replacements, renewals, alterations and additions. All repairs to be made by Tenant or Landlord shall be equal in quality and class to the original work prescribed by the Approved Plans and Specifications and shall be made in compliance with all Requirements.
Section 14.4    Slips, Sunken Craft. Tenant shall keep the waters in the slips adjacent to the Premises at all times at a depth in each slip sufficient to float the vessels berthed or moored therein. If at any time during the Term the slips referred to in this Section shall become obstructed in whole or in part by the sinking of any waterborne craft or otherwise, Tenant shall promptly remove such obstruction, or cause the same to be removed, without cost or expense to Landlord.
Section 14.5    Joint Maintenance Area. Tenant agrees to provide maintenance and security services in the areas shown on the map annexed hereto as Exhibit F ("Joint Maintenance Area"), including Street Furniture, and all grounds, landscaping, plantings, parking facilities, plazas, vaults, signs, sidewalk hoists, roofs, railings, gutters, alleys, sidewalks, curbs and other paved walkways and areas (including repaving) and Tenant agrees to put, keep and maintain all of the foregoing in first class, safe, sound and lawful order and condition, and make all repairs thereto and therein, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, as shall be necessary to keep and maintain the same in such first class, safe and sound order and condition and in compliance with all Requirements, and howsoever the necessity or desirability therefor may have occurred, and whether or not necessitated by normal wear, tear, obsolescence or defects, latent or otherwise. Without limiting the generality of the foregoing, in respect of the Joint Maintenance Area, which Tenant is obligated to repair and maintain, as aforesaid, Tenant covenants and agrees to observe, perform and discharge the applicable provisions of the General Maintenance Standards annexed hereto as Exhibit E.
Section 14.6    Equipment. Tenant shall not, without the prior consent of Landlord, which consent shall not be unreasonably withheld, remove or dispose of any Equipment unless such Equipment (a) is promptly replaced by Equipment of at least equal utility and quality, or (b) is removed for repairs, cleaning or other servicing, provided Tenant reinstalls such Equipment on the Premises with reasonable diligence; except, however, Tenant shall not be required to replace any Equipment that has become obsolete or that performed a function that has become obsolete, unnecessary (including by reason of the changed requirements of Subtenants) or undesirable in connection with the operation of the Premises. To the extent the removal of any trade fixtures and Equipment causes damage to the Building Tenant shall promptly repair such damage.
ARTICLE 15
ALTERATIONS
Section 15.1    Tenant's Right to Make Alterations. Tenant shall have the right to make any Alteration that is not a Material Alteration after Substantial Completion of the Initial Renovation Work.
Section 15.2    Material Alterations.
(a)    Tenant shall have the right to make any Material Alteration after Substantial Completion of the Initial Renovation Work as long as Tenant shall comply with Section 15.2, 15.3 and 15.4 hereof.
(b)    Tenant shall obtain the consent of Landlord for any Material Alteration, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)    At least thirty (30) days before Tenant's commencement of any such Material Alteration, Tenant shall provide Landlord with:
(i)    complete Plans and Specifications for the proposed Material Alteration prepared by the Architect. All Plans and Specifications submitted pursuant to this Section shall be subject to Landlord’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Landlord shall notify Tenant of Landlord's approval or disapproval of such Plans and Specifications within fifteen (15) Business Days after receipt thereof. Upon approval by Landlord, such Plans and Specifications shall constitute Approved Plans and Specifications. However, if directed by Landlord, Tenant shall revise or cause the Architect to revise the Plans and Specifications in accordance with the directions of Landlord, and until Landlord issues its approval thereof (which shall not be unreasonably withheld), Tenant shall submit revised Plans and Specifications to Landlord for its review, within fifteen (15) Business Days after receipt by Tenant of directions to that effect from Landlord. In the case of each submission of Plans and Specifications to Landlord for its review and approval, if Landlord fails to direct Tenant to revise the Plans and Specifications within said fifteen (15) Business Days after resubmission by Tenant, Landlord shall be deemed to have given its approval thereto, and the applicable Plans and Specifications shall constitute Approved Plans and Specifications. The time periods for submission and review set forth in this Section are subject to Unavoidable Delays.

(ii)    a copy of a contract made with a reputable and responsible contractor, providing for the completion of the Material Alteration in accordance with the Approved Plans and Specifications therefor; and
(iii)    evidence of Tenant's ability to pay for such Material Alteration, which evidence may be in the form of (i) a certificate from Tenant certifying available cash on hand, (ii) a funding commitment from a Control Affiliate and/or (c) one or more financing commitments from Institutional Lender(s).
(d)    If Tenant desires to materially modify the Approved Plans and Specifications for any Material Alteration, Tenant shall submit the proposed modifications to Landlord for its prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall review the proposed changes as if such were an original submission of Plans and Specifications pursuant to Section 15.2(c)(i), and the provisions thereof governing such a submission shall apply.
(e)    Tenant shall keep Landlord fully informed of Tenant's progress in undertaking any Material Alteration. In furtherance of the foregoing, promptly upon Landlord's request, Tenant shall provide Landlord with copies of all materials that are customarily provided to a construction lender (and other materials reasonably requested by Landlord) including, but not limited to, scheduling of payments, projections and certifications of construction costs and sources of funds, and all construction documents and all plans and specifications. In addition, upon written request from Landlord, Tenant shall provide Landlord with a monthly progress report with regard to any Material Alteration in form and substance reasonably satisfactory to Landlord.
Section 15.3    Conditions Precedent to Material Alteration. Prior to the commencement of any Material Alteration, Tenant shall comply with the following terms, covenants and conditions:
(a)    Permits and Approvals. With regard to Construction Work, Tenant shall deliver to Landlord copies of all permits, consents, certificates and approvals of all Governmental Authorities required for the performance of the Construction Work, certified by Tenant or the Architect. At the request of Tenant, Landlord, in its proprietary and not its governmental capacity, shall cooperate with Tenant in obtaining the permits, consents, certificates and approvals required by this Section 15.3, and shall not unreasonably withhold its consent to any application required to obtain such permits, consents, certificates and approvals made by Tenant. Tenant shall reimburse Landlord within ten (10) days after demand therefor, the amount of any out-of-pocket costs or expenses incurred by Landlord in cooperating with Tenant to obtain the permits, consents, certificates and approvals required by this Section 15.33 and such amounts shall constitute Rental hereunder.

(b)    Insurance. Tenant shall deliver to Landlord copies of the policies of insurance required in connection with the performance of Construction Work pursuant to the provisions of Section 7.1(a)(iv) hereof.
(c)    Assignment of Contracts. Tenant shall deliver to Landlord an Assignment of Construction Contract to Landlord (or in Landlord's discretion to Lease Administrator) duly executed and acknowledged by Tenant (and consented to by the Contractor) effective by its terms upon an Event of Default before the complete performance of the Construction Contract required in connection with the Construction Work in question. The Assignment of Construction Contract shall also include the benefit of all payments made on account of the Construction Contract, including payments made before the effective date of the Assignment of Construction Contract. The Assignment of Construction Contract may include a provision that in order for it to become effective the assignee must assume Tenant's remaining obligations (other than accrued obligations) under the assigned Construction Contract. The Assignment of Construction Contract will be junior in priority to any similar assignment of the Construction Contract which may be delivered to any Recognized Mortgagee.
(d)    Completion Guaranty. With regard to any Material Alteration whose estimated cost, as reasonably determined by Landlord, will be $25,000,0000 or more (which amount shall be adjusted on the first day of each calendar year during the Term to take into account CPI for the immediately preceding calendar year), Tenant shall deliver to Landlord a fully executed completion guaranty, acceptable in form and substance to Landlord in its sole discretion, from a guarantor acceptable to Landlord in its sole discretion, guaranteeing faithful performance of said Material Alteration and payment of obligations arising as a result of the performance of said Material Alteration. Guarantor is pre-approved as a guarantor for purposes of this Section 15.3(d).
Section 15.4    Completion of Material Alterations.
(a)    Substantial Completion.
(i)    Upon Substantial Completion of any Material Alteration, Tenant shall provide written notice thereof to Landlord, together with supporting documentation therefor. Landlord shall endeavor to advise Tenant whether or not, in Landlord's reasonable discretion, the conditions for Substantial Completion have been satisfied, or whether Tenant has failed to submit adequate and sufficient evidence to permit Landlord to issue its determination within fifteen (15) Business Days from Landlord's receipt of Tenant's notice. If in reasonable discretion of Landlord the conditions for Substantial Completion have not been satisfied, Landlord shall also endeavor to advise Tenant of the reasons for Landlord's determination within such fifteen (15) Business Day period. Any dispute as to whether Substantial Completion of any Material Alteration has occurred shall be resolved pursuant to Article 34. The failure by Landlord to advise Tenant in writing as to whether the conditions for Substantial Completion have been satisfied and, if not, to identify the conditions that have not been satisfied, within such fifteen (15)

Business Day period shall be deemed to constitute an acknowledgement by Landlord that the Material Alteration has been Substantially Completed.
(ii)    Upon Substantial Completion of any Material Alteration, Tenant shall deliver the following to Landlord: (i) a certification of the Architect (certified to Landlord), in a form that is customary and consistent with industry standards taking into account the scope and the nature of the work performed, that the Construction Work in question has been Substantially Completed in accordance with the Approved Plans and Specifications therefor and that the Improvements constructed pursuant to such Construction Work comply with the Building Code of New York City and all other Requirements; and (ii) a copy of the temporary Certificate of Completion or Certificate of Occupancy for the entire Premises (or the relevant portion thereof).
(b)    Final Completion.
(i)    Upon Final Completion of any Material Alteration, Tenant shall provide written notice thereof to Landlord, together with supporting documentation therefor. Landlord shall endeavor to advise Tenant whether or not, in Landlord's reasonable discretion, the conditions for Final Completion have been satisfied, or whether Tenant has failed to submit adequate and sufficient evidence to permit Landlord to issue its determination within sixty (60) days from Landlord's receipt of Tenant's notice. If in Landlord’s reasonable discretion the conditions for Final Completion have not been satisfied, Landlord shall also endeavor to advise Tenant of the reasons for Landlord's determination within such sixty (60) day period. Any dispute as to whether Final Completion of any Material Alteration has occurred shall be resolved pursuant to Article 34. The failure by Landlord to advise Tenant in writing as to whether the conditions for Final Completion have been satisfied and, if not, to identify the conditions that have not been satisfied, within such sixty (60) day period shall be deemed to constitute an acknowledgement by Landlord that Final Completion of the Material Alteration has occurred.
(ii)    Upon Final Completion of any Material Alteration, Tenant shall deliver the following to Landlord: (i) copies of lien waivers executed by contractors, consultants and material suppliers performing any part of any Construction Work; (ii) within thirty (30) days after a permanent Certificate of Occupancy or Certificate of Completion is issued, or as soon as prepared by the Architect, whichever is earlier, a complete set of "as built" plans for the Improvements constructed pursuant to such Construction Work; and (iii) as soon as available, a copy of the permanent Certificate of Occupancy or Certificate of Completion for the entire Premises (or relevant portion thereof).

ARTICLE 16
REQUIREMENTS OF GOVERNMENTAL AUTHORITIES
Section 16.1    Requirements.
(a)    Obligation to Comply. Subject to the provisions of Article 345 hereof, in connection with any Construction Work, maintenance, management, use and operation of the Premises and Tenant's performance of its obligations hereunder, Tenant shall comply promptly with all Requirements, without regard to the nature of the work required to be done, whether extraordinary or ordinary, and whether requiring the removal of any encroachment, or affecting the maintenance, use or occupancy of the Premises, or involving or requiring any structural changes or additions in or to the Premises, and regardless of whether such changes or additions are required by reason of any particular use to which the Premises, or any part thereof, may be put.
(i)    "Requirements" means: (i) any and all laws, rules, regulations, orders, ordinances, statutes, codes, executive orders and requirements of all Governmental Authorities applicable to the Premises or any street, road, avenue or sidewalk comprising a part of, or immediately adjacent to, the Premises or any vault in, or under the Premises (including, without limitation, the Building Code of the City and the laws, rules, regulations, orders, ordinances, statutes, codes and requirements of any applicable Fire Rating Bureau or other body exercising similar functions); and (ii) the requirements of the Brooklyn Bridge Southeast Urban Renewal Plan for so long as such plan remains in effect.
ARTICLE 17
DISCHARGE OF LIENS; BONDS
Section 17.1    Creation of Liens. Tenant shall neither create nor cause to be created (a) any lien, encumbrance or charge upon this Lease, the leasehold estate created hereby, the income therefrom or the Premises or any part thereof, (b) any lien, encumbrance or charge upon any assets of, or funds appropriated to, Landlord, or (c) any other matter or thing whereby the estate, rights or interest of Landlord in and to the Premises or any part thereof might be impaired. Notwithstanding the above, Tenant shall have the right to execute (a) Recognized Mortgages and related security documents, (b) Subleases as provided by, and in accordance with, the provisions of this Lease and (c) restrictive easement agreements in connection with each Severance Lease.
Section 17.2    Discharge of Liens. If any mechanic's, laborer's, vendor's, materialman's or similar statutory lien is filed against the Premises or any part thereof, or if any public improvement lien created, or caused or suffered to be created by Tenant shall be filed against any assets of, or funds appropriated to, Landlord, Tenant shall, within one hundred and twenty (120) days after Tenant receives notice of the filing of such mechanic's, laborer's, vendor's, materialman's or similar statutory lien or public improvement lien, either commence an action contesting such lien or cause such lien to be discharged of record, by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. However, Tenant shall not be required to discharge any such lien if Tenant shall have (a) with respect to liens securing amounts greater than $500,000, furnished Landlord with a letter of credit, cash deposit, bond or other security reasonably satisfactory to Landlord, in an amount sufficient to pay the lien with interest and penalties, if any, and (b) brought an appropriate proceeding to discharge such lien and is prosecuting such proceeding.
Section 17.3    No Authority to Contract in Name of Landlord. Nothing contained in this Lease shall be deemed or construed to constitute the consent or request of Landlord, express or implied, by implication or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement of, alteration to, or repair of, the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for, or permit the rendering of, any services or the furnishing of materials that would give rise to the filing of any lien, mortgage or other encumbrance against the Premises or any part thereof or against any assets of, or funds appropriated to, Landlord. Notice is hereby given, and Tenant shall cause all agreements entered into by Tenant to provide, that to the extent enforceable under New York law, Landlord shall not be liable for any such work performed or to be performed at the Premises or any part thereof for Tenant or any Subtenant or for any materials furnished or to be furnished to the Premises or any part thereof for any of the foregoing, and no mechanic's, laborer's, vendor's, materialman's or other similar statutory lien for such work or materials shall attach to or affect the Premises or any part thereof or any assets of, or funds appropriated to, Landlord.
ARTICLE 18
REPRESENTATIONS
Section 18.1    No Landlord Representations. Tenant acknowledges that (a) no representations, statements, or warranties, express or implied, have been made by, or on behalf of, Landlord, Lease Administrator or AIDC with respect to the Premises or the transaction contemplated by this Lease, the status of title thereto, the physical condition thereof, the zoning or other laws, regulations, rules and orders applicable thereto of the use that may be made of the Premises, and Tenant takes the Premises "as-is" as of the Commencement Date and the Amendment Commencement Date, (b) Tenant has relied on no such representations, statements or warranties, and (c) Landlord shall not be liable in any event whatsoever for any latent or patent defects in the Premises.
Section 18.2    Tenant's Representations, Warranties and Covenants. Tenant represents, warrants and covenants that:
(a)    Prior Conduct. None of the Tenant, the Principals of the Tenant, or any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Tenant:

(i)    is in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with EDC, NYCIDA or the City, unless such default or breach has been waived in writing by EDC, NYCIDA or the City, as the case may be;
(ii)    has been convicted of a felony and/or any crime involving moral turpitude in the ten (10) preceding years;
(iii)    has received written notice of default in the payment to the City of any taxes, sewer rents or water charges in excess of $5,000 that has not been cured or satisfied, unless such default is then being contested with due diligence in proceedings in a court or other appropriate forum; or
(iv)    has, at any time in the three (3) preceding years, owned any property which, while in the ownership of such Person, was acquired by the City by in rem tax foreclosure, other than a property in which the City has released or is in the process of releasing its interest to such Person pursuant to the Administrative Code of the City.
(b)    Vendex Disclosure. All Persons, in respect of Tenant, for which "Vendex" disclosure has been required are listed on Exhibit L, and all information provided in the "Vendex" background questionnaire submitted prior to execution of this Lease is true and correct.
(c)    Default. There is no material, uncured Default on the part of Tenant under this Lease and no event has occurred and is continuing which constitutes an Event of Default or which with notice or the passage of time or both would constitute an Event of Default;
(d)    No Broker. It has not dealt with any broker, finder or like entity in connection with this Lease or the transactions contemplated hereby.
(e)    No City Interest. No officer, agent, employee or representative of the City or NYCEDC has received or will receive any payment or other consideration for the making of this Lease and no officer, agent, employee or representative of the City or NYCEDC has any interest or will have any direct interest in this Lease or any proceeds thereof.
(f)    Good Standing. Tenant is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign limited partnership and in good standing under the laws of each other jurisdiction in which such qualification is required.

(g)    Due Execution and Delivery. The execution and delivery of this Lease by Tenant has been duly authorized by all required company action and creates legally binding and enforceable obligations on Tenant's part to be performed.
(h)    Other Agreements and Restrictions. The execution and delivery of this Lease by Tenant will not (i) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Tenant, (ii) result in a breach of, or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Tenant is a party or by which it or its properties may be bound or affected; (iii) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Tenant; or (iv) cause Tenant to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.
(i)    Legal Actions. There are no actions, suits or proceedings pending or, to the knowledge of Tenant, threatened against, or affecting Tenant, any Affiliate of Tenant or any Person who is, or who is a member of the immediate family (whether by birth or marriage) of, a member, partner, director or officer of Tenant before any court, Governmental Authority or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of Tenant, or the ability of Tenant to perform its obligations under this Lease.
(j)    Tax Returns. Tenant has filed all tax (federal, state and local) returns, if any, required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties. Tenant has no knowledge of any claims for taxes due and unpaid which might become a lien upon any of its assets.
ARTICLE 19
LANDLORD NOT LIABLE FOR INJURY OR DAMAGE, ETC.
Section 19.1    Landlord Not Liable. Landlord shall not be liable for any injury or damage to Tenant or to any Person happening on, in or about the Premises or its appurtenances, nor for any injury or damage to the Premises or to any property belonging to Tenant or to any other Person that may be caused by fire, by breakage, or by the use, misuse or abuse of any portion of the Premises (including, without limitation, any hatches, openings, installations, stairways or hallways or other facilities, and the streets or sidewalk areas within the Premises) or that may arise from any other cause whatsoever, unless caused by the gross negligence, willful misconduct or intentionally tortious acts of Landlord, its agents or employees. In addition, Landlord shall not be liable to Tenant or to any Person for any failure of water supply, gas or electric current, nor for any injury or damage to any property of Tenant or of any Person or to the Premises caused by or resulting from gasoline, oil, steam, gas, electricity or hurricane, tornado, flood, wind or similar storm or disturbance or by or from water, rain or snow which may leak or flow from the street, sewer, gas mains or subsurface area or from any part of the Premises or by or from leakage of gasoline or oil from pipes, appliances, sewer or plumbing works therein or from any other place, nor for interference with light or other incorporeal hereditaments by any Person, or caused by any public or quasi-public work, unless caused by Landlord, or its agents' or employees', respective negligence, willful misconduct or intentionally tortious acts.
ARTICLE 20
INDEMNIFICATION OF LANDLORD AND OTHERS
Section 20.1    Obligation to Indemnify. Tenant shall not do or permit any act or thing to be done upon the Premises, or any portion thereof, which subjects Landlord to any liability or responsibility for injury, damage to Persons or property or to any liability by reason of any violation of law or of any Requirement of any Governmental Authority but shall exercise such control over the Premises so as to fully protect Landlord against any such liability. The foregoing provisions of this Section 20.1 shall not modify Tenant's right to contest the validity of any Requirements in accordance with the provisions of Section 35.23 hereof. Subject to the provisions of Section 42.10 hereof, and to the fullest extent permitted by law, Tenant shall indemnify and save Landlord, AIDC and Lease Administrator and their officials, officers, directors, employees, agents and servants (collectively, the "Indemnitees") harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses (collectively, the "Tenant Liabilities"), including, without limitation, architects' and attorneys' fees and disbursements, that may be imposed upon or incurred by or asserted against any of the Landlord Indemnitees by reason of any of the following occurring during the Term, unless caused by the gross negligence, willful misconduct or intentionally tortious acts of any of the Indemnitees:
(a)    Construction Work. Construction Work or any other work or act done in, on or about the Project Premises or any part thereof;
(b)    Use and Possession. The use, non-use, possession, occupation, alteration, condition, operation, maintenance or management of the Premises or any part thereof or of any street, sidewalk, curb, vault, passageway or space comprising a part thereof or any street, sidewalk, vault or curb adjacent thereto;
(c)    Acts or Failure to Act of Tenant/Subtenant. Any act or failure to act on the part of Tenant or any Subtenant or any of its or their respective officers, shareholders, directors, agents, contractors, servants, employees, licensees or invitees when such action is otherwise required;
(d)    Accidents, Injury to Person or Property. Any accident, injury (including death at any time resulting therefrom) or damage to any Person or property (i) occurring in, on, or about the Premises or any part thereof, or in, on or about any street, sidewalk, curb, vault, passageway or space comprising a part thereof or any street, sidewalk, vault or curb adjacent thereto or (ii) arising out of, or in any way related to the performance by Tenant of Tenant's rights and obligations under Article 14 hereof;
(e)    Lease Obligations. Tenant's failure to pay Rental or to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on Tenant's part to be kept, observed, performed or complied with and the proper exercise by Landlord of any remedy provided in this Lease with respect thereto, other than with respect of Tenant’s failure to timely commence or complete the Initial Renovation Work;
(f)    Liens, Encumbrance or Claim Against Premises. Any lien or claim that is alleged to have arisen against or on the Premises, or any lien or claim created or permitted to be created by Tenant or any Subtenant or any of its or their officers, agents, contractors, servants, employees, licensees or invitees against any assets of, or funds appropriated to, Landlord or any liability asserted against Landlord with respect thereto;
(g)    Default of Tenant. Any failure on the part of Tenant to keep, observe and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in the Material Construction Agreements, the Subleases or other contracts and agreements affecting the Premises, on Tenant's part to be kept, observed or performed;
(h)    Recording Fees. Any recording or transfer tax attributable to and required to be paid by Landlord with respect to the execution, delivery or recording of this Lease or a memorandum thereof;
(i)    Contest and Proceedings. Any contest or proceeding brought or permitted to be brought pursuant to the provisions of Article 345 hereof, or
(j)    Brokerage. Any claim for brokerage commissions, fees or other compensation by any Person who alleges to have acted or dealt with Tenant in connection with this Lease or the transactions contemplated by this Lease unless such person was a broker, finder or the like who alleges to have been retained by or to have acted for Landlord.
Section 20.2    Contractual Liability. The obligations of Tenant under this Article 20 shall not be affected in any way by the absence of insurance coverage, or by the failure or refusal of any insurance carrier to perform an obligation on its part under insurance policies affecting the Premises.
Section 20.3    Defense of Claim, Etc. If any claim, action or proceeding is made or brought against any of the Indemnitees by reason of any event to which reference is made in Section 20.1 hereof, then upon demand by Landlord, Tenant shall either resist, defend or satisfy such claim, action or proceeding in such Indemnitee's name, by the attorneys for, or approved by,

Tenant's insurance carrier (if such claim, action or proceeding is covered by insurance) or by such other attorneys as Tenant may select and Landlord shall approve, such approval not to be unreasonably withheld. The foregoing notwithstanding, such Indemnitee may engage its own attorneys to defend such Indemnitee, or to assist such Indemnitee in such Indemnitee's defense of such claim, action or proceeding, as the case may be, the costs and expenses of which shall be paid by such Indemnitee except that Tenant shall pay the reasonable fees and disbursements of such attorneys of such Indemnitee if either (i) the claim, action or proceeding against Landlord is based solely on the negligence or intentionally tortious acts of Tenant, (ii) the Indemnitee reasonably determines that Tenant is not diligently and competently resisting or defending the claim, action or proceeding, or (iii) there exists a conflict of interest that could impair the defense afforded to Indemnitee hereunder.
Section 20.4    Survival Clause. The provisions of this Article 20 shall survive the Expiration of the Term.
ARTICLE 21
HAZARDOUS SUBSTANCES
Section 21.1    Covenant. Tenant covenants that the Premises shall be kept free of Hazardous Substances, and Tenant shall not, and shall require that each occupant does not, use, transport, store, dispose of or in any manner deal with Hazardous Substances at the Premises. Tenant shall comply with, and use reasonable efforts to ensure compliance by all occupants of the Premises, at all times during the Term, with all applicable environmental laws, ordinances, rules and regulations of federal, state and local governments (individually and collectively "all applicable environmental laws"). Tenant shall keep the Premises free and clear of any liens imposed pursuant to such laws. In the event that Tenant receives any notice or advice from any governmental agency or any source whatsoever with respect to Hazardous Substances, at, under, on, from, adjacent to or affecting the Premises, Tenant shall immediately notify Landlord. Tenant shall conduct and complete, at its sole cost and expense, all investigations, studies, sampling and testing, and take all remedial actions required by applicable environmental laws necessary to clean up and remove all Hazardous Substances from the Premises.
Section 21.2    Indemnification. Tenant shall defend, indemnify and save the Indemnitees harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, court costs and reasonable attorneys' fees and disbursements, that may be imposed upon, or incurred by, or asserted against, any of the Indemnitees (i) arising out of, or in any way related to the presence, storage, transportation, disposal, release or threatened release of any Hazardous Substances over, under, in, on, from or affecting the Premises, and any persons, real property, personal property, or natural substances thereon or affected thereby during the Term of this Lease, including, without limitation, any such liability, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses imposed upon, incurred by or asserted against Landlord, AIDC or the Lease Administrator under CERCLA, and (ii) any violations of applicable environmental laws. The indemnity provisions set forth in Article 20 shall also apply to the indemnity obligations of Tenant set forth in this Section.

ARTICLE 22
LANDLORD'S RIGHT TO DISCHARGE LIENS
Section 22.1    Discharge of Liens. If Tenant shall fail to cause any mechanic's, laborer's, vendor's, materialman's or similar statutory lien or any public improvement lien to be discharged in accordance with the provisions of Article 17 hereof, and if such lien shall continue for an additional forty-five (45) days after the applicable cure period provided for in Article 17, then, subject to any rights granted to a Recognized Mortgagee under this Lease, Landlord may, but shall not be obligated to, discharge such lien of record by procuring the discharge of such lien by deposit or by bonding proceedings. Landlord may also compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances.
Section 22.2    Reimbursement for Amounts Paid by Landlord Pursuant to this Article. Any amounts paid by Landlord pursuant to Section 22.1 hereof, including all costs and expenses incurred by Landlord in connection therewith, shall be paid to Landlord within fifteen (15) days of Landlord's demand, together with a late charge on the amounts so paid by Landlord, calculated at the Late Charge Rate from the date of any such payment by Landlord to the date on which payment of such amounts is received by Landlord.
Section 22.3    Waiver, Release and Assumption of Obligations. Landlord's payment or performance pursuant to the provisions of this Article 22 shall not be, nor be deemed to be (a) a waiver or release of the Default or Event of Default with respect thereto (or any past or future Default or Event of Default) or of Landlord's right to take such action as may be permissible hereunder, or (b) Landlord's assumption of Tenant's obligations to pay or perform any of Tenant's past, present or future obligations hereunder.
Section 22.4    Proof of Damages. Landlord shall not be limited in the proof of any damages that it may claim against Tenant arising out of, or by reason of, Tenant's failure to provide and keep insurance in force in accordance with the provisions of this Lease to the amount of the insurance premium or premiums not paid. However, subject to the provisions of Section 42.10 hereof, Landlord shall be entitled to seek, and if successful, to recover, as damages for such Default or Event of Default, the uninsured amount of any loss and damage sustained or incurred by it and the costs and expenses of any suit in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.
ARTICLE 23
OPERATION; PERMITTED USES; NO UNLAWFUL OCCUPANCY
Section 23.1    Use and Other Requirements. During the Term, Landlord and Tenant shall use and occupy their respective portions of the Project Premises in accordance with the terms and provisions of this Article 23, and for no other purpose, and shall not permit or suffer the same to be used or occupied except in accordance with the terms and provisions of this Article 23. Notwithstanding anything to the contrary herein, Tenant shall be excused from continuously using, maintaining and operating the Premises to the extent a closure of all or a portion of the Premises is necessary due to (a) a casualty or condemnation at the Premises, (b) Tenant complying with Article 14 hereof or (c) Tenant undertaking the Initial Renovation Work and any Material Alteration.
Section 23.2    Development; Use; Promotion; Operation.
(a)    In recognition of the historic and cultural importance of the South Street Seaport and in fulfillment of the public purposes to which the development of the Project Premises is dedicated, throughout the Term, Tenant shall cause the Premises to be (i) maintained and continuously operated as a first-class, specialty retail marketplace including, without limitation, for the operation of a performance and entertainment venue or a cinema or movie theater facility, in accordance with the provisions of this Article, and in a manner at least equal to the current standards of operation of Faneuil Hall Marketplace in Boston and Harborplace in Baltimore; and (ii) used incidentally to the purposes permitted by clause (i) above to provide supporting clerical, administrative and executive offices (but not in excess of 10,000 square feet of Gross Leasable Area and only on the second or higher floor) therefor.
(b)    In Subleasing the Premises and the Commercial Areas to Subtenants, Tenant agrees that (i) in the aggregate, no more than 100,000 square feet of Gross Leasable Area in the Premises and the Commercial Areas shall be used for "fast-food" type operations (said 100,000 square foot area to be proportionately reduced, but not below 30,000 square feet, if this Lease shall be terminated in respect of any portion of the Premises); (ii) no portion of the Premises located in the Museum Block or the Schermerhorn Block shall be used for the operation of a "fast-food" business, except as an incidental part of a restaurant located therein and except for such uses by Subtenants existing on the date as of which this Lease is made; (iii) no part of the Premises located on the ground floor of the Market Block and adjacent to Fulton, Front or Beekman Streets shall be used for the operation of a "fast-food" business, except as incidental to the operation of another type of food business; and (iv) no portion of the Premises located on the Museum Block shall be used for the operation of a food business other than a restaurant or cafe (including "fast-food" sales incidental thereto). As used herein, the term “fast food” shall mean a food service establishment having a limited menu of precooked meals that shall be wrapped in paper or boxes and sold to patrons in paper bags, disposable containers and/or on plastic trays (such as a “McDonald’s”, “Burger King”, “Dunkin Donuts”, “Wendy’s” or “Ranch One Chicken”), it being agreed that (i) the failure of a restaurant to provide waiter or waitress service or tablecloth dining shall not automatically be deemed to constitute “fast food”, (ii) the existence of cafeteria type dining shall not automatically be deemed to constitute “fast food.” and (iii) a restaurant such as “Starbucks”, “Pret A Manger”, “Cosi” and other similar restaurants that are upscale and high-quality shall not be deemed to constitute “fast food”.
(c)    Tenant shall continuously, uninterruptedly, actively and diligently operate a specialty retail marketplace seven days per week, at least nine hours per day on Mondays through Saturdays and six hours on Sundays, and shall require substantially all Subtenants to operate and conduct their respective businesses on all such days and for such hours, except when

Tenant and/or any Subtenants shall be prevented from doing so by strike, fire, other casualty or other cause beyond the reasonable control of Tenant and/or any such Subtenants, and except on the following holidays: New Year's Day; first and second days of Passover; Good Friday; Easter Sunday; Rosh Hashanah; Yom Kippur; Thanksgiving Day; and Christmas Day. Landlord and/or Tenant shall also make available to the general public, at least during the hours set forth above (but consistent with reasonable maintenance and security requirements of Landlord, Tenant and the Subtenants) and free of charge or admission, all public circulation and seating areas of Pier 17, the Buildings on Pier 17 and throughout other portions of the Premises, other than the roof areas of the Buildings on the Premises (for which Tenant may charge members of the public to access), substantially in accordance with Tenant's plans and specifications therefor to be approved in accordance with applicable provisions of this Lease. Tenant shall obtain Landlord’s prior written consent to any material modification of the Requirements of the City Planning Commission or any other public approvals with respect to the Premises.
(d)    Tenant shall cause a food market that includes locally and regionally sourced food items and that is open to the public seven days a week to open within the Premises. Tenant shall, subject to Force Majeure, use commercially reasonable efforts to open such food market prior to October 1, 2014.
Section 23.3    Use of Pier 17 Roof.
(a)    All areas of the roof of the Pier 17 improvements (other than those areas reserved for restaurant use and mechanical equipment) (the "Rooftop Space") shall be open to the public at no charge; provided, however, that Tenant shall have the right to temporarily close portions of the Rooftop Space (other than the Rooftop Access Area, as defined in the Restrictive Declaration) for private use as described in section 5(a) of the Restrictive Declaration so long as Tenant shall use reasonable good faith efforts to provide free public access to as much of the Rooftop Space as is reasonably possible during such times of private use. On up to four occasions/year (of which up to two can be on a Saturday, Sunday or legal holiday), Tenant shall make available, for no rental charge, to a community based organization (such as the PTA of the neighborhood school or neighborhood senior citizen or youth center) (“CBO”) of which it has reasonably approved either up to one-half of the Rooftop Space or the stage within the prolongation of Fulton Street for an event or activity sponsored by such organization.
(b)    No later than June 30, 2014, Tenant shall hire an acoustical engineer to make recommendations as to reasonable measures to reduce sound transmission from the Rooftop Space and the pier level event space. Tenant shall direct such acoustical engineer to promptly prepare and submit to Tenant a report describing the proposed sound reduction measures and promptly after such report is submitted to Tenant, Tenant will transmit a copy thereof to Speaker Quinn, Councilwoman Chin, the City Council Land Use Division, and Lease Administrator, and shall work in good faith to implement the noise reduction measures set forth in the report that are both commercially reasonable and feasible.

(c)    At such times as there are events being held simultaneously on both the Rooftop Event Space and pier levels of Pier 17, Tenant shall consult with the New York City Police Department as to a reasonable interval between the ending times for each event, and it shall thereafter establish, in its discretion, the ending time of each such event.
Section 23.4    Intentionally omitted.
Section 23.5    Pedestrian Walkways. Landlord and Tenant confirm that the Commercial Areas, Titanic Park, Marginal street, wharf or place and all other outdoor pedestrian walkways within the Project Premises (including, but not limited to, the Former Streets) are intended for use primarily for public circulation, free of charge or admission, and Landlord and Tenant shall not permanently or materially impede or obstruct public access to or circulation in such areas, except (i) for reasonable security and maintenance purposes, and (ii) as otherwise expressly permitted in this Lease (including the Demapping Resolution and Exhibit C hereto) (including construction plans and specifications approved thereunder). In particular, but without limiting the generality of the foregoing:
(a)    Titanic Park shall be developed and maintained by Landlord as landscaped open space, with adequate seating facilities, accessible to the general public at all times without charge or admission.
(b)    Tenant shall use and occupy the Commercial Areas, and shall require all Subtenants using any portion thereof to use and occupy the Commercial Areas, in accordance with the terms, covenants and conditions of the Demapping Resolution and Exhibit C hereto and this Lease.
(c)    Intentionally omitted.
(d)    The Former Streets shall at all times be accessible to emergency vehicles (including, but not limited to, ambulances, fire trucks and police cars), and no structures shall be erected that impede access to, or passage through, the Former Streets by such emergency vehicles.
(e)    It is hereby understood that public access to that portion of Marginal street wharf or place that is within the Premises is intended to be for the purpose of pedestrian passage and circulation, not for the placement of vending units of any kind, except for vending units placed on said portion of Marginal street wharf or place pursuant to Subleases entered into by Tenant under the terms of this Lease. Subject to the provisions of this Lease regarding public access and circulation, Tenant is granted the exclusive commercial right to use and lease to Subtenants such areas of Marginal street.
Section 23.6    Use. Landlord shall cause all space (other than public circulation areas) within the Buildings located in Landlord's Premises, other than the Museum Premises (unless the

Museum Premises shall cease to be used for their respective purposes permitted under this Article 23), to be used and occupied only for appropriate office purposes, and for no other purposes without the prior consent of Tenant, which consent shall not be unreasonably withheld or delayed except that (a) Landlord may let portions of such space for use as artists' studios and as residential space to persons occupying or having a right to occupy portions of the Project Premises for such purposes on the date as of which this Lease is made, and (b) Landlord may sublet for retail or restaurant uses, without the consent of Tenant, any portion of the Option Premises (hereinafter defined) which Tenant shall have failed to lease pursuant to its option set forth in Section 23.9 hereof, subject, however, to the provisions of subsection (d) of Section 23.9 hereof.
Section 23.7    Illegality. Tenant and Landlord shall not use or occupy, nor permit or suffer the Premises or any part thereof, the Commercial Areas or Landlord's Premises or any part thereof, as the case may require, to be used or occupied for any unlawful or illegal business, use or purpose, or for any business, use or purpose which is immoral or disreputable (including without limitation "adult entertainment establishments" and "adult" bookstores) or extra- hazardous, or in such manner as to constitute a nuisance of any kind (public or private), or for any purpose or in any way in violation of the certificates of occupancy (or other similar approvals of applicable Governmental Authorities), the Demapping Resolution and Exhibit C hereto, or of any present or future Requirements, or which may make void or voidable any insurance then in force on the Premises or any other portion of the Project Premises. If any such unlawful, illegal, immoral, disreputable or extrahazardous use shall occur, Tenant, if such use be on the Premises or the Commercial Areas, and Landlord, if such use be on any other portion of the Project Premises, agree promptly to take all lawful steps which may be necessary to compel the discontinuance of such use and/or to oust and remove any Subtenants causing or responsible for such unlawful, illegal, immoral, disreputable or extra-hazardous use or conduct.
Section 23.8    Landlord’s Title. Tenant shall not suffer or permit the Premises or any portion thereof to be used by any Person or by the public without restriction or in such manner as might reasonably tend to impair Landlord's title to the Premises or any portion thereof, or in such manner as might reasonably make possible a claim or claims of prescriptive rights or adverse possession by any Person or by the public, as such, or of implied dedication of the Premises or any portion thereof.
Section 23.9    Option Premises. If at any time:
(a)    any part of Option Premises I shall be or become vacant and shall not be relet for a period of six (6) months after the date of vacating of such space; or
(b)    any part of Option Premises I or Option Premises II shall be operated in nonconformity with the terms of this Article 23, or with respect to the Museum Premises, in nonconformity with Article 23 of the Museum Lease as such provisions exist on June 29, 2012, and Tenant shall give notice to Landlord of such nonconforming use, then (1) if any Subtenant shall remain in occupancy of such part, Landlord shall use its best efforts to cause such nonconforming use to cease (which efforts shall include, if necessary, the institution of actions or proceedings to terminate the Sublease of such Subtenant and to recover possession of such part of the Option Premises), and (2) if Landlord shall recover possession of such part of the Option Premises, and if Landlord shall not have relet such vacant space for use and operation substantially in accordance with the terms of this Article 23, or with respect to the Museum Premises, in nonconformity with Article 23 of the Museum Lease, within six (6) months following the later of (x) Tenant's aforesaid notice with respect to such part, and (y) Landlord's recovery of possession of such part;
then Tenant shall have the right and option, which it may exercise by notice to Landlord given at any time within sixty (60) days after the expiration of the aforesaid six (6) month period, to lease from Landlord all or any such part of the Option Premises referred to above, under this Lease and upon and subject to all of the terms and conditions contained herein, except that:
(i)    in respect of Option Premises I or any part thereof so leased to Tenant, the Base Rent, for each Fiscal Year, applicable to such part of the Option Premises I shall consist of the greater of the following sums: (A) full Taxes attributable to the Land and Buildings (or space) so leased, and (B) eighty percent (80%) of the average Base Rent payable by Tenant hereunder for the preceding three Fiscal Years multiplied by a fraction, the numerator of which shall be the number of square feet of Gross Leasable Area of the Option Premises I so leased and the denominator of which shall be the average number of square feet of Gross Leasable Area included in the Premises during said three Fiscal years; and]
(ii)    in respect of Option Premises II or any part thereof so leased to Tenant, the Base Rent, for each Fiscal Year, applicable to such part of the Option Premises II shall be an amount equal to the fair market rental value of said premises at the time of the addition of said premises to the Premises demised hereunder, determined in accordance with an appraisal conducted in the manner provided in Article 35 hereof. The scope of said appraisal shall be prepared by Lease Administrator in accordance with its policies and reviewed and approved by Tenant, in its reasonable discretion.
(c)    (i) The term "Option Premises" shall mean Option Premises I and Option Premises II, collectively, each as described below and depicted on Exhibit A-4 hereto.
(ii)    The term "Option Premises I" shall mean, collectively, the following portions of Landlord's Premises: (x) the first (ground) and second stories of Buildings on the Museum Block, and (y) space located in the ground floor of Schermerhorn Block and known as Nos. 12 and 14 Fulton Street (except that then existing public circulation areas within No. 12 Fulton Street shall remain as public circulation areas).

(iii)    The term "Option Premises II" shall mean, collectively, the following portions of Landlord's Premises: (x) space located above the second story of Buildings on the Museum Block, (y) the Tin Building, and (z) all portions of Schermerhorn Block other than the space referred to in clause (ii) (z) above.
(d)    If Tenant shall have declined to exercise its option to lease all or any part of the Option Premises at the respective rentals set forth therefor in this Section 23.9, and Landlord shall subsequently propose to relet such space to a third party for retail or restaurant use and at a rental below the rental at which Tenant declined to exercise its option as aforesaid, then Landlord shall give notice of such proposed reletting to Tenant, which notice shall set forth the amount of rental proposed to be charged in respect of such space, and Tenant shall have the right to lease such space at a rental equal to the rental set forth in Landlord's notice, and otherwise upon and subject to all of the terms and conditions of this Lease. Tenant shall exercise such right by giving notice to Landlord of its intention to lease such space upon the aforesaid terms within thirty (30) days after Landlord shall have given its aforesaid notice. Tenant's right to lease such space, as set forth in this subsection (d), shall apply only to Landlord's initial reletting of such space for retail or restaurant uses, and not to any subsequent reletting.
(e)    Whenever Tenant shall elect to lease any portion of the Option Premises, the same shall be leased under this Lease as aforesaid, and Landlord and Tenant shall enter into a modification of this Lease, in recordable form, setting forth the terms of such letting in accordance with the provisions of this Section 23.9.
(f)    If, pursuant to this Section 23.9, Tenant shall have had the opportunity to exercise its option to lease the Tin Building from Landlord and Tenant shall have failed timely to exercise such option, then commencing with the earlier of (a) the date of expiration of such option, and (b) the date Tenant shall give Landlord notice that Tenant declines to exercise such option, all of Landlord's obligations in respect of the Tin Building shall cease and terminate as fully as if the Tin Building were no longer part of Landlord's Premises or the Project Premises.
Section 23.10    John Street ROFO.
(a)    The provisions of this Article 23 notwithstanding, in lieu of any right or interest it currently has or may ever have, including arising from this Lease or from any other agreement with regard to that certain lot located on the southeast corner of John Street and South Street, designated as Block 74, part of Lot 1 in the Tax Map of the City of New York for the Borough of Manhattan (the "John Street Lot"), Tenant or any nominee or designee thereof reasonably approved by Landlord (“John Street Offeree”) shall have the rights set for in this Section 23.10.
(b)    If the City or its assignee shall propose to lease or sell the John Street Lot, then the City or its assignee, prior to offering such sale or lease to any party, shall give written notice of such proposed lease or sale to Tenant (a “John Street ROFO Trigger Notice”).

(c)    Within forty-five (45) days of receipt of a John Street ROFO Trigger Notice (the “John Street Exercise Period”), John Street Offeree, shall have the right to offer (which offer shall be irrevocable) to purchase or lease all of the John Street Lot, by giving written notice of such offer to Landlord (the “John Street ROFO Offer”), which John Street ROFO Offer shall set forth the cash price John Street Offeree would be willing to pay to purchase or lease the John Street Lot (the “John Street ROFO Price”).
(d)    If John Street Offeree does not timely make a John Street ROFO Offer or if John Street Offeree affirmatively waives its right of first offer in writing then (A) John Street Offeree shall be deemed to have elected not to purchase or lease the John Street Lot and (B) the City or its designee shall be free to proceed to initiate and consummate the sale or lease of the John Street Lot to any Person at any price and on such other terms as determined by the City in its sole discretion; provided, however, that if such sale or lease of the John Street Lot is not consummated within one hundred eighty (180) days after the expiration of the John Street Exercise Period, then a second attempt to consummate a sale of the John Street Lot within five years after the John Street Exercise Period shall again be subject to the provisions of this Error! Reference source not found., but no further attempts shall be subject to said provisions.
(e)    If John Street Offeree timely delivers a John Street ROFO Offer to Landlord, then at Landlord’s option, Landlord shall either:
(i)    accept the John Street ROFO Offer and proceed with the consummation of the sale of the John Street Lot in accordance with this Section 23.10 and the John Street ROFO Offer; or
(ii)    proceed to initiate and consummate the sale of the John Street Lot to a Person other than John Street Offeree (a “Third Party John Street Sale”), at a price not less than one hundred and ten percent (110%) of the John Street ROFO Price and otherwise on substantially the same or better economic terms offered by John Street Offeree (including, without limitation, any guaranties, deposits and payments and the timing thereof, which value shall be determined by Tenant and Landlord acting reasonably and in good faith); provided, however, if a Third Party John Street Sale fails to close within one hundred eighty (180) days after the John Street Exercise Period, then a second attempt to consummate a sale or lease of the John Street Lot within five years after the John Street Exercise Period shall again be subject to the provisions of this Section 23.10, but no further attempts shall be subject to said provisions.
(f)    Any closing of a sale or lease of the John Street Lot to John Street Offeree pursuant to this Section 23.10 shall be consummated in accordance with the following provisions:

(i)    closing shall occur at such date as may be agreed between Landlord and John Street Offeree, not to be earlier than sixty (60) days nor later than one hundred twenty (120) days after Landlord’s acceptance of the John Street ROFO Offer;
(ii)    Landlord shall execute and deliver to John Street Offeree such deeds, lease, instruments of conveyance, assignments and/or other instruments as may be reasonably necessary or reasonably desirable to effectuate the transfer or lease of the John Street Lot to John Street Offeree;
(iii)    the John Street ROFO Price shall be payable to Landlord at the closing in immediately available funds, in the case of a sale.
(g)    Subject to Section 23.10(d) hereof, any proposals to lease or sell the John Street Lot after an initial John Street ROFO Trigger Notice shall not be subject to the provisions of this Section 23.10.
ARTICLE 24
EVENTS OF DEFAULT, CONDITIONAL LIMITATIONS, REMEDIES, ETC.
Section 24.1    Definition. Each of the following events shall be an "Event of Default" hereunder:
(a)    if Tenant shall fail to make any payment (or any part thereof) of Rental required to be paid by Tenant hereunder and such failure shall continue for a period of ten (10) days after notice thereof from Landlord to Tenant;
(b)    if Tenant shall enter into an Assignment, Transfer or Major Sublease without compliance with the provisions of this Lease and such Assignment, Transfer or Major Sublease shall not be made to comply with the provisions of this Lease or canceled within thirty (30) days after Landlord's notice thereof to Tenant;
(c)    if Tenant shall fail to comply with its obligations pursuant to Article 14 (Maintenance and Repairs) and such failure shall continue for a period of thirty (30) days after notice thereof from Landlord to Tenant specifying such failure (unless such failure requires work to be performed, acts to be done, or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Tenant shall have commenced curing the same within the thirty (30) day period and shall diligently and continuously prosecute the same to completion);

(d)    except as may be the result of a casualty or condemnation at the Premises or Tenant undertaking a Material Alteration, if Tenant shall cease continuously to operate the Premises for the uses, in the manner and as otherwise required by this Lease and such default shall continue for a period of thirty (30) days after notice thereof from Landlord to Tenant specifying such default;
(e)    if prior to the Substantial Completion date, the Completion Guaranty is canceled or otherwise ceases to be in full force and effect (other than pursuant to its terms), and a replacement guaranty or other comparable security acceptable to Landlord (solely with respect to financial responsibility of the replacement guarantor) is not provided within thirty (30) days after notice to Tenant of the foregoing;
(f)    if prior to the Scheduled Completion Date and to the extent permitted by law, if Guarantor files a voluntary petition under the present or any future Federal Bankruptcy Code or any other present or future federal, state or other bankruptcy or insolvency statute or law or if such petition is filed against Guarantor and an order for relief is entered, or if Guarantor files a petition or an answer seeking, consenting to or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Code or any other present or future federal, state or other bankruptcy or insolvency statute or law, or seeks, or consents to, or acquiesces in, or suffers the appointment of, any trustee, receiver, custodian, sequestrator, liquidator or other similar official, of Guarantor, or of all or any substantial part of its properties and a replacement guarantor, or other party furnishing comparable security acceptable to Landlord (solely with respect to financial responsibility of the replacement guarantor) is not provided within thirty (30) days after notice to Tenant of the foregoing;
(g)    if prior to the Scheduled Completion Date and to the extent permitted by law, if within sixty (60) days after the commencement of a proceeding against Guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Code or any other present or future applicable federal, state or other bankruptcy or insolvency statute or law, such proceeding is not dismissed, or if, within one hundred twenty (120) days after the appointment, without the consent or acquiescence of Guarantor, of any trustee, receiver, custodian, Tenant, sequestrator, liquidator or other similar official of Guarantor, or of all or any substantial part of its properties, such appointment is not vacated or stayed on appeal or otherwise, or if, within one hundred twenty (120) days after the expiration of any such stay, such appointment is not vacated, and a replacement guarantor or other party furnishing comparable security acceptable to Landlord (solely with respect to financial responsibility of the replacement guarantor) is not provided within thirty (30) days after notice to Tenant of the foregoing;
(h)    [Intentionally omitted.]

(i)    if Tenant shall fail to maintain the insurance required to be maintained by Tenant pursuant to Article 7, and such failure continues for ten (10) Business Days after Landlord's notice thereof to Tenant specifying such failure;
(j)    other than with respect to the Initial Renovation Work, if Tenant shall fail to observe or perform (subject to Unavoidable Delays) one or more of the terms, conditions, covenants or agreements of this Lease not otherwise expressly provided for in this Section 24.1, and such failure shall continue for a period of thirty (30) days after Landlord's notice thereof to Tenant specifying such failure (unless such failure requires work to be performed, acts to be done, or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Tenant shall have commenced curing the same within the thirty (30) day period and shall diligently and continuously prosecute the same to completion);
(k)    to the extent permitted by law, if Tenant shall admit, in writing, that it is unable to pay its debts as such become due;
(l)    to the extent permitted by law, if Tenant shall make an assignment for the benefit of creditors;
(m)    to the extent permitted by law, if Tenant shall file a voluntary petition under Title 11 of the United States Code or if such petition shall be filed against Tenant and an order for relief shall be entered, or if Tenant shall file a petition or an answer seeking, consenting to, or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy code or any other present or future applicable Federal, State or other bankruptcy or insolvency statute or law, or shall seek, or consent to, or acquiesce in, or suffer the appointment of, any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant, or of all or any substantial part of its properties, or of the Premises or any interest of Tenant therein, or if Tenant shall take any partnership or corporate action in furtherance of any action described in Sections 24.1(k), 24.1(l) or 24.1(m) hereof;
(n)    to the extent permitted by law, if within ninety (90) days after the commencement of a proceeding against Tenant seeking any reorganization, arrangement, composition readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy code or any other present or future applicable Federal, State or other bankruptcy or insolvency statute or law, such proceeding shall not be dismissed, or if, within one hundred twenty (120) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant, or of all or any substantial part of its properties, or of the Premises or any interest of Tenant therein, such appointment shall notes be vacated or stayed on appeal or otherwise, or if, within one hundred twenty (120) days after the expiration of any such stay, such appointment shall not be vacated;

(o)    if any of the representations made by Tenant in Article 18 hereof shall be proved to be or shall have been false or incorrect in any material respect;
(p)    if (i) a levy under execution or attachment shall be made against the Premises or any part thereof, the income therefrom, this Lease or the leasehold estate created hereby and such execution or attachment cause this Lease or the Leasehold Estate to be in imminent danger of being forfeited or sold in discharge of such levy, or (ii) if a levy under execution or attachment in an amount equal to or greater than five hundred thousand dollars ($500,000) shall be made against Tenant or any of its properties other than the Premises or any part thereof, the income therefrom or the leasehold estate created hereby and such execution or attachment shall not have been vacated or removed by court order, bonding or otherwise within a period of one hundred twenty (120) days; or
(q)    Subject to Tenant's rights of contest pursuant to Section 35.3 hereof, if Tenant shall violate any of the Requirements, as required under Section 16.1 hereof and such violation shall continue for thirty (30) days following notice thereof from Landlord specifying such violation (except in the case of a violation which threatens imminent harm to persons or property, in which case (i) no such notice shall be required and (ii) no extension of any cure period shall be permitted) , unless such failure requires work to be performed, acts to be done, or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Tenant shall have commenced curing the same within the thirty (30) day period and shall diligently and continuously prosecute the same to completion.
Section 24.2    Remedies.
(a)    Enforcement of Performance. If an Event of Default occurs, Landlord may elect to proceed by appropriate judicial proceedings, either at law or in equity, to enforce performance or observance by Tenant of the applicable provisions of this Lease and/or to recover damages for breach thereof.
(b)    Expiration and Termination of Lease.
(i)    Notice. Subject to Article 11 (i.e., Mortgages) hereof, if an Event of Default occurs, then Landlord, at any time thereafter, may at its option give a written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than five (5) days after the giving of such second notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date specified in the notice were the Final Expiration Date, and Tenant shall quit and surrender the Premises forthwith. If such termination is stayed by order of any court having jurisdiction over any case described in Section 24.1(i) or (j) hereof or by federal or state statute then following the expiration of any such stay, or if the trustee appointed in any such case, Tenant or Tenant as debtor-in-

possession fails to assume Tenant's obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if the trustee, Tenant or Tenant as debtor-in-possession fails to provide adequate protection of Landlord's right, title and interest in and to the Premises and adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease as provided in Section 24.109 hereof, Landlord, to the extent permitted by law, or by leave of the court having jurisdiction over such case, shall have the right, at its election, to terminate this Lease on five (5) days notice to Tenant, Tenant as debtor-in-possession or the trustee. Upon the expiration of the five (5) day period, this Lease shall cease and Tenant, Tenant as debtor-in-possession and/or the trustee immediately shall quit and surrender the Premises.
(ii)    Re-Entry. If this Lease is terminated as provided in this Section 23.2, Landlord may, without notice, re-enter and repossess the Premises and may dispossess Tenant by summary proceedings or otherwise.
(iii)    Termination. If this Lease shall be terminated as provided in this Section 24.2:
(1)    Tenant shall pay to Landlord all Rental payable under this Lease by Tenant to Landlord to the date upon which the Term shall have expired and come to an end and Tenant shall remain liable for Rental thereafter falling due on the respective dates when such Rental would have been payable but for the termination of this Lease;
(2)    Landlord may complete all Construction Work required to be performed by Tenant or on Tenant's behalf hereunder and may repair and alter any portion(s) of the Premises in such manner as Landlord may deem necessary or advisable without relieving Tenant of any liability under this Lease or otherwise affecting any such liability, and/or let or relet the Premises or any Portion thereof for the whole or any part of the remainder of the Term or for a longer period, in Landlord's name or as agent of Tenant, and out of any rent and other sums collected or received as a result of such reletting Landlord shall (A) first, pay to itself the cost and expense of terminating what would otherwise have constituted the unexpired portion of the Term, re-entering, retaking, repossessing, repairing, altering and/or entering, completing construction of any portion(s) of the Premises and the cost and expense of removing all Persons and property therefrom, including in such costs, brokerage commissions, legal expenses and reasonable attorneys, fees and disbursements; (B) second, pay to itself the cost and expense sustained in securing any new tenants and other occupants, including in such costs, brokerage commissions, legal expenses and reasonable attorneys' fees and disbursements and other expenses of preparing any portion(s) of the Premises and, to the extent that Landlord shall maintain and operate any portion(s) of the Premises, the cost and expense of operating and maintaining same; and (C) third, pay to itself any balance remaining on account of the liability of Tenant to Landlord. Landlord in no way shall be responsible or liable for any failure to relet any portion(s) of the Premises or for any failure to collect any rent due on any such reletting, and no such failure to relet or to collect rent shall operate to relieve Tenant of any liability under this Lease or to otherwise affect any such liability.
Section 24.3    Waiver of Rights of Tenant. To the extent not prohibited by law, Tenant hereby waives and releases all rights now or hereafter conferred by statute to redemption, re-entry, repossession or restoration if Tenant is dispossessed by a judgment or order of any court or judge. Tenant shall execute, acknowledge and deliver within ten (10) days after request by Landlord any instrument that Landlord may request, evidencing such waiver or release.
Section 24.4    Receipt of Moneys After Notice or Termination. No receipt of moneys by Landlord from Tenant after the termination of this Lease, or after the giving of any notice of the termination of this Lease, shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rental payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper remedy. After the service of notice to terminate this Lease or the commencement of any suit or summary proceedings or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting the notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Premises or, at the election of Landlord, on account of Tenant's liability hereunder.
Section 24.5    Waiver of Service. Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings in connection therewith and Tenant, for and on behalf of itself and all Persons claiming through or under Tenant, also waives any and all rights (a) of redemption provided by any law or statute now in force or hereafter enacted or otherwise, or (b) of re-entry, or (c) of repossession or (d) to restore the operation of this Lease, if Tenant is dispossessed by a final, non-appealable judgment or by warrant of a court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease. The terms "enter", "re-enter", "entry" or "re-entry", as used in this Lease, are not restricted to their technical legal meanings.
Section 24.6    Strict Performance. No failure by Landlord to insist upon Tenant's strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy available to Landlord by reason of a Default or Event of Default, and no payment or acceptance of full or partial Rental during the continuance of any Default or Event of Default, shall constitute a waiver of any such Default or Event of Default or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no Default by Tenant shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any Default shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent Default.

Section 24.7    Landlord's Right to Enjoin Defaults or Threatened Defaults and Compel Specific Performances. In the event of Tenant's Default or threatened Default, Landlord shall be entitled to enjoin the Default or threatened Default and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise, and Landlord shall have the right to compel specific performance notwithstanding any other remedies that may be available to Landlord. Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.
Section 24.8    Tenant's Payment of All Costs and Expenses. Tenant shall pay Landlord all costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by Landlord in any action or proceeding to which Landlord may be made a party by reason of any act or omission of Tenant that constitutes a Default. Tenant shall also pay Landlord all costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements incurred by Landlord in enforcing any of the covenants and provisions of this Lease, unless Tenant is the prevailing party in any action or proceeding commenced to enforce any of the covenants or provisions of this Lease. All of the sums paid or obligations incurred by Landlord, with interest and costs, shall be paid by Tenant to Landlord within ten (10) days after demand.
Section 24.9    Remedies Under Bankruptcy and Insolvency Codes. If an order for relief is entered or if any proceeding or other act becomes effective against Tenant or Tenant's interest in this Lease in any proceeding which is commenced by or against Tenant under the present or any future Federal Bankruptcy Code or in a proceeding which is commenced by or against Tenant seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future applicable federal, state or other bankruptcy or insolvency statute or law, Landlord shall be entitled to invoke any and all rights and remedies available to it under such bankruptcy or insolvency code, statute or law or this Lease, including, without limitation, such rights and remedies as may be necessary to adequately protect Landlord's right, title and interest in and to the Premises or any part thereof and adequately assure the complete and continuous future performance of Tenant's obligations under this Lease. Adequate protection of Landlord's right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of Tenant's obligations under the Lease, shall include, without limitation, all of the following requirements:
(a)    that Tenant shall comply with all of its obligations under this Lease;
(b)    that Tenant shall pay Landlord, on the first day of each month occurring after the entry of such order, or on the effective date of such stay, a sum equal to the amount by which the Premises diminished in value during the immediately preceding monthly period, but, in no event an amount which is less than the aggregate Rental payable for such monthly period;

(c)    that Tenant shall continue to use the Premises in the manner required by this Lease;
(d)    that Landlord shall be permitted to supervise the performance of Tenant's obligations under this Lease;
(e)    that Tenant shall hire such security personnel as may be necessary to insure the adequate protection and security of the Premises;
(f)    that Tenant shall pay Landlord, within thirty (30) days after entry of such order or the effective date of such stay, as partial adequate protection against future diminution in value of the Premises and adequate assurance of the complete and continuous performance of Tenant’s obligations under this Lease, a security deposit in an amount acceptable to Landlord, but in no event less than the Base Rent payable hereunder, for the then current Lease Year;
(g)    that Tenant shall have and will continue to have unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease;
(h)    that Landlord shall be granted a security interest acceptable to it in property of Tenant to secure the performance of Tenant's obligations under this Lease; and
(i)    that if Tenant's trustee, Tenant or Tenant as debtor-in-possession shall assume this Lease and propose to assign it (pursuant to Title 11 U.S.C. § 365, as it may be amended) to any Person who shall have made a bona fide offer therefor, the notice of such proposed assignment, giving (i) the name and address of such Person, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Landlord to assure such Person's future performance under the Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. § 365(b), as it may be amended, shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession no later than twenty (20) days after receipt by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days before the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee, Tenant or Tenant as debtor-in-possession, given at any time before the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which may be payable by Tenant out of the consideration to be paid by such Person for the assignment of this Lease.
Section 24.10    Funds Held by Depositary. If this Lease shall terminate as a result of an Event of Default, any funds held by Depositary shall be paid to Tenant, or any Person claiming through Tenant, unless a Recognized Mortgagee has entered into a new lease pursuant to Sections 11.4 hereof. Notwithstanding the foregoing but subject to Section 7.2(a) and Section 9.2, any insurance proceeds or condemnation award then made available shall be retained by the Depositary and disbursed directly to Landlord for any Construction Work or other work to be performed by Landlord.
Section 24.11    Funds Held by Tenant. From and after the date, if any, on which Tenant receives notice from Landlord that an Event of Default shall have occurred hereunder, Tenant shall not pay, disburse or distribute any rents, issues or profits of the Premises, or portion thereof, the proceeds of any insurance policies covering or relating to the Premises or any portion thereof or any awards payable in connection with the condemnation of the Premises or any portion thereof theretofore paid to Tenant (except to the extent that such insurance proceeds or condemnation awards are required in connection with any restoration work to be performed pursuant to Article 8 or 9), except to (i) subject to (ii) below, a creditor that is not an Affiliate of Tenant or a Person who is, or who is a member of the immediate family (whether by birth or marriage) of, a member, partner, director or officer of Tenant, in payment of amounts then due and owing by Tenant to such creditors, (ii) an Affiliate of Tenant or a Person who is, or who is a member of the immediate family (whether by birth or marriage) of, a member, partner, director or officer of Tenant, in payment of amounts then due and owing by Tenant to such Affiliate or such other Person for credit, items or services provided to Tenant in connection with its operations conducted at the Premises or any portion thereof to the extent such amounts do not exceed those that are reasonably paid in arm's length transactions to Persons who are not Affiliates or such members, partners, directors, officers or family members for the extension of credit or comparable items and services, (iii) the holders of Recognized Mortgages, in payment of the principal amount, all unpaid and accrued interest and other sums then outstanding under such Recognized Mortgages and any other amounts payable pursuant to such Recognized Mortgages, (iv) in the case of insurance proceeds or condemnation awards, to the parties performing any restoration work, and (v) to satisfy Requirements; provided however, that the foregoing provisions of this Section 24.121 shall not prohibit Tenant from making distributions to such directors, officers or shareholders of Tenant or to such partners or tenants-in-common comprising Tenant, if, after making any such distributions to such directors, officers or shareholders of Tenant or to such partner or tenants-in-common comprising Tenant, Tenant shall have retained an amount which is not less than the amount which Landlord reasonably claims is due and owing in connection with such Event of Default or reasonably claims will be adequate to cure such Event of Default. The foregoing shall be subject to the rights of Landlord upon termination of this Lease pursuant to Section 24.3 and the last sentence of Section 24.11.
Section 24.12    Available Remedies. Except as otherwise provided herein, no right or remedy conferred upon Landlord in this Lease is intended to be exclusive of any other right or remedy contained in this Lease. Except as otherwise provided herein, every such right or remedy shall be cumulative and shall be in addition to each other right and remedy contained in this Lease or now or hereafter available to Landlord at law, in equity, by statute or otherwise.
Section 24.13    Survival. The rights and remedies of Landlord and the other provisions of this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 25
LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS; TENANT'S RIGHT
TO PERFORM LANDLORD'S COVENANTS
Section 25.1    Right to Perform.
(a)    Landlord's Right to Perform. If at any time Tenant shall fail to pay for or maintain any of the insurance policies required to be provided by Tenant pursuant to Article 7 hereof, or to make any other payment, including the obligation to cause the discharge of Liens pursuant to Article 17, then, upon not less than fifteen (15) Business Days' prior notice to Tenant (or, in case of any emergency or any other circumstances that may materially adversely affect Landlord, or Landlord's interest in the Premises, on such notice as may be reasonable under the circumstances), and without either releasing Tenant from any obligation of Tenant hereunder, or waiving Landlord's right to terminate this Lease upon an Event of Default in accordance with the provisions hereof, or any other right or remedy available to Landlord hereunder, at law or at equity, Landlord may (but shall not be required to):
(i)    pay for and maintain any of the insurance policies required to be furnished by Tenant pursuant to Article 7 hereof; or
(ii)    make any other payment on Tenant's part to be made in accordance with this Lease, and may take all such action as may be necessary therefor.
Section 25.2    Intentionally omitted.
Section 25.3    Amounts Paid by Landlord or Tenant.
(a)    Amounts Paid by Landlord are Rental. All sums so paid by Landlord and all costs and expenses incurred by Landlord in connection with the performance of any act pursuant to Section 25.1 shall bear interest thereon at the Late Charge Rate from the respective dates of Landlord's making of each such payment, or incurring each such cost and expense. All such sums and interest thereon shall be paid by Tenant or caused to be paid by Tenant to Landlord, upon demand, but in no event not later than the first day of the month following the giving of any notice related thereto.
(b)    Amounts Paid by Tenant. Upon demand by Tenant, Landlord shall reimburse Tenant for all sums so paid by Tenant and all costs and expenses incurred by Tenant in connection with the performance of any act pursuant to Section 25.2, plus interest thereon at the Late Charge Rate.
Section 25.4    Proof of Damages. Landlord shall not be limited in the proof of any damages that it may claim against Tenant arising out of, or by reason of, Tenant's failure to provide and keep insurance in force in accordance with the provisions of this Lease to the amount of the insurance premium or premiums not paid. Landlord shall be entitled to seek, and if successful, to recover, as damages for such Default or Event of Default, the uninsured amount of any loss and damage sustained or incurred by it and the costs and expenses of any suit in connection therewith, including attorneys' fees and disbursements.
Section 25.5    Right to Use Deposited Funds. Upon Landlord taking any action to commence and complete any of Tenant's obligations pursuant to Section 25.1 above, (a) Tenant shall, as provided in Article 8, pay immediately, or cause to be paid immediately, to Landlord, all insurance proceeds that have been received by Tenant in connection with a casualty (or proceeds of a condemnation award received in connection with a condemnation affecting part or all of the Property as provided in Article 9), reduced by (i) the costs reasonably incurred by Tenant in the collection of such proceeds and (ii) with regard to such obligations that may constitute Construction Work, those reasonable amounts that Tenant has applied to the Construction Work, and if such sums are insufficient to complete the Construction Work, Tenant on Landlord's demand shall pay the deficiency to Landlord, and (b) Lease Administrator shall pay all undisbursed moneys held by it to Landlord.
Section 25.6    Discharge of Liens. If Tenant shall fail to cause any mechanic's, laborer's, vendor's, material provider's or similar statutory Lien or any public improvement Lien to be discharged in accordance with the provisions of Article 17 hereof, Landlord may, but shall not be obligated to, discharge such Lien of record either by paying the amount claimed to be due or by procuring the discharge of such Lien by deposit or by bonding proceedings. Landlord may also compel the prosecution of an action for the foreclosure of such Lien by the lienor and the payment of the amount of the judgment in favor of the lienor with interest, costs and allowances. Any liability, cost or expense (including court costs and attorney's fees and disbursements) incurred by Landlord or Lease Administrator in connection with the discharge of any such Lien shall constitute Rental and shall be payable by Tenant upon demand therefor by either Landlord or Lease Administrator.
Section 25.7    Waiver, Release and Assumption of Obligations. Landlord's payment or performance pursuant to the provisions of this Article shall not constitute, nor be deemed to constitute (a) a waiver or release of the Default or Event of Default with respect thereto (or any past or future Default or Event of Default) or of Landlord's right to terminate this Lease and/or to take such other action as may be permissible under law or hereunder, or (b) Landlord's assumption of Tenant's obligations to pay or perform any of Tenant's past, present or future obligations hereunder.
ARTICLE 26
NOTICES
Section 26.1    All Notices, Communications, Etc. in Writing. Whenever it is provided herein that notice, demand, request, consent, approval or other communication may be given to, or served upon, either of the other, or whenever either of the parties desires to give or serve upon the other any notice, demand, request, consent, approval or other communication with respect hereto or to the Premises, each such notice, demand, request, consent, approval or other communication shall be in writing and shall be effective for any purpose if given or served as follows:
(i)    If by Landlord by personal delivery with receipt acknowledged, by reputable overnight courier, or by mailing the same to Tenant by certified mail, postage prepaid, return receipt requested, addressed to
South Street Seaport Limited Partnership,
c/o The Howard Hughes Corporation
One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, Texas 75240
Attention: Grant Herlitz, President
with copies thereof to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Benjamin F. Needell, Esq.
or to such other address(es) and attorneys as Tenant may from time to time designate by notice given to Landlord by certified mail.
(ii)    If by Tenant, by personal delivery with receipt acknowledged, by reputable overnight courier, or by mailing the same to Landlord by certified mail, postage prepaid, return receipt requested, addressed to:
City of New York,
Department of Small Business Services
110 William Street
New York, New York 10038
Attention: First Deputy Commissioner
with copies thereof to
(i) New York City Law Department,
100 Church Street,

New York, New York 10007,
Attention: Chief, Economic Development Division
and
(ii) New York City Economic Development Corporation,
110 William Street,
New York, New York 10038,
Attention: General Counsel,
or to such other address(es) and attorneys as Landlord may from time to time designate by notice given to Tenant by certified mail.
Section 26.2    Service. Every notice, demand, request, consent, approval or other communication hereunder shall be deemed to have been given if by express or certified mail, return receipt requested, on the date such receipt is dated by the Post Office or express mail carrier, as the case may be, and notice by hand or overnight courier shall be effective upon delivery, as evidenced by a signed receipt, or as of the date delivery is rejected as indicated on the return receipt.
ARTICLE 27
STREET WIDENING
Section 27.1    Proceedings for Widening Street. If any proceedings are instituted or orders made for the widening or other enlargement of any street contiguous to the Premises requiring removal of any projection or encroachment on, under or above any such street, or any changes or alteration upon the Premises, or in the sidewalks, grounds, parking facilities, plazas, areas, vaults, gutters, alleys, curbs or appurtenances, Tenant shall comply promptly with such requirements, at its sole cost and expense, and if Tenant shall fail to comply with such requirements within thirty (30) days after notice thereof by Landlord to Tenant specifying such failure (or if compliance with such requirements requires work to be performed, acts to be done or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed, as the case may be, within such thirty (30) day period, if, within such thirty (30) day period, Tenant shall fail to commence to remedy such failure or shall fail to diligently and continuously, subject to Unavoidable Delays, prosecute the same to completion), then, Landlord, upon notice to Tenant may comply with the same, and the amount expended therefor, together with any interest, fines, penalties, reasonable architects' and attorneys' fees and disbursements or other costs and expenses incurred by Landlord in effecting such compliance or as a result of Tenant's failure to so comply, shall constitute Rental hereunder and shall be payable by Tenant to Landlord on demand.
Section 27.2    Contest of Proceedings. Tenant shall be permitted to contest in good faith any proceedings or orders for street widening or any changes or alterations resulting therefrom or necessitated thereby, provided that such contest shall be brought in accordance with the provisions of Section 35.3 hereof as though Tenant were contesting a Requirement thereunder.
Section 27.3    Distribution of Award. Any award made in connection with such proceedings shall be deemed to be an award made in connection with a taking of less than all or Substantially All of the Premises and shall be paid, distributed and applied in accordance with the provisions of Section 9.2 hereof.
ARTICLE 28
EXCAVATIONS AND SHORING
Section 28.1    Excavations on Adjacent Property. If any excavation is contemplated for construction or other purposes upon property adjacent to the Premises, subject to the rights of Subtenants under the Subleases, Tenant, at its option, shall either:
(a)    afford to Landlord or, at Landlord's option, to the Person or Persons causing or authorized to cause such excavation the right to enter upon the Premises in a reasonable manner for the purpose of doing such work as may be necessary to preserve any of the walls of the Building or other structures on the Premises from injury or damage and to support them by proper foundations. If so requested by Tenant, such entry and work shall be done in the presence of a representative of Tenant, provided that such representative is available when the entry and work are scheduled to be done, and in all events such work shall be performed with reasonable diligence (subject to Unavoidable Delays) in accordance with, and subject to, any applicable Requirements, or
(b)    perform or cause to be performed, at Landlord's or such other Person's expense, all such work as may be necessary to preserve any of the walls of the Building or other structures on the Premises from injury or damage and to support them by proper foundations.
Section 28.2    No Claim Against Landlord. Tenant shall not, by reason of any such excavation or work, have any claim against Landlord for damages or for indemnity or for suspension, diminution, abatement or reduction of the Rental payable by Tenant hereunder.
ARTICLE 29
CERTIFICATES BY LANDLORD AND TENANT
Section 29.1    Certificate of Tenant. Tenant shall, within fifteen (15) days after notice by Landlord, execute, acknowledge and deliver to Landlord or any other Person specified by Landlord, a statement (which may be relied upon by such Person) (a) certifying (i) that this Lease is unmodified and in full force and effect (or if there are modifications, that this Lease, as modified, is in full force and effect and stating such modifications), and (ii) the date to which each item of Rental payable by Tenant hereunder has been paid, (b) stating (i) whether Tenant has given Landlord notice of any event that, with the giving of notice or the passage of time, or both, would constitute a default by Landlord in the performance of any covenant, agreement, obligation or condition contained in this Lease, and (ii) whether, to the best knowledge of Tenant, Landlord is in default in performance of any covenant, agreement, obligation or condition contained in this Lease, and, if so, specifying in detail each such default and (c) stating such other information as Landlord may reasonably request.
Section 29.2    Certificate of Landlord. Landlord shall, within fifteen (15) days after notice by Tenant, execute, acknowledge and deliver to Tenant, or such other Person specified by Tenant, a statement (which may be relied upon by such Person) (a) certifying (i) that this Lease is unmodified and in full force and effect (or if there are modifications, that this Lease, as modified, is in full force and effect and stating such modifications), and (ii) the date to which each item of Rental payable by Tenant hereunder has been paid, (b) stating (i) whether an Event of Default has occurred or whether Landlord has given Tenant notice of any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default, and (ii) whether, to the best knowledge of Landlord, Tenant is in Default in the performance of any covenant, agreement, obligation or condition contained in this Lease, and, if so, specifying, in detail, each such Default or Event of Default and (c) stating such other information as Tenant may reasonably request.
Section 29.3    Substantial Completion Certificate. Upon Tenant's satisfaction of the conditions required with respect to Substantial Completion of the Initial Renovation Work, Landlord, upon request of Tenant, shall deliver a certificate in recordable form confirming same and setting forth the date on which the Construction of the Building has been Substantially Completed.
Section 29.4    Authority of Party Executing Certificate. If the party delivering a certificate described in this Article 289 shall be other than an individual, the instrument shall be signed by a person authorized to execute on behalf of said party and the delivery of such instrument shall be a representation to such effect. Any such certificate may be relied upon by any prospective purchaser of the interest of Landlord or Tenant hereunder or by any prospective Mortgagee, Recognized Mortgagee or Recognized Mezzanine Lender.
ARTICLE 30
CONSENTS AND APPROVALS
Section 30.1    Effect of Granting or Failure to Grant Approvals or Consents. All consents and approvals which may be given under this Lease shall, as a condition of their effectiveness, be in writing. The granting of any consent or approval by a party to perform any act requiring consent or approval under the terms of this Lease, or the failure on the part of a party to object to any such action taken without the required consent or approval, shall not be deemed a waiver by the party whose consent was required of its right to require such consent or approval for any further similar act.

Section 30.2    Remedy for Refusal to Grant Consent or Approval. If, pursuant to the terms of this Lease, (a) any consent or approval by Landlord or Tenant is required and (b) the party receiving such request for consent or approval fails within (x) the time period required for such approval as set forth in this Lease or (y) if no time period is specified in this Lease, thirty (30) days following receipt of such request, either to grant or deny such consent or approval (setting forth, in the case of denial, the reasons for such denial in reasonable detail), then (provided the original request for consent so indicated in bold letter), such consent or approval shall be deemed granted at the expiration of (x) the time period required for such approval as set forth in this Lease, or (y) if no time period is specified in this Lease, such thirty (30) day period. If, pursuant to the terms of this Lease, any consent or approval by Landlord or Tenant is not to be unreasonably withheld or is subject to a specified standard, then in the event of a final determination that the consent or approval was unreasonably withheld or that such specified standard has been met (such that the consent or approval should have been granted), the consent or approval shall be deemed granted but the granting of the consent or approval shall be the only remedy to the party requesting or requiring the consent or approval.
Section 30.3    No Unreasonable Delay; Reasonable Satisfaction. If it is provided that a particular consent or approval by Landlord or Tenant is not to be unreasonably withheld, such consent or approval also shall not be unreasonably delayed and any matter required to be done satisfactorily or to the satisfaction of a party need only be done reasonably satisfactorily or to the reasonable satisfaction of that party.
Section 30.4    No Fees, Etc. Except as specifically provided herein, no fees or charges of any kind or amount shall be required by either party hereto as a condition of the grant of any consent or approval which may be required under this Lease.
ARTICLE 31
SURRENDER AT END OF TERM
Section 31.1    Surrender of Premises. Upon the Expiration of the Term (or upon a termination and re-entry by Landlord upon the Premises pursuant to Article 24 hereof), Tenant, without any payment or allowance whatsoever by Landlord, shall surrender the Premises to Landlord, in good order, condition and repair, reasonable wear and tear excepted, free and clear of all Subleases, liens and encumbrances other than (a) Subleases to which Landlord has given recognition pursuant to the provisions of Section 10.7 hereof, (b) those liens and encumbrances which Landlord shall have consented and agreed to writing and (c) the Title Matters. Tenant hereby waives any notice now or hereafter required by law with respect to vacating the Premises on the Expiration of the Term.
Section 31.2    Delivery of Subleases, Etc. Upon the Expiration of the Term (or upon a termination and re-entry by Landlord upon the Premises pursuant to Article 24 hereof), Tenant shall deliver to Landlord, Tenant's executed counterparts of all Subleases and any service and maintenance contracts then affecting the Premises, true and complete maintenance records for the Premises, all original (or, if unavailable, copies of) licenses and permits then pertaining to the Premises, permanent or temporary certificates of occupancy then in effect for the Building, and all warranties and guarantees then in effect which Tenant has received in connection with any work or services performed or Equipment installed in the Building, together with a duly executed assignment thereof to Landlord, and all financial reports, books and records required by Article 367 hereof, and any and all other documents of every kind and nature whatsoever in Tenant's possession relating to the operation of the Premises all to the extent necessary for the continued operation or maintenance of the Premises.
Section 31.3    Personal Property. Any personal property of Tenant or of any Subtenant which shall remain on the Premises for ten (10) days after the termination of this Lease and after the removal of Tenant or such Subtenant from the Premises, may, at the option of Landlord, be deemed to have been abandoned by Tenant or such Subtenant, and either may be retained by Landlord as its property or be disposed of, without accountability in such manner as Landlord may see fit, subject to the rights of any Recognized Mortgagee if a new lease has not been entered into pursuant to Section 11.4 hereof. Landlord shall not be responsible or any loss or damage occurring to any such property owned by Tenant or any Subtenant after the expiration of such ten (10) day period.
Section 31.4    Survival Clause. The provisions of this Article 301 shall survive the Expiration of the Term.
ARTICLE 32
ENTIRE AGREEMENT
Section 32.1    Entire Agreement. This Lease, together with the Exhibits hereto, contains all of the promises, agreements, conditions, inducements and understandings between Landlord and Tenant concerning the Premises and there are no promises, agreements, conditions, understandings, inducements, warranties or representations, oral or written, expressed or implied, between them other than as expressly set forth herein and therein.
ARTICLE 33
QUIET ENJOYMENT
Section 33.1    Quiet Enjoyment.
Landlord covenants that, as long as no Event of Default has occurred and has not been remedied, Tenant shall and may (subject to the terms and conditions of this Lease) peaceably and quietly have, hold and enjoy the Premises for the Term without molestation or disturbance by or from Landlord or any Person claiming through Landlord and free of any encumbrances except for Title Matters and those encumbrances created or suffered by Tenant.
Section 33.2    Access and Inspection.

Notwithstanding anything to the contrary in this Lease, Landlord and its agents, representatives, and designees shall have the right to enter the Premises upon reasonable notice to Tenant during regular business hours, and in accordance with Tenant's reasonable instructions, solely to: (a) ascertain whether Tenant is complying with this Lease; (b) cure Tenant's Defaults of which Landlord has given Tenant notice; (c) inspect the Premises and any Construction Work; (d) perform such tests, borings, and other analyses as Landlord shall determine may be necessary or appropriate relating to the (non)compliance of the Premises with any Environmental Law or possible existence of Hazardous Substances on, at, or under the Premises; or (e) show the Premises to prospective purchasers, transferees, or mortgagee of any of Landlord's interest in the Premises. In entering the Premises, Landlord and its designees shall not unreasonably interfere with operations on the Premises nor the use and enjoyment thereof by Tenant, Subtenants and their respective invitees, and Landlord shall comply with Tenant's reasonable instructions. Landlord shall indemnify Tenant against any claims arising from Landlord's entry upon the Premises under this paragraph or any other provision of this Lease permitting Landlord to enter the Premises (except upon termination of this Lease or upon Landlord's exercise of its right of re-entry upon an Event of Default under this Lease).
ARTICLE 34
ARBITRATION
Section 34.1    Procedure for Arbitration. In cases where this Lease expressly provides for the settlement of a dispute or question by arbitration, the arbitration shall be conducted in accordance with the following:
(a)    The party desiring arbitration shall appoint a disinterested person that satisfies the requirements of Section 34.1(a), below, as arbitrator on its behalf and give notice thereof to the other party who shall, within fifteen (15) days thereafter, appoint a second disinterested person that satisfies the requirements of Section 34.1(a), below, as arbitrator on its behalf and give notice thereof to the first party.
(b)    The two (2) arbitrators thus appointed shall together appoint a third disinterested person that satisfies the requirements of Section 34.1(a), below, within fifteen (15) days after the appointment of the second arbitrator, and said three (3) arbitrators shall, as promptly as possible, determine the matter that is the subject of the arbitration and the decision of the majority of them shall be conclusive and binding on all parties and judgment upon the award may be entered in any court having jurisdiction.
(c)    If a party who has the right pursuant to the foregoing to appoint an arbitrator fails or neglects to do so, then and in such event, the other party (or if the two (2) arbitrators appointed by the parties fail to appoint a third arbitrator when required hereunder, then either party) may apply to the American Arbitration Association (or any organization successor thereto), or in its absence, refusal, failure or inability to act, may apply for a court appointment of such arbitrator.

(d)    The arbitration shall be conducted in the City and County of New York, and to the extent applicable and consistent with this Section, shall be conducted in accordance with the commercial Arbitration Rules then obtaining of the American Arbitration Association in effect at the time of such arbitration or any successor body of similar function. Each party shall have the right to present evidence in the arbitration.
(e)    Each party shall pay (i) its own fees and expenses relating to the arbitration and its arbitrator (including, without limitation, the fees and expenses of its counsel and of experts and witnesses retained or called by it) and (ii) one-half of the fees and expenses of the third arbitrator, provided, that the arbitrators shall have the authority to award such fees and expenses in favor of the prevailing party.
(f)    Landlord and Tenant shall sign all documents and do all other things necessary to submit any such matter to arbitration and further shall, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. The arbitrators shall have no power to vary or modify any of the provisions of this Lease and their jurisdiction is limited accordingly.
(g)    Each of the arbitrators shall be a licensed professional engineer or registered architect having at least ten (10) years' experience in the design and construction of Building similar in all material respects to the Premises. If the subject matter of the dispute does not involve construction or design related issues, the arbitrators shall have at least ten (10) years experience in the subject matter that is the subject of the arbitration. To the extent applicable and consistent with this Article 34, any such arbitrations involving construction and design related issues should be conducted in accordance with the Construction Arbitration Rules then obtaining of the American Arbitration Association or any successor body of similar function.
ARTICLE 35
ADMINISTRATIVE AND JUDICIAL PROCEEDINGS, CONTESTS, ETC.
Section 35.1    Tax Contest Proceedings. Tenant shall have the exclusive right to seek reductions in the valuation of the Premises assessed for real property tax purposes and to prosecute any action or proceeding in connection therewith by appropriate proceedings diligently conducted in good faith, in accordance with the Charter and Administrative Code of the City. If the attribution by the City's Department of Finance provided for in Section 3.35 hereof is not contestable by the standard legal procedures for contesting or seeking reductions in assessment valuation, Tenant shall have the right to contest or dispute with Landlord whether, for the purpose of determining the PILOST due under this Lease, said attribution by the Department of Finance is correct and reasonable in the context of normal assessment practice in New York City, said contest to be resolved by an appropriate court. Tenant shall, during the pendency of such proceeding, comply with the provisions of Section 35.2(b) below.

Section 35.2    Imposition Contest Proceedings. Tenant shall have the right to contest, at its own cost and expense, the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith, in which event, notwithstanding the provisions of Section 4.1 hereof, payment of such Imposition may be postponed if, and only as long as:
(a)    neither the Premises nor any part thereof, is, by reason of such postponement or deferment, in danger of being forfeited and if Landlord is not in danger of being subjected to criminal liability or penalty or civil liability or penalty in excess of the amount for which Tenant has furnished security as provided in Section 35.2(b) hereof by reason of nonpayment thereof, and
(b)    Tenant has deposited with Depositary cash, bond or other security (which may include, without limitation and at Tenant's election, a guaranty from a creditworthy entity) in the amount so contested and unpaid, together with all interest and penalties in connection therewith and all charges relating to such contested Imposition that are reasonably expected to be assessed against, or become a charge on the Premises or any part thereof in or during the pendency of such proceedings. Such deposit shall be held in an interest-bearing account or in city, state or federal government obligations. The provisions of this subsection (b) shall be deemed waived if a deposit or other security is maintained for the same purpose with a Recognized Mortgagee. Upon the termination of such proceedings, Tenant shall pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which was deferred during the prosecution of such proceedings, together with any costs, fees (including, without limitation, reasonable attorneys' fees and disbursements), interest, penalties or other liabilities in connection therewith, and upon such payment, Depositary shall return to Tenant any amount or other security deposited with it with respect to such imposition, together with the interest, if any, earned thereon. However, if Depositary is so requested by Tenant, Depositary shall disburse said moneys on deposit with it directly to the Person to whom or to which such Imposition is payable and, except as otherwise specifically provided herein, return any balance to Tenant. Except as provided above, if, at any time during the continuance of such proceedings, Landlord, in its reasonable judgment, shall deem insufficient the amount or nature of the security deposited, Tenant, within ten (10) days after Landlord's demand, shall make an additional deposit of such additional sums or other acceptable security as Landlord reasonably may request, and upon failure of Tenant to so do, the amount theretofore deposited, together with the interest, if any, earned thereon, may, after not less than three (3) Business Days, notice to Tenant, be applied by Landlord to the payment, removal and discharge of such Imposition and the interest and penalties in connection therewith and any costs, fees (including, without limitation, reasonable attorneys' fees and disbursements) or other liability accruing in any such proceedings and the balance, if any, remaining thereafter, together with the interest, if any, earned thereon and remaining after application by Landlord as aforesaid, shall be returned to Tenant or to the Person entitled to receive it. If there is a deficiency, Tenant shall pay the deficiency to Landlord or the Person entitled to receive it, within ten (10) days after Landlord's demand. Nothing contained in this subsection shall be deemed to limit Tenant's obligation to make deposits provided for in Article 5 hereof.

Section 35.3    Requirement Contest. Tenant shall have the right to contest the validity of any Requirement or the application thereof. During such contest, compliance with any such contested Requirement may be deferred by Tenant on the condition that, before instituting any such proceeding, Tenant shall furnish Depositary with a surety company bond, cash deposit, letter of credit, guaranty or other security in form and amount reasonably satisfactory to Landlord, securing compliance with the contested Requirement and payment of all interest, penalties, fines, civil liabilities, fees and expenses in connection therewith. Any such proceeding instituted by Tenant shall be commenced promptly after Tenant makes its election to contest such Requirement and shall be prosecuted with diligence to final adjudication, settlement, compliance or other mutually acceptable disposition of the Requirement so contested. The furnishing of any bond, deposit, guaranty or other security notwithstanding, Tenant shall comply with any such Requirement in accordance with the provisions of Section 16.1(a) hereof if the Premises, or any part thereof, are in danger of being forfeited or if Landlord is in danger of being subjected to criminal liability or penalty, or civil liability in excess of the amount for which Tenant shall have furnished security as hereinabove provided by reason of noncompliance therewith. Tenant shall not be required to comply with the provisions of this Section 35.3 for as long as Tenant and any of Tenant's Control Affiliates whose assets are available for the payment of claims against Tenant have a net worth equal to or in excess of $100,000,000.
ARTICLE 36
APPRAISALS
Section 36.1    Procedure for Appraisals. In each instance where this Lease calls for an appraisal, such appraisal shall be conducted as follows:
(a)    Landlord shall select an appraiser no more than six (6) months and no less than three (3) months before the date when a reappraisal is called for pursuant to Section 2.23.2(b) hereof. The appraiser so selected shall prepare an appraisal report and value estimate (the value estimate so set forth in the appraisal report shall be the "Landlord's Appraisal"). Tenant shall pay for the costs of all appraisals.
(b)    Landlord shall deliver the Landlord's Appraisal and the associated appraisal report to Tenant, and Tenant shall, within thirty (30) days of receipt of Landlord's Appraisal, provide notice to Landlord that Tenant either accepts or rejects the results of the appraisal. If Tenant accepts Landlord's Appraisal, such appraisal shall then become the approved appraisal for the Premises. If Tenant rejects Landlord's Appraisal, Tenant's notice shall also contain an explanation of Tenant's objections to the appraisal and the basis for those objections. Landlord shall have the option, within thirty (30) days of receipt of Tenant's comments, either to reject Tenant's comments or to accept Tenant's comments to Landlord's Appraisal and agree to corresponding adjustments to the appraised value of the Premises. If Landlord accepts Tenant's comments, then Landlord's Appraisal, as adjusted, shall then become the approved appraisal for the Premises. If Landlord rejects Tenant's comments, then Tenant shall have the right to commission its own appraisal at its own expense. The appraiser so selected by Tenant shall prepare an appraisal report and value estimate (the value estimate so set forth in the appraisal report shall be the "Tenant's Appraisal").
(c)    The Tenant shall deliver the Tenant's Appraisal to Landlord, and if the value of the Premises reflected in Tenant's Appraisal is within ten percent (10%) of the value of the Premises reflected in Landlord's Appraisal, the mean of Tenant's Appraisal and Landlord's Appraisal shall then become the approved appraised value of the Premises. However, if the value of the Premises reflected in Tenant's Appraisal is not within ten percent (10%) of the value of the Premises reflected in Landlord's Appraisal, then Landlord shall, within thirty (30) days of receipt of Tenant's Appraisal, provide notice to Tenant that Landlord either accepts or rejects the results of Tenant's Appraisal. If Landlord accepts Tenant's Appraisal, such appraisal shall then become the approved appraisal for the Premises. If Landlord rejects Tenant's Appraisal, Landlord's notice shall also contain an explanation of Landlord's objections to the appraisal and the basis for those objections. Tenant shall have the option either to reject Landlord's comments or to accept Landlord's comments to the appraisal and agree to corresponding adjustments to the appraised value of the Premises. If Tenant accepts Landlord's comments, then Tenant's Appraisal, as adjusted, shall then become the approved appraisal for the Premises. If Tenant rejects Landlord's comments, then a third appraisal of the Premises shall be commissioned by Landlord, which third appraiser shall be appointed by the mutual agreement of the Landlord's appraiser and the Tenant's appraiser. Landlord and Tenant and their respective appraisers shall present to the third appraiser such materials and information as they deem appropriate. The third appraiser shall promptly prepare an appraisal report and value estimate (the value estimate of the third appraiser shall be the "Third Appraisal"). The Third Appraisal shall be not lower than the Tenant's Appraisal and not higher than the Landlord's Appraisal. Tenant shall pay the costs of such third appraiser. Landlord and Tenant agree that, in all cases where a Third Appraisal is commissioned pursuant to this Section 36.1(c), such Third Appraisal shall become the approved appraisal for the Premises. Any dispute over the appraisal method or the selection of an appraiser shall be resolved by arbitration, pursuant to Article 334 of this Agreement.
(d)    Any appraiser selected or appointed pursuant to this Article shall be a member of the American Institute of Real Estate Appraisers or MAI (or a successor organization), shall be an appraiser, and shall have at least fifteen (15) years appraising properties in New York City similar to the Premises. All appraisers chosen or appointed pursuant to this Article shall be sworn fairly and impartially to perform their duties as such appraiser.
(e)    Tenant shall pay the costs of all appraisals conducted pursuant to this Lease, including those appraisals commissioned by Landlord or EDC, and shall deliver payment to Landlord or EDC within thirty (30) days of demand for such payment.

ARTICLE 37
FINANCIAL REPORTS
Section 37.1    Statement. Effective upon the Scheduled Completion Date, Tenant shall furnish to Landlord, for as long as the City is the owner of the Premises and to the extent that the Administrative Code of the City Section 11-208.1 (or successor thereto) is then in force and effect, income and expense statements of the type required by such code section (or successor thereto) as if Tenant were the "owner" of the Premises as such term is used in said Section 11-208.1, such statements to be submitted within the time periods and to the address provided for in said Section 11-208.1 and shall be submitted notwithstanding that the City holds fee title to the Premises, that the Premises may therefore not be "income-producing property" as that concept is used in Section 11-208.1, or that PILOT rather than real estate taxes are being paid with respect to the Premises.
Section 37.2    Maintenance of Books and Records. Tenant shall keep and maintain (at an office in New York City), complete and accurate books and records of accounts of the operations of the Premises from which Landlord may determine for each Lease Year the items to be shown or set forth on the statements to be delivered to Landlord pursuant to Section 36.1 hereof and shall preserve, for a period of at least six (6) years after the end of each applicable period of time, the records of its operations of the Premises. However, if, at the expiration of such six (6) year period, Landlord is seeking to contest or is contesting any matter relating to such records or any matter to which such records may be relevant, Tenant shall preserve such records until one (1) year after the final adjudication, settlement or other disposition of any such contest. Tenant shall also promptly furnish to Landlord copies of all of Tenant's operating statements and financial reports from time to time furnished to each Recognized Mortgagee.
Section 37.3    Books and Records. Inspection and Audits of Books and Records. Landlord, the Comptroller and/or Landlord's agents or representatives shall have the right from time to time during regular business hours, upon two (2) Business Days notice, to inspect, audit and, at its option, duplicate, at Landlord's expense, all of Tenant's books and records and all other papers and files of Tenant relating to the operation of the Premises or to this Lease for the period for which Tenant is required to maintain its records as provided in Section 37.2. If the Comptroller establishes a policy allowing the City to provide in future leases similar to this Lease for a right to audit that extends less than the six (6) year period provided in Section 37.2 hereof, then such shorter period shall be applicable hereunder, but in no event shall such period be less than one (1) year. Tenant shall produce such books, records, papers and files upon request of Landlord, the Comptroller and/or Landlord's agents or representatives. Subject to applicable law, Landlord and the Comptroller shall hold in confidence, and shall cause Landlord's agents and representatives to hold in confidence, all information obtained from Tenant's books, records, papers and files, except as may be necessary for the enforcement of Landlord's rights under this Lease.
Section 37.4    Survival Clause. The obligations of Tenant under this Article shall survive the Expiration of the Term.

ARTICLE 38
RECORDING OF LEASE
Section 38.1    Tenant to Record. Landlord and Tenant shall promptly execute a memorandum of this Lease and of any amendments hereto and Tenant shall cause such memorandum to be recorded in the office of the Register of the City of New York (New York County) promptly after the execution and delivery of this Lease or any such amendments and shall pay and discharge all costs, fees and taxes in connection therewith. Neither Tenant nor Landlord shall record this Lease under any circumstances.
ARTICLE 39
SUBORDINATION
Section 39.1    No Subordination. Except as otherwise specifically provided herein, Landlord's interest in the Premises and in this Lease, as the same may be modified, amended or supplemented, shall not be subject or subordinate to (a) any Mortgage now or hereafter existing, (b) any other liens or encumbrances hereafter affecting Tenant's interest in this Lease and the leasehold estate created hereby or (c) any Sublease or any mortgages, liens or encumbrances now or hereafter placed on any Subtenant's interest in the Premises. This Lease and the leasehold estate of Tenant created thereby and all rights of Tenant hereunder are and shall be subject to the Title Matters.
ARTICLE 40
NONDISCRIMINATION; INVESTIGATIONS; OTHER TENANT COVENANTS
Section 40.1    Nondiscrimination and Affirmative Action.
(a)    Obligations. So long as the City is the owner of the Premises, Tenant shall be bound by the following requirements:
(i)    Tenant will not engage in any unlawful discrimination against any employee or job applicant because of race, creed, color, national origin, sex, age, disability, marital status or sexual orientation with respect to all employment decisions including, without limitation, recruitment, hiring, compensation, fringe benefits, leaves, promotion, upgrading, demotion, downgrading, transfer, training and apprenticeship, lay-off and termination and all other terms and conditions of employment;
(ii)    Tenant will not engage in any unlawful discrimination in the selection of contractors on the basis of the owner's, partner's or shareholder's race, creed, color, national origin, sex, age, disability, marital status or sexual orientation;

(iii)    Tenant will state in all solicitations or advertisements for employees placed by or on behalf of Tenant (A) that all qualified job applicants will receive consideration for employment without unlawful discrimination based on race, creed, color, national origin, sex, age, disability, marital status or sexual orientation, or (B) that Tenant is an equal opportunity employer;
(iv)    Tenant will inform its employees in writing that it "treats all employees and job applicants without unlawful discrimination as to race, creed, color, national origin, sex, age, disability, marital status or sexual orientation in all employment decisions, including, without limitation, hiring, compensation, training and apprenticeship, transfer, lay-off and termination and all other terms and conditions of employment," and that "[i]f you feel that you have been unlawfully discriminated against, you may call or write the Division of Labor Services of the Department of Small Business Services, General Counsel's Office, 110 William Street, New York, New York 10038 (212-513-6300)";
(v)    Tenant, as "Owner" (as such term is used in AIA Form 201), will include, or cause to be included, the following provisions in every construction contract of one million dollars ($1,000,000.00) or more or subcontract of seven hundred fifty thousand dollars ($750,000.00) or more in such a manner that the provision will be binding upon all contractors and subcontractors, and will cause each contractor or subcontractor engaged in Construction Work to comply with the following provisions:
By signing this contract, contractor agrees that it:
(1)    will not engage in any unlawful discrimination against any employee or job applicant because of race, creed, color, national origin, sex, age, disability, marital status or sexual orientation with respect to all employment decisions including, without limitation, recruitment, hiring, compensation, fringe benefits, leaves, promotion, upgrading, demotion, downgrading, transfer, training and apprentice-ship, layoff and termination and all other terms and conditions of employment;
(2)    will not engage in any unlawful discrimination in the selection of contractors on the basis of the owner's, partner's or shareholder's race, creed, color, national origin, sex, age, disability, marital status or sexual orientation;
(3)    will state in all solicitations or advertisements for employees placed by or on behalf of contractor (A) that all qualified job applicants will receive consideration for employment without unlawful discrimination based on race, creed, color, national origin, sex, age, disability, marital status or sexual orientation, or (B) that contractor is an equal opportunity employer;

(4)    will inform its employees in writing that it "treats all employees and job applicants without unlawful discrimination as to race, creed, color, national origin, sex, age, disability, marital status or sexual orientation in all employment decisions, including, without limitation, hiring, compensation, training and apprenticeship, transfer, lay-off and termination and all other terms and conditions of employment," and that "[i]f you feel that you have been unlawfully discriminated against, you may call or write Division of Labor Services of the Department of Small Business Services, General Counsel's Office, 110 William Street, New York, New York 10038 (212-513-6300)".
Promptly upon Landlord's request therefor, Tenant shall provide evidence to Landlord that any such contract or subcontract (or proposed contract or subcontract) contains the required language.
Section 40.2    Generally. Nothing in this Article 3940 shall be construed as an acknowledgement that the Construction of the Building is a "public work" as such term is used in Section 220 of the New York State Labor Law or a "construction project" under Executive Order No. 50, and Tenant's, employment and other obligations under Section 39.1 above are not "public work" or "construction project", nor shall Tenant's, employment and other obligations herein specifically agreed to by Tenant be construed as an acknowledgement of the application of other requirements that may apply, either now or in the future, to "public work" by operation of law, judicial decision, legislation, rules and regulations or otherwise.
Section 40.3    Cooperation by Tenant. Tenant shall cooperate fully and faithfully with any investigation, audit or inquiry conducted by any Governmental Authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a Governmental Authority that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry. If:
(a)    any Person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other Governmental Authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State of New York or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation, or any public benefit corporation organized under the laws of the State of New York, or
(b)    any Person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a Governmental Authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of a Governmental Authority that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State of New York, or any political subdivision thereof, or any local development corporation within New York City, then the commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved, to determine if any penalties should attach for the failure of a person to testify.
Section 40.4    Adjournments of Hearing, Etc. If Tenant or any agent, employee or associate of Tenant requests an adjournment in any proceeding investigating the events surrounding the negotiation and consummation of this Lease of up to thirty (30) days, such adjournment shall be granted. If a further adjournment is sought it must be done by a written request to the agency head or commissioner who convened the hearing, at least three (3) Business Days prior to the scheduled hearing date, setting forth the reasons for the request. If the commissioner or agency head denies the request for an additional adjournment, then Tenant, its agent, employee or associate must appear at the scheduled hearing or commence an action to obtain a court order, pursuant to Article 78 of the Civil Practice Laws and Rules, substantiating a claim that the denial of the adjournment was capricious or arbitrary. If Tenant, its agent, employee or associate fails to appear at the rescheduled hearing or to diligently pursue such judicial relief, as the case may be, then, if in the sole judgment of the commissioner or agency head the failure to appear would have a material adverse effect on the investigation, the commissioner or agency head who convened the hearing may suspend this Lease pending the final determination pursuant to Section 40.6 below without the City incurring any penalty or damages for delay or otherwise; provided, that the right to suspend this Lease shall not be invoked if Tenant shall have discharged or disassociated itself from such agent, employee or associate and said agent, employee or associate is not reemployed either directly or indirectly or otherwise compensated by Tenant.
Section 40.5    Penalties. The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:
(a)    The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any Person, or any entity of which such Person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City, and/or
(b)    The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this Lease, nor the proceeds of which pledged, to an unaffiliated and unrelated Recognized Mortgagee for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination. Monies due for goods delivered, work done, rentals or fees accrued prior to the cancellation or termination shall be paid by the City.

Section 40.6    Criteria for Determination. The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in subsections (a) and (b) below; he or she may also consider, if relevant and appropriate, the criteria established in subsections (c) and (d) below in addition to any other information which may be relevant and appropriate:
(a)    the entity's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge or disassociation of any Person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought;
(b)    the relationship of the Person who refused to testify to any entity that is a party to the hearing, including but not limited to whether the Person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the Person has within the entity;
(c)    the nexus of the testimony sought to the subject entity and its contract, leases, permits or license with the City;
(d)    the effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under Section 40.5 above, provided, that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in Section 40.3 above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.
Section 40.7    Solicitation. In addition to, and notwithstanding any other provision of this Lease, the commissioner or other agency head whose agency is a party in interest to this Lease may declare a Default under this Lease in the event Tenant fails to report promptly in writing to the Commissioner of Investigation of the City, any solicitation from Tenant or Principals of Tenant of money, goods, requests or future employment or other benefit or thing of value, which request is made by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Lease by Tenant or affecting the performances of Tenant's obligations under this Lease. Tenant may cure such Default by removing such Principal of Tenant and causing him to divest himself from any interest in this Lease or the Premises.
Section 40.8    Definitions. As used in this Article:
(a)    The term "license" or "permit" shall mean a license, permit, franchise or concession not granted as matter of right.

(b)    The term "entity" shall mean any firm, partnership, corporation, association or Person that receives moneys, benefits, licenses, leases or permits from or through New York City or otherwise transacts business with New York City.
(c)    The term "member" shall mean any Person associated with another Person or entity as a partner, director, officer, principal or employee.
Section 40.9    Employment Reporting and Requirements. Tenant shall comply with the following employment reporting and related requirements:
(a)    With regard to each period from July 1 through June 30 (a “Fiscal Year”) any part of which falls within the seven (7) year period following the Amendment Commencement Date (such seven (7) year period, the “Reporting Period”), Tenant shall submit to Landlord, for each Fiscal Year, by August 1 following the end of such Fiscal Year, an employment and benefits report (the “Employment and Benefits Report”) in the form attached hereto as Exhibit H (with the dates therein updated to reflect the applicable Fiscal Year). Tenant shall include in such Employment and Benefits Report information collected by Tenant from Subtenants.
(b)    During the Reporting Period, Tenant shall, in good faith, consider such proposals as the City and/or any City-related entities may make with regard to jobs Tenant may seek to fill in relation to its activities on or concerning the Premises and shall provide the City and such entities with the opportunity to (i) refer candidates who are City residents having the requisite experience for the positions in question, and/or (ii) create a program to train City residents for those jobs (it being understood that Tenant shall not be required to hire any candidate which Tenant, in good faith, considers unqualified for the applicable position).
(c)    Each Sublease entered into by Tenant prior to the end of the Reporting Period shall include provisions requiring the Subtenant:
(i)    with regard to each Fiscal Year during the Reporting Period, to complete with regard to itself and its sub-subtenants items 1-5, 15 and 16 of the Employment and Benefits Report (with the dates therein updated to reflect the applicable Fiscal Year), to sign such report and to submit it to Tenant before August 1 immediately following such Fiscal Year; and
(ii)    in good faith, to consider such proposals as the City and/or City- related entities may make with regard to any jobs such Subtenant may seek to fill in relation to its activities on or concerning the Premises, and to provide the City and such entities with the opportunity to (A) refer candidates who are City residents having the requisite experience for the positions in question, and/or (B) create a program to train City residents for those jobs, and to report to Landlord, upon Landlord’s request, regarding the status of its consideration of such proposals (it being understood that Tenant shall not be required to hire any candidate which Tenant, in good faith, considers unqualified for the applicable position).
(d)    Each Sublease shall provide that both Tenant and Landlord and their respective designees shall be beneficiaries of each such agreement by the Subtenant. Tenant shall reserve the right, on behalf of itself and Landlord, and their respective designees, as such third party beneficiaries, to seek specific performance by such Subtenant, at the expense of such Subtenant, of the obligations set forth in this Section 40.9. Tenant’s obligations under this Section 40.09 shall be limited to the extent that Tenant receives the relevant information from its Subtenants and in no event shall Tenant be required to issue a notice of default or terminate a Sublease as a result of a Subtenant’s failure to provide such information.
(e)    Tenant shall retain for six (6) years all forms completed by Tenant and any Subtenants and, at Landlord’s request, shall permit Landlord upon reasonable notice, to inspect such forms and provide Landlord copies thereof.
Section 40.10    Tenant Covenants. Tenant covenants and agrees to be bound by the following covenants, which shall be binding for the benefit of Landlord and enforceable by Landlord against Tenant to the fullest extent permitted by law and equity:
(a)    Tenant (and any subtenants of the Premises or any part thereof) shall comply with all applicable federal, state, and local laws in effect from time to time prohibiting discrimination or segregation by reason of age, race, creed, religion, sex, color, national origin, ancestry, sexual orientation or affectional preference, disability, or marital status (collectively, "Prohibited Distinctions") in the sale, lease, or occupancy of the Premises.
(b)    Tenant shall not effect or execute any sublease of the Premises, or any part thereof, if restricted upon the basis of any Prohibited Distinction.
(c)    Tenant (and any subtenants of the Premises or any part thereof) shall include the covenants of (a) and (b) in any sublease of the Premises entered into after the date hereof.
(d)    So long as the City or its designee shall be Landlord, Tenant shall comply with the provisions of Executive Order No. 50 (April 25, 1980) as amended, or any successor thereto, as long as such executive or any successor thereto, in whatever form and whenever enacted, is in force, in whole or in part, and the regulations promulgated thereunder and orders of the Director of the Division of Labor Services (subject to any applicable future amendments to Executive Order No. 50), and Tenant shall incorporate the language required thereby in any construction contract related to Construction Work.

(e)    In no event shall Tenant be required to issue a notice of default or terminate a Sublease as a result of a Subtenant’s failure to comply with the provisions of this Section 40.10.
ARTICLE 41
ADVERTISING AND SIGNAGE
Section 41.1    Advertising and Signage. Any revenue generated by advertising, signage, naming or sponsorship of the Project shall be retained by, and shall be the sole property of, Tenant.
ARTICLE 42
MISCELLANEOUS
Section 42.1    Captions. The captions of this Lease are for the purpose of convenience of reference only, and in no way define, limit or describe the scope or intent of this Lease or in any way affect this Lease.
Section 42.2    Table of Contents. The Table of Contents is for the purpose of convenience of reference only, and is not to be deemed or construed in any way as part of this Lease.
Section 42.3    "Including"; "Herein;" "Shall". The term "including" as used in this Lease, shall be deemed to mean "including, without limitation." The terms "hereby", "hereof, "hereto", "herein", "hereunder" and any similar terms shall refer to this Lease, and "hereafter" shall mean after, and "heretofore" shall mean before, the date of this Lease. Wherever a party hereto "shall" perform (or cause to be performed) any obligations hereunder, such performance shall be at such party's sole cost and expense, unless otherwise expressly provided in this Lease.
Section 42.4    [Intentionally omitted.].
Section 42.5    Reference to Landlord and Tenant. The use herein of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual Landlord or Tenant, and the use herein of the words "successors and assigns" or "successors or assigns" of Landlord or Tenant shall be deemed to include the heirs, legal representatives and assigns of any individual Landlord or Tenant.
Section 42.6    Relationship of Landlord and Tenant. This Lease is not to be construed to create a partnership or joint venture between the parties, it being the intention of the parties hereto only to create a landlord and tenant relationship.
Section 42.7    Person Acting on Behalf of a Party Hereunder. If more than one Person is named as, or becomes a party hereunder, the other party may require the signatures of all such Persons in connection with any notice to be given or action to be taken hereunder by the party acting through such Persons. Each Person acting through or named as a party shall be fully liable for all of such party's obligations hereunder, subject to Sections 42.8 and 42.10 hereof. Any notice by a party to any named as the other party shall be sufficient and shall have the same force and effect as though given to all Persons acting through or named as such other party.
Section 42.8    Landlord's Liability. The liability of Landlord hereunder for damages or otherwise shall be limited to Landlord's interest in the Premises, the proceeds of any insurance policies relating to the Premises, any awards payable in connection with any condemnation of the Premises or any part thereof. Neither Landlord nor any of the directors, officers, employees, shareholders, agents or servants of Landlord shall have any liability (personal or otherwise) hereunder beyond Landlord's interest in the Premises and this Lease. No other property or assets of Landlord or any property of the directors, officers, employees, shareholders, agents or servants of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies hereunder. Notwithstanding anything herein contained to the contrary, Landlord's interest in the Premises and this Lease shall not be deemed to include (i) any rights, claims or interests of the City that may exist at any time pursuant to any loan document or any note or mortgage to which the City is a party or given to the City in connection with the Premises, (ii) any rights, claims or interests of the City that may arise at any time from, or be a result of, its acting in its governmental capacity, or (iii) any rents, issues or proceeds from, or in connection with, the Premises which have been distributed by the City. The provisions of this Section shall survive the Expiration of the Term.
Section 42.9    Remedies Cumulative. Each right and remedy of any party provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by any party of any one or more of the rights or remedies provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by any party of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.
Section 42.10    Tenant's Liability. Except to the extent of any Rental due under this Lease accruing prior to the date on which Tenant has surrendered possession and control of the Premises in accordance with this Lease, the liability of Tenant hereunder for damages or otherwise shall be limited to Tenant's interest in the Premises, and the proceeds of any insurance policies covering or relating to the Premises and any awards payable in connection with the condemnation of the Premises or any part thereof to the extent actually received by Tenant and fraudulently misapplied by Tenant. Landlord shall not look to any other property or assets of Tenant, if any, or to the property or assets of any of the Affiliates, directors, officers, employees, shareholders, agents or servants of Tenant or of any partners, joint venturers or tenants-in-common comprising Tenant, and no property or assets of any of the aforesaid Persons shall be subject to levy, execution or other enforcement procedure for the satisfaction of Landlord's remedies and Tenant's liabilities hereunder. The provisions of this Section 42.10 shall survive the Expiration of the Term. Following a Transfer of this Lease by Tenant, Tenant shall be released from all obligations and liability in respect of the period following such Transfer; provided, however, if any such Transfer relates to less than all of the Premises, such release shall only apply with respect to that portion of the Premises the subject of the Transfer.

Section 42.11    Merger. There shall be no merger of this Lease or the leasehold estate created hereby with the fee estate in the Premises or any part thereof by reason of the same Person acquiring or holding, directly or indirectly, this Lease and the leasehold estate created hereby or any interest in this Lease or in such leasehold estate as well as the fee estate in the Premises.
Section 42.12    Waiver, Modification, Etc. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no Default thereof by Tenant or Landlord's failure to perform them shall be changed, modified, altered, waived or terminated except by a written instrument of change, modification, alteration, waiver or termination executed by the other party. No waiver of any Default shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent Default thereof.
Section 42.13    Depositary Charges and Fees. Tenant shall pay any and all fees, charges and expenses owing to Depositary in connection with any services rendered by Depositary pursuant to the provisions of this Lease.
Section 42.14    Ownership of Deposited Funds. Subject to application in accordance with the terms of this Lease, all funds held by Depositary pursuant to this Lease, while held by Depositary, shall be and shall be deemed to be the property of Tenant, subject to a perfected security interest therein or Landlord.
Section 42.15    Governing Law. This Lease shall be governed by, and be construed in accordance with, the laws of the State of New York.
Section 42.16    Successors and Assigns. The agreements, terms, covenants and conditions herein shall be binding upon, and inure to the benefit of, Landlord and Tenant and, except as otherwise provided herein, their respective successors and assigns.
Section 42.17    Change in Policy. If at any time subsequent to the Commencement Date, Landlord shall cease to require provisions similar to the provisions of Sections 40.1 or 42.178 hereof in its ground leases with developers, or if such provisions in such other ground leases with Tenant or an Affiliate of Tenant are less restrictive than the provisions of Sections 40.1 or 42.178 hereof, then the provisions of such Section shall be deemed modified to conform to such less restrictive provisions, or if such other ground leases with Tenant or an Affiliate of Tenant omit provisions dealing with the subject matter described in such Section altogether, then such Section shall be deemed terminated and of no further force or effect. Landlord shall promptly notify Tenant of any such deemed modification or termination.
Section 42.18    Indictment.
(a)    If any grand jury impaneled by any federal or state court files an indictment with such court charging Tenant or any Principal of Tenant (such indicted Person, the "Indicted Party") with having committed an intentional felony in connection with the Project or any other matter, then Landlord shall convene a hearing (the "Hearing") before a panel of three persons consisting of (i) the City's Deputy Mayor for Economic Development, (ii) the President

of EDC and (iii) the Corporation Counsel of the City, or a duly authorized designee of any of them, or such substitute persons as the City's Mayor may designate (the "Hearing Officers"). Such hearing shall be held upon not less than forty-five (45) days written notice to the Indicted Party and Tenant for the purpose of determining whether it is in the best interest of the City to require the Indicted Party to assign its interest in this Lease or in Tenant, as the case may be. At the Hearing, Tenant and the Indicted Party shall have the opportunity to be represented by counsel and to make a presentation to the Hearing Officers orally and in writing. The Hearing Officers shall consider and address in reaching their determination (x) the nexus of the conduct charged in the indictment to this Lease, (y) the deleterious effect which an Assignment of the Indicted Party's interest in this Lease or in Tenant, as the case may be, would have on the economic development interests of the City which this Lease is intended to promote, and (z) any other relevant matters. The Hearing Officers shall render a decision in writing within twenty (20) days of the last day of the Hearing. If the Hearing Officers decide by a majority vote that it is in the best interest of the City to require an Assignment by the Indicted Party, then Landlord shall notify the Indicted Party and Tenant of the Hearing Officers' decision within five (5) days of the date thereof. The Indicted Party shall assign its interest in this Lease or in Tenant, as the case may be, within six (6) months of the date of the notice of such decision by the Hearing officers to an Assignee Reasonably Satisfactory to Landlord, unless, in the case of an Indicted Party that is a Principal of Tenant, Tenant causes such Indicted Party to cease its involvement with Tenant, by resignation, removal or sale of its interest in Tenant (as applicable), prior to the conclusion of such six (6) month period. The Indicted Party may receive the consideration for such Assignment in installment payments, provided that such consideration shall be for a sum certain (if paid in money) and that following such Assignment the Indicted Party shall have no further interest in the Project or in any profits therefrom.
(b)    Any failure of (i) Tenant to cause an Indicted Party that is a Principal of Tenant to cease its involvement with Tenant, (ii) the Indicted Party to assign its interest in this Lease or in Tenant, as the case may be, or (iii) an Assignee Reasonably Satisfactory to Landlord, acting as a trustee (as contemplated below), to assign the Indicted Party's interest in this Lease or in Tenant, as the case may be, following a Conviction within the time and in the manner provided hereunder, shall be deemed to be a Default by Tenant hereunder. Upon the occurrence of such Default, Landlord and the Recognized Mortgagee shall have all of the rights and remedies provided hereunder in the case of a Default by Tenant.
(c)    "Assignee Reasonably Satisfactory to Landlord" means any Person (w) who is a Recognized Mortgagee or Recognized Mezzanine Lender or (y) that delivers to Landlord a Required Disclosure Statement without any modifications thereto that are not acceptable to Landlord acting in its sole discretion and is not an Affiliate of the Indicted Party and who is either (A) a Person who is satisfactory to the Recognized Mortgagee and any Recognized Mezzanine Lender, and who is financially capable of performing the Indicted Party's obligations as set forth hereunder or (B) a Person (other than a Person who is, or who is a member of the immediate family (whether by birth or marriage) of, a member, partner, director or officer of the Indicted Party) who is acting in a fiduciary capacity as an independent trustee for the benefit of the Indicted Party for the purpose of actively managing this Lease or the Indicted Party's Interest in Tenant, as the case may be. The trust agreement between the Indicted

Party and the trustee shall be reasonably satisfactory to Landlord, the Recognized Mortgagee and Recognized Mezzanine Lender. The trust agreement shall provide in substance, inter alia, as follows:
(i)    If (x) the Indicted Party is found not guilty of the felony for which it is indicted by a court of competent jurisdiction or (y) the felony charges against such Indicted Party are dismissed, then the trustee shall reassign the Indicted Party's interest in Tenant or in this Lease, as the case may be, to the Indicted Party.
(ii)    If (x) the Indicted Party is found guilty of the felony for which it is indicted by a court of competent jurisdiction and such verdict is affirmed by the court having ultimate jurisdiction to hear an appeal of such conviction or the period of appeal expires or the Indicted Party waives any right to appeal such determination or (y) the Indicted Party pleads guilty to the felony for which it is indicted (either (x) or (y) above, a "Conviction"), then the trustee shall assign this Lease or the indicted Party's interest in Tenant, as the case may be, within six months Of the date of the Conviction to an Assignee Reasonably Satisfactory to Landlord pursuant to subsection (a) above.
(iii)    During the pendency of any such trust, the Indicted Party shall exercise no control over the Project, but may make contributions to the Project and receive distributions therefrom.
(d)    This Section 42.18 shall apply only for so long as the City or an agency or instrumentality thereof shall be the owner of the Premises.
Section 42.19    Claims. Any and all claims asserted by or against Landlord arising under this Lease or related hereto shall be heard and determined either in the courts of the United States ("Federal Courts") located in New York City or in the courts of the State of New York ("New York State Courts") located in New York City. To effect this agreement and intent, Landlord and Tenant agree as follows:
(a)    If Landlord initiates any action against Tenant in Federal Court or in New York State Court, service of process may be made on Tenant either in person, wherever Tenant may be found, or by registered mail (return receipt requested) addressed to Tenant at its address as set forth in this Agreement, or to such other address as Tenant may provide to Landlord in writing.
(b)    With respect to any action between Landlord and Tenant in New York State Court, Tenant hereby expressly waives and relinquishes any rights it might otherwise have (i) to move to dismiss on grounds of forum non conveniens, (ii) to remove to Federal Court outside New York City, and (iii) to move for a change of venue to New York State Court outside New York City.

(c)    With respect to any action between Landlord and Tenant in Federal court located in the City, Tenant expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a Federal court outside the City.
(d)    If Tenant commences any action against Landlord in a court located other than in the City and State of New York, then, upon request of Landlord, Tenant shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, then Tenant shall consent to dismiss such action without prejudice and may thereafter reinstitute the action in a court of competent jurisdiction in New York City.
Section 42.20    FIRPTA Provisions. During the Term, Landlord shall furnish Tenant with certifications substantially in the form of Exhibit K annexed hereto at such time(s) as (a) there is any transfer in interest in Landlord or (b) Landlord transfers by whatsoever means or by operation of law all or any portion of its interest in the Premises. In the event Tenant is at any time (and from time to time) required to pay any withholding or similar tax (regardless of how the same may be characterized) attributable to Landlord's status as a non-resident alien, foreign corporation or other foreign person under applicable laws and regulations, Tenant, notwithstanding anything in this Lease to the contrary, shall be permitted to offset the amount so withheld against payments of Rental payable hereunder.
Section 42.2    Invalidity of Certain Provisions. If any term or provision of this Lease or the application thereof to any Person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Lease, and the application of such term or provision to Persons or circumstances other than those as to which it is held invalid and unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law, provided that such invalidity or unenforceability shall not materially affect the transactions contemplated in this Lease.
Section 42.22    Lease Administrator. Tenant understands, acknowledges and agrees that, until Tenant is notified to the contrary by Landlord, Lease Administrator will administer this Lease on behalf of Landlord, and unless and until such notice is received, Tenant agrees to accept from Lease Administrator any notices of default, notices of termination, bills, invoices and any other notices and demands executed and/or delivered by Lease Administrator as having been fully authorized by Landlord and having the same force, effect and validity as if executed and/or delivered by Landlord. Tenant further understands, acknowledges and agrees that AIDC performs property management services for EDC under contract, and that AIDC may perform lease administration functions on behalf of Lease Administrator with respect to this Lease.
Section 42.23    Right to Use Renderings and Photographs.
Notwithstanding any other provisions of this Lease, Lease Administrator may, with the prior written approval of Tenant, use such photographs and artist's renderings of the Project as Tenant shall approve, in its marketing and promotional materials.

Section 42.24    Counterparts. This Lease may be executed simultaneously in two or more counterparts, each of which will be deemed an original and all of which taken together shall constitute but one and the same agreement, and it shall not be necessary in making proof of this Lease to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

THE CITY OF NEW YORK

By:	/s/ Andrew Schwartz
Name: Andrew Schwartz
Title: Deputy Commissioner, Legal
Approved as to Form:

By:	/s/ Authorized Signatory
Acting Corporation Counsel

TENANT:

SOUTH STREET SEAPORT LIMITED PARTNERSHIP

By:
Name:
Title:

STATE OF NEW YORK	)
: SS.:
COUNTY OF	)
On    6/27   , 2013, before me, the undersigned, personally appeared Andrew Schwartz personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Jung Choi
Notary Public

STATE OF NEW YORK	)
: SS.:
COUNTY OF	)
On _____________, 20 ___, before me, the undersigned, personally appeared _______________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

THE CITY OF NEW YORK

By:
Name:
Title:
Approved as to Form:
By: __________________________
Acting Corporation Counsel

TENANT:

SOUTH STREET SEAPORT LIMITED PARTNERSHIP

By:	/s/ Grant Herlitz
Name: Grant Herlitz
Title: President
[Amended and Restated Lease]

STATE OF NEW YORK	)
: SS.:
COUNTY OF NEW YORK	)
On June 26th, 2013, before me, the undersigned, personally appeared Grant Herlitz personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Joan Cooney
Notary Public

[Amended and Restated Lease]